UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

LINCOLN ELECTRIC HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc. (Lincoln), which will be held at 11:30 a.m., local time, on Friday, April 29, 2011 at the Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio. A map showing the location of the Annual Meeting is printed on the outside back cover of the proxy statement.

Enclosed with this letter are the Annual Meeting notice, proxy statement, proxy card and an envelope in which to return the proxy card. Also enclosed is a copy of the Annual Report. The Annual Report and proxy statement contain important information about Lincoln, as well as our Board of Directors and executive officers. Please read these documents carefully.

If you are a registered holder of shares of Lincoln common stock or a participant in The Lincoln Electric Company Employee Savings Plan (401(k) plan), as a convenience to you and as a means of reducing costs, you may choose to vote your proxy electronically using the Internet or a touch-tone telephone instead of using the conventional method of completing and mailing the enclosed proxy card. Electronic proxy voting is permitted under Ohio law and our Amended and Restated Regulations. You will find instructions on how to vote electronically in the proxy statement and on the proxy card. Having the freedom to vote by means of the Internet, telephone or mail does not limit your right to attend or vote in person at the Annual Meeting, if you prefer. If you plan to attend the Annual Meeting, please check the attendance box on the enclosed proxy card, or when prompted if you cast your vote over the Internet or by telephone.

We look forward to seeing you at the Annual Meeting.

Sincerely,

John M. Stropki, Jr.

Chairman, President and Chief Executive Officer

Lincoln Electric Holdings, Inc.

March 18, 2011

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc. will be held at 11:30 a.m., local time, on Friday, April 29, 2011, at the Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio. Shareholders will be asked to vote on the following proposals:

(1)	Election of four Directors, each to hold office until the 2014 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

(2)	Ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2011;

(3)	To approve, on an advisory basis, the compensation of our named executive officers;

(4)	To recommend, on an advisory basis, the frequency of the shareholder vote on the compensation of our named executive officers;

(5)	To re-approve the performance measures under our 2006 Equity and Performance Incentive Plan; and

(6)	Any other business properly brought before the meeting, or any postponement(s) or adjournment(s) of the meeting.

Shareholders of record as of the close of business on March 2, 2011, the record date, are entitled to vote at the Annual Meeting.

Frederick G. Stueber

Senior Vice President,

General Counsel and Secretary

March 18, 2011

Your Vote is Very Important – Please Vote Promptly

Whether or not you plan to attend the Annual Meeting, we recommend that you mark, date, sign and return promptly the enclosed proxy card in the envelope provided or you may vote your shares electronically either by telephone (1-800-690-6903) or over the Internet (www.proxyvote.com).

If your shares are not registered in your own name and you would like to attend the Annual Meeting, please bring evidence of your share ownership with you. You should be able to obtain evidence of your share ownership from the bank, broker, trustee or other nominee that holds the shares on your behalf.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2011.

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Annual Report, are available free of charge on the following website: www.lincolnelectric.com/proxymaterials.

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 29, 2011

GENERAL INFORMATION

Who is soliciting proxies and why? Who is paying for the cost of this proxy solicitation?

The enclosed proxy is being solicited by our Board of Directors and we will pay the cost of the solicitation. Certain of our officers and other employees may also solicit proxies by telephone, letter or personal interview, but will not receive any additional compensation for these activities. We have engaged Morrow & Co., LLC to assist us in the solicitation of proxies. We expect to pay Morrow approximately $10,000 for these services plus expenses. In addition, we reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of our common stock and obtaining their proxies. We will begin mailing this proxy statement on or about March 18, 2011.

If your shares are held in your name, in order to vote your shares you must either attend the Annual Meeting and vote in person or appoint a proxy to vote on your behalf. Because it would be highly unlikely that all shareholders would be able to attend the Annual Meeting, the Board recommends that you appoint a proxy to vote on your behalf, as indicated on the accompanying proxy card, or appoint your proxy electronically via telephone or the Internet.

How do we distribute materials to shareholders sharing the same address?

To reduce the expense of delivering duplicate voting materials to shareholders who share the same address, we have taken advantage of the “householding” rules enacted by the Securities and Exchange Commission (SEC). As long as we provide proper notice to such shareholders, these rules permit us to deliver only one set of voting materials to shareholders who share the same address, meaning only one copy of the Annual Report, proxy statement and any other shareholder communication will be sent to those households. Each shareholder will, however, receive a separate proxy card.

How do I obtain a separate set of communications to shareholders?

If you share an address with another shareholder and have received only one copy of the Annual Report, proxy statement or any other shareholder communication, you may request that we send a separate copy of these materials to you at no cost to you. For this meeting and for future Annual Meetings, you may request separate copies of these materials. You may also request that we send only one set of these materials to you if you are receiving multiple copies. You may make these requests by sending a written notice to the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 St. Clair Avenue, Cleveland, Ohio 44117. You may also request separate copies of these materials for this meeting and for future Annual Meetings by calling Roy Morrow, our Director of Corporate Relations, at 216-383-4893.

Who may vote?

Record holders of shares of common stock of Lincoln Electric Holdings, Inc. as of the close of business on March 2, 2011, the record date, are entitled to vote at the Annual Meeting. On that date, 42,152,819 shares of our common stock were outstanding. Each share is entitled to one vote on each proposal brought before the meeting.

What is required for there to be a quorum at the Annual Meeting?

Holders of at least a majority of the shares of our common stock issued and outstanding on the record date (March 2, 2011) must be present, in person or by proxy, for there to be a quorum in order to conduct business at the meeting. Abstentions and broker non-votes (described below) will count for purposes of determining if there is a quorum.

What is the difference between holding shares as a shareholder of record and as a beneficial holder?

•

Shareholder of Record. If your shares are registered in your name with our transfer agent/registrar, Wells Fargo Bank, N.A., you are considered the shareholder of record and these proxy materials have been sent directly to you. You may vote in person at the meeting. You may also grant us your proxy to vote your shares by telephone, via the Internet or by mailing your signed proxy/voting instruction card in the postage-paid envelope provided. The card provides the voting instructions.

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Beneficial Holder of Shares Held in “Street Name”. If your shares are held in a brokerage account, by a trustee, or by another nominee, then that other person/entity is considered the shareholder of record and the shares are considered held in “street name.” We sent these proxy materials to that other person/entity, and they have been forwarded to you with a voting instruction card. As the beneficial owner of the shares, you have the right to direct your broker, trustee or other nominee on how to vote and you are also invited to attend the meeting. However, if you are a beneficial holder, you are not the shareholder of record and you may not vote your street name shares in person at the meeting unless you obtain a legal proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote them at the meeting. Please refer to the information your broker, trustee, or other nominee provided to see what voting options are available to you. If you have not heard from your broker or bank, please contact them as soon as possible.

What shares are included on the proxy card?

If you are both a registered shareholder of our common stock and a participant in The Lincoln Electric Company Employee Savings Plan (401(k) plan), you may have received one proxy card that shows all shares of our common stock registered in your name, including any dividend reinvestment plan shares, and all shares you have (based on the units credited to your account) under the 401(k) plan. Accordingly, your proxy card also serves as your voting directions to the 401(k) plan Trustee.

Please note, however, that unless the identical name(s) appeared on all your accounts, we were not able to consolidate your share information. If that was the case, you received more than one proxy card and must vote each one separately. If your shares are held through a bank, broker, trustee or some other nominee, you will receive either a voting form or a proxy card from them, instructing you on how to vote your shares. This may also include instructions on telephone and electronic voting. If you are both a record holder of shares and a beneficial holder of additional shares, you will receive a proxy card(s) directly from us as well as a voting instruction card from your bank, broker or other nominee.

What is a broker non-vote and what effect does it have?

Brokers or other nominees who hold our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner. However, your broker or other nominee is not permitted to vote on your behalf on the election of directors (Proposal 1) and other non-routine matters (including Proposals 3, 4 and 5) unless you provide specific voting instructions to them by completing and returning the voting instruction card sent to you or by following the instructions provided to you by your broker, trustee or nominee to vote your shares via telephone or the Internet.

A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Therefore, if you hold your shares beneficially through a broker, trustee or other nominee, you must communicate your voting instructions to them to have your shares voted.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote (i.e., it will not be considered a vote “cast”) with respect to a particular proposal.

What proposals am I being asked to vote on and what vote is required to approve each proposal?

You are being asked to vote on five proposals on the proxy card:

•

Proposal 1 (Election of Directors) requests the election of four Directors. You can specify whether your shares should be voted for all, some or none of the nominees. Under Ohio law and our Articles of Incorporation, if a quorum is present, the Director nominees receiving the greatest number of votes will be elected (plurality). However, we have adopted a majority voting policy that is applicable in uncontested elections of Directors. This means that the plurality standard will determine whether a Director nominee is elected, but our majority voting policy will further require that the number of votes cast “for” a Director must exceed the number of votes “withheld” from that Director or the Director must submit his or her resignation. The Nominating and Corporate Governance Committee would then consider whether to accept or reject the resignation. Broker non-votes and abstentions will have no effect on the election of Directors and are not counted under our majority voting policy.

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Proposal 2 (Ratification of Independent Auditors) requests that shareholders ratify the appointment of Ernst & Young LLP as our independent auditors. You can specify whether you want to vote “for” or “against”, or abstain from voting for this proposal. Proposal 2 requires the affirmative vote of a majority of the shares of Lincoln common stock present or represented by proxy and entitled to vote on the matter when a quorum is present. This means that the number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal. Votes on Proposal 2 that are marked “abstain” will have the same effect as votes “against” the proposal. Broker non-votes will have no effect on the result of this proposal.

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Proposal 3 (Advisory Vote on Executive Compensation) requests an advisory vote on our executive compensation. You may vote “for” or “against’, or abstain from voting for this proposal. Although the vote is not binding on us, Proposal 3 requires the affirmative vote of a majority of the shares of Lincoln common stock present or represented by proxy and entitled to vote on the matter when a quorum is present. This means that the number of votes cast “for” the proposal must exceed the number of votes “against” the proposal. Votes on Proposal 3 that are marked “abstain” will have the same effect as votes “against” the proposal. Broker non-votes will have no effect on the results of this proposal.

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Proposal 4 (Advisory Vote on the Frequency of an Executive Compensation Vote) requests an advisory vote on how frequently shareholders will be asked to vote on executive compensation. You may vote to hold such elections once every one, two or three years, or you may abstain from voting on this proposal. We will consider the period that receives the greatest number of votes cast (when a quorum is present) to be the advisory vote, although such vote is not binding on us. Votes on Proposal 4 that are marked “abstain” and broker non-votes will have no effect on the results of this proposal.

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Proposal 5 (Re-Approval of Performance Measures under our 2006 Equity and Performance Incentive Plan) requests that the shareholders re-approve the performance measures under that plan. You may vote “for” or “against”, or abstain from voting for this Proposal. Proposal 5 requires the affirmative vote of a majority of the shares of Lincoln common stock present or represented by proxy and entitled to vote on the matter when a quorum is present. This means that the number of votes cast “for” the proposal must exceed the number of votes “against” the proposal. Votes on Proposal 5 that are marked “abstain” will have the same effect as votes “against” the proposal. Broker non-votes will have no effect on the results of this proposal.

Lincoln is asking for your vote on Proposals 3 and 4 pursuant to requirements under newly adopted amendments to Schedule 14A of the Securities Exchange Act of 1934. Lincoln has not previously held advisory votes on the compensation of our named executive officers or on the preferred frequency of such votes. We currently expect that the next advisory vote on the compensation of our named executive officers will be held at the 2012 Annual Meeting. The Directors do not know of any other matters that are to be presented at the meeting. If any other matters come before the meeting of which we failed to receive notice within the 30-day period from

December 31, 2010 through January 30, 2011 (or that applicable laws otherwise would permit proxies to vote on a discretionary basis), it is intended that the persons authorized under solicited proxies will vote on the matters in accordance with their best judgment.

How do I vote?

Registered Holders

If your shares are registered in your name, you may vote in person or by proxy, in any ONE of the following ways.

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Using a Toll-Free Telephone Number. After reading the proxy materials and with your proxy card in front of you, you may call the toll-free number 1-800-690-6903, using a touch-tone telephone. Have the information that is printed on your proxy card, in the box marked by the arrow available, and follow the instructions.

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Over the Internet. After reading the proxy materials and with your proxy card in front of you, you may use a computer to access the website www.proxyvote.com. Have the information that is printed on your proxy card, in the box marked by the arrow available, and follow the instructions.

•	By Mail. After reading the proxy materials, you may mark, sign and date your proxy card and return it in the enclosed prepaid and addressed envelope.

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In Person at the Meeting. If you plan to attend the Annual Meeting in person, you must provide proof of your ownership of our common stock and a form of personal identification for admission to the meeting. If you hold your shares in street name, and you also wish to vote at the meeting, you must obtain a proxy, executed in your favor, from your bank or broker. NOTE: Because your 401(k) plan shares are held in a qualified plan, you are not able to vote 401(k) plan shares at the Annual Meeting.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Participants in the 401(k) Plan

If you participate in the 401(k) plan, the plan’s independent Trustee, Fidelity Management Trust Company, will vote your 401(k) plan shares according to your voting directions. You may give your voting directions to the plan Trustee in any ONE of the three ways set forth above under “Registered Holders.” If you do not return your proxy card or do not vote over the Internet or by telephone, the Trustee will not vote your plan shares. Each participant who gives the Trustee voting directions acts as a named fiduciary for the 401(k) plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Beneficial holders of shares held in “street-name”

If your shares are held by a bank, broker, trustee or some other nominee (in street-name), that entity will give you separate voting instructions. Brokers are not entitled to vote on the election of Directors, the advisory vote on executive compensation, the advisory vote on the frequency of the advisory vote on our executive compensation, or the re-approval of the performance measures under our 2006 Equity and Performance Incentive Plan unless they receive voting instructions from the beneficial owner. Therefore, it is important that you instruct your bank, broker or nominee on how you want your shares voted.

What happens if I sign, date and return my proxy but do not specify how I want my shares voted on the proposals?

Registered Shareholders

If you sign, date and return your proxy card but do not specify how you want to vote your shares, your shares will be voted FOR the election of all the Director nominees, FOR the ratification of the appointment of our independent auditors, FOR the approval of the compensation of our named executive officers, for ONE YEAR as the frequency of the shareholder vote on the compensation of our named executive officers, and FOR the re-approval of the performance measures under our 2006 Equity and Performance Incentive Plan.

“Street-Name” Shareholders

Your broker or nominee may vote your uninstructed shares only on those proposals on which it has discretion to vote. Your broker or nominee does not have discretion to vote your uninstructed shares on non-routine matters such as the election of Directors, Proposals 3 and 4 (advisory proposals) and Proposal 5 (re-approval of performance measures). However, your broker or nominee does have discretion to vote your uninstructed shares on routine matters such as Proposal 2 (ratification of independent auditors).

May I revoke my proxy or change my vote?

Yes. You may change or revoke your proxy prior to the closing of the polls in any one of the following FOUR ways:

1.	by sending a written notice to our Corporate Secretary stating that you want to revoke your proxy;

2.	by submitting a properly completed and signed proxy card with a later date (which will automatically revoke the earlier proxy);

3.	by entering later-dated telephone or Internet voting instructions (which will automatically revoke the earlier proxy); or

4.

by voting in person at the Annual Meeting after requesting that the earlier proxy be revoked. NOTE: Because 401(k) plan shares are held in a qualified plan, you are not able to revoke or change your vote on 401(k) plan shares at the Annual Meeting.

If your shares are held by a bank, broker, trustee or some other nominee, you will have to check with your bank, broker, trustee or other nominee to determine how to change your vote. Also note that if you plan to attend the Annual Meeting, you will not be able to vote in person at the meeting any of your shares held by a nominee unless you have a valid proxy from the nominee. If you plan to attend the Annual Meeting, please check the attendance box on the enclosed proxy card or indicate so when prompted if you are voting by telephone or over the Internet.

Who counts the votes?

We have engaged Broadridge Financial Solutions, Inc. as our independent agent to receive and tabulate the votes. Broadridge will separately tabulate “for”, “against” and “withhold” votes, votes on the frequency of holding an advisory vote on our executive compensation (one, two or three years), abstentions and broker non-votes. Broadridge will also act as our inspector of elections at the Annual Meeting. All properly signed proxy cards and all properly recorded Internet and telephone votes (including votes marked “abstain” and broker non-votes) will be counted to determine whether or not a quorum is present at the meeting.

May I receive future shareholder communications over the Internet?

If you are a registered shareholder, you may consent to receiving future shareholder communications (e.g., proxy materials, Annual Reports and interim communications) over the Internet instead of the mail. You give your consent by marking the appropriate box on your proxy card or following the prompts given you when you vote by telephone or over the Internet. If you choose electronic access, once there is sufficient interest in electronic delivery, we will discontinue mailing proxy statements and Annual Reports to you. However, you will still receive a proxy card, together with a formal notice of the meeting, in the mail.

Providing shareholder communications over the Internet will reduce our printing and postage costs and the number of paper documents that you would otherwise receive. If you give your consent, there is no cost to you for this service other than charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise.

If your shares are held through a bank, broker, trustee or some other nominee, check the information provided by that entity for instructions on how to choose to access future shareholder communications over the Internet.

In addition, our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, Annual Report and this proxy statement are available free of charge on the following website: www.lincolnelectric.com/proxymaterials.

When are shareholder proposals due for the 2012 Annual Meeting?

In order for proposals to be considered for inclusion in next year’s proxy statement for the 2012 Annual Meeting, a shareholder proposal submitted under Rule 14a-8 of the Securities Exchange Act of 1934 must be received in writing by the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 Saint Clair Avenue, Cleveland, Ohio 44117-1199 on or before November 19, 2011 and it must otherwise comply with Rule 14a-8. In addition, if shareholders want to present proposals at our 2012 Annual Meeting other than through the process set forth in Rule 14a-8, they must comply with the requirements set forth in our Regulations. Specifically, they must provide written notice containing certain information as described in our Regulations and such notice must be received no later than January 30, 2012 and no earlier than December 31, 2011. If notices delivered pursuant to the Regulations are not timely received, then we will not be required to present such proposals at the 2012 Annual Meeting. If the Board of Directors chooses to present any information submitted after the deadlines set forth in the Regulations at the 2012 Annual Meeting, then the persons named in proxies solicited by the Board for the 2012 Annual Meeting may exercise discretionary voting power with respect to such information.

May I submit a nomination for Director?

Our Amended and Restated Regulations permit shareholders to nominate one or more persons for election as a Director but require that nominations be received in the Corporate Secretary’s Office at least 80 days before the date of the annual meeting at which the nomination is to be made, as long as we publicly announced the date of the annual meeting more than 90 days prior to the annual meeting date. Alternatively, shareholder nominations for Director must be received in the Corporate Secretary’s Office no later than the close of business on the tenth day following the day on which we publicly announced the date of the annual meeting in those instances when we have not publicly announced the date of the annual meeting more than 90 days prior to the annual meeting date. For complete details on the nomination process, contact our Corporate Secretary at the address below.

To nominate a candidate for election, you must send a written notice to the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 Saint Clair Avenue, Cleveland, Ohio 44117-1199. The notice must include certain information about you as a shareholder of Lincoln and about the person you intend to nominate, including a statement about the person’s willingness to serve, if elected. Specifically, each notice must include: (1) the name and address of the shareholder who intends to make the nomination and of the person(s) to be nominated, (2) a representation that the shareholder is a holder of record of stock of Lincoln entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice, (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made by the shareholder, (4) such other information regarding each nominee proposed by the shareholder as would be required to be included in the proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by our Board of Directors, and (5) the consent of each nominee to serve as a director of Lincoln if so elected.

For this year’s Annual Meeting, we had to receive nominations not later than the close of business on February 8, 2011 as we publicly announced the date of this year’s Annual Meeting on January 13, 2011, which is more than 90 days prior to this year’s Annual Meeting date. Accordingly, no additional nominations can be made for this year’s Annual Meeting.

How do I contact Lincoln?

For general information, shareholders may contact Lincoln at the following address:

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

Attention: Roy Morrow, Director, Corporate Relations

Throughout the year, you may visit our website at www.lincolnelectric.com for information about current developments at Lincoln.

How do I contact the Directors?

Shareholders may send communications to any or all of our Directors through the Corporate Secretary at the following address:

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

Attention: Corporate Secretary

The name of any specific intended Board recipient should be noted in the communication. The Corporate Secretary will forward such correspondence only to the intended recipients. Prior to forwarding any correspondence, the Corporate Secretary will review such correspondence and, in his discretion, not forward certain items if they are deemed of a frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere within Lincoln for review and possible response.

DIRECTORS

ELECTION OF DIRECTORS

(Proposal 1)

Our Regulations provide for three classes of Directors whose terms expire in different years. Ohio’s General Corporation Law provides that, unless another voting standard is stipulated in the Articles of Incorporation, if a quorum is present, the Director nominees receiving the greatest number of votes will be elected as Directors of Lincoln (plurality). In addition, we have adopted a majority voting policy with respect to uncontested elections of Directors. The majority voting policy is described in detail below under “Corporate Governance.” Accordingly, for the 2011 Annual Meeting, the plurality standard will determine whether a Director nominee is elected but, under our majority voting policy, if any Director fails to receive a majority of the votes cast in his or her favor, the Director will be required to submit his or her resignation to the Board promptly after the certification of the election results. The Nominating and Corporate Governance Committee of the Board would then consider each resignation and recommend to the Board whether to accept or reject it.

During 2010, the Board increased its size from 10 to 11 Directors and, on February 10, 2010, Mr. Christopher L. Mapes was elected by the Directors then in office to fill the vacancy created by the Board expansion. Mr. Mapes joined the class of Directors whose term ends at this year’s Annual Meeting. Mr. Mapes was recommended as a Director by a search consultant not retained by us. Management referred the matter to Mr. Adams, our Lead Director and Chair of the Nominating and Corporate Governance Committee, who, in conjunction with other members of the Board and the Committee, reviewed Mr. Mapes’ skills and qualifications against the criteria used to assess director candidates (as described in our Guidelines on Significant Corporate Governance Issues).

There are currently four Directors in a class to hold office until the 2011 Annual Meeting of Shareholders, three Directors in a class to hold office until the 2012 Annual Meeting of Shareholders and four Directors in a class to hold office until the 2013 Annual Meeting of Shareholders, in each case to serve until their successors are duly elected and qualified.

Election of Four Directors to Serve Until 2014

At the 2011 Annual Meeting, four Directors will be elected to serve for a three-year term until the 2014 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Unless otherwise directed, shares represented by proxy will be voted FOR the following:

Class of 2014.    The class of Directors whose term ends in 2014 has been fixed at four. David H. Gunning, G. Russell Lincoln, Christopher L. Mapes and Hellene S. Runtagh are standing for election. All of the nominees have been elected previously by the shareholders, except for Mr. Mapes.

Each of the nominees has agreed to stand for election and has agreed, in accordance with our majority voting policy, to tender his/her resignation in the event that he/she fails to receive a majority of the votes cast in his/her favor. If any of the nominees is unable to stand for election, the Board may provide for a lesser number of nominees or designate a substitute. In the latter event, shares represented by proxies solicited by the Directors may be voted for the substitute. We have no reason to believe that any of the nominees will be unable to stand for election.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR DAVID H. GUNNING, G. RUSSELL LINCOLN, CHRISTOPHER L. MAPES AND HELLENE S. RUNTAGH

Annual Meeting Attendance

Directors are expected to attend each annual meeting. All of the Director nominees, as well as the continuing Directors, plan to attend this year’s Annual Meeting. At the 2010 Annual Meeting, all of our Directors were in attendance.

DIRECTOR BIOGRAPHIES

The following table sets forth biographical information about the Director nominees and the Directors whose terms of office will continue after this Annual Meeting. Except as otherwise indicated, each of the Director nominees and continuing Directors has held the occupation listed below for more than five years.

None of the Director nominees or continuing Directors has any special arrangement or understanding with any other person pursuant to which the Director nominee or continuing Director was or is to be selected as a Director or nominee. There are no family relationships, as defined by SEC rules, among any of our Directors or executive officers. SEC rules define the term “family relationship” to mean any relationship by blood, marriage or adoption, not more remote than first cousin.

NOMINEES FOR ELECTION

David H. Gunning

Age:	68

Term Expires/Service:	2011 – Standing for election at this Annual Meeting to serve until 2014; Director since 1987.

Recent Business Experience:

Mr. Gunning is the former Vice Chairman of Cliffs Natural Resources, Inc. (an iron ore and coal mining company formerly known as Cleveland-Cliffs Inc), a position he held from 2001 until his retirement in 2007. Prior to that Mr. Gunning served as Chairman, President and Chief Executive Officer of Capital American Financial Corp. Mr. Gunning is also a lawyer and practiced law for many years as a corporate partner with Jones Day.

Directorships:

Mr. Gunning has served on the Board of Directors of Development Alternatives, Inc. since before 1993 and MFS Funds, Inc. since 2004. In addition, Mr. Gunning served on the Boards of Directors of Cliffs Natural Resources, Inc. from 2001 to 2007, Portman Mining Ltd. From 2005 to 2008 and Southwest Gas Corporation from 2000 to 2004.

Director Qualifications:

Mr. Gunning brings to the Board and its Finance Committee (where he is Chair) and the Nominating and Corporate Governance Committee chief executive officer and senior management experience (with public companies), public company board experience and corporate legal skills. Additionally, Mr. Gunning’s relatively long tenure as a Director provides the Board with a valuable perspective on Lincoln’s challenges within its industry.

G. Russell Lincoln

Age:	64

Term Expires/Service:	2011 – Standing for election at this Annual Meeting to serve until 2014; Director since 1989.

Recent Business Experience:

Mr. Lincoln is President of N.A.S.T. Inc. (a personal investment firm), a position he has held since 1996. Prior to joining N.A.S.T. Inc., Mr. Lincoln served as the Chairman and Chief Executive Officer of Algan, Inc.

Director Qualifications:

As an entrepreneurial businessman with experience, including 25 years running a $50 million business, Mr. Lincoln understands business risk and the importance of hands-on management. Mr. Lincoln is the grandson of J. F. Lincoln, who pioneered the use of incentive management, and he appreciates our corporate culture. His leadership role and his investment experience serve Lincoln Electric well as a member of the Compensation and Executive Development and Finance Committees of the Board.

Christopher L. Mapes

Age:	49

Term Expires/Service:	2011 – Standing for election at this Annual Meeting to serve until 2014; Director since February 2010.

Recent Business Experience:

Mr. Mapes is Executive Vice President of A. O. Smith Corporation (a global manufacturer with a water heating and water treatment technologies business and an electric motor and motor solutions business, both of which have residential, commercial, industrial and consumer applications) and the President of its Electrical Products unit, a position he has held since 2004. Prior to joining A.O. Smith, he was the President, Motor Sales and Marketing of Regal Beloit Corporation (a manufacturer of electrical and mechanical motion control products) from 2003 to 2004. From 1990 to 2003, Mr. Mapes was the President, Global OEM Business Group at Superior Essex, Inc. (a wire and cable manufacturer).

Director Qualifications:

As an executive officer of a large, global public company engaged in manufacturing operations, Mr. Mapes understands the challenges of global growth. He is also familiar with the welding industry generally, given that one of his former employers (Superior Essex) has been a supplier to Lincoln. In addition to his business management experience, Mr. Mapes also has a law degree.

Hellene S. Runtagh

Age:	62

Term Expires/Service:	2011 – Standing for election at this Annual Meeting to serve until 2014; Director since 2001.

Recent Business Experience:

Ms. Runtagh was President and Chief Executive Officer of the Berwind Group (a diversified pharmaceutical services, industrial manufacturing and real estate company) in 2001. From 1997 through 2001, Ms. Runtagh was Executive Vice President of Universal Studios (a media and entertainment company). Prior to joining Universal Studios, Ms. Runtagh spent 27 years at General Electric Company (a diversified industrial company) in a variety of leadership positions.

Directorships:

Ms. Runtagh has served as a Director on the Board of Directors of Harman International Industries, Inc. since 2008 and NeuStar, Inc. since 2006. In addition, Ms. Runtagh was a member of the Board of Directors of IKON Office Solutions Inc. from 2007 to 2008, Avaya Inc. from 2003 to 2007 and Covad Communications Group from 1999 to 2006.

Director Qualifications:

Ms. Runtagh has over 30 years of experience in management positions with global companies. Ms. Runtagh’s responsibilities in management have ranged from marketing and sales to finance, as well as engineering and manufacturing. Ms. Runtagh’s diverse management experience, including growing those businesses while maintaining high corporate governance standards, and her extensive experience as a director of public companies, make her well-positioned for her role as a Director, a member of the Audit Committee and Chair of the Compensation and Executive Development Committee of the Board.

CONTINUING DIRECTORS

Harold L. Adams

Age:	71

Term Expires/Service:	2012; Director since 2002 and Lead Director since 2004.

Recent Business Experience:

Mr. Adams has been Chairman Emeritus of RTKL Associates Inc. (an architectural and engineering firm) since 2003, and is the former Chairman, President and Chief Executive Officer of RTKL, a position he held from 1967 to 2003.

Directorships:	Mr. Adams has been a member of the Board of Directors of Commercial Metals Company since 2004 and Legg Mason, Inc. since 1988.

Director Qualifications:

Mr. Adams served for 36 years as Chairman, President and Chief Executive Officer of an international architectural firm with 14 offices worldwide. Mr. Adams has also served as a leader on U.S. business advisory councils with Korea and China and the Services Policy Advisory Board to the U.S. Trade Negotiator, and is Chairman of the Governor’s International Advisory Council for the State of Maryland. In these roles, Mr. Adams worked in every major international market in a myriad of economic climates and cultures. He also supervised the Chief Financial Officer and accounting department, dealing with independent auditors on global financial issues. With years of experience serving on public company Boards and as an accomplished businessman, Mr. Adams is a key member of the Board and serves as its Lead Director. He also serves as the Chair of the Nominating and Corporate Governance Committee and as a member of the Compensation and Executive Development Committee.

Robert J. Knoll

Age:	69

Term Expires/Service:	2012; Director since 2003.

Recent Business Experience:

Mr. Knoll is a former Partner of Deloitte & Touche LLP (an accounting firm), a position he held from 1978 to his retirement in 2000. From 1995 to 1999, Mr. Knoll served as National Director of the firm’s Accounting and Auditing Professional Practice with oversight responsibility for the firm’s accounting and auditing consultation process, SEC practice and risk management process.

Director Qualifications:

Mr. Knoll brings a wealth of accounting and auditing experience, with 32 years as a certified public accountant and 22 years as a partner at Deloitte & Touche LLP. Mr. Knoll’s experience directing complex audit processes, and his understanding of the operations of international manufacturing companies similar to Lincoln, provides the Board with valuable expertise and qualifies Mr. Knoll as the Board’s financial expert. This experience also makes Mr. Knoll an important member of the Audit Committee (where he is Chair) and the Finance Committee.

John M. Stropki

Age:	60

Term Expires/Service:	2012; Director since 1998.

Recent Business Experience:

Mr. Stropki is Chairman, President and Chief Executive Officer of Lincoln. Mr. Stropki was elected President and Chief Executive Officer in June 2004 and Chairman in October 2004. From 2003 to 2004, Mr. Stropki was Executive Vice President and Chief Operating Officer of Lincoln. From 1996 to 2003, Mr. Stropki was Executive Vice President of Lincoln and President, North America.

Directorships:	Mr. Stropki has been a member of the Board of Directors of The Sherwin-Williams Company since 2009.

Director Qualifications:

Mr. Stropki has over 37 years of experience with Lincoln, starting as a college intern, later joining Lincoln as a sales representative and then progressing through the ranks to run the North American business and take over as CEO during 2004. Mr. Stropki has extensive knowledge of Lincoln’s business, its longstanding management philosophies (including the incentive management system), and the welding industry in general. Mr. Stropki is a leader and an active participant in several industry organizations. Mr. Stropki is the only member of management serving on the Board.

Stephen G. Hanks

Age:	60

Term Expires/Service:	2013; Director since 2006.

Recent Business Experience:

Mr. Hanks is the former President of the Washington Division of URS Corporation (a design, engineering, construction and management solutions company), headquartered in San Francisco, California, a position he held from 2007 until his retirement in 2008. From 2000 to 2007, Mr. Hanks served as the President, and from 2001 to 2007, served as the Chief Executive Officer of Washington Group International, Inc. (a design, engineering, construction and management solutions company), which merged with URS Corporation in 2007. Mr. Hanks also formerly served as Washington Group International, Inc.’s Executive Vice President, Chief Legal Officer and Secretary.

Directorships:

Mr. Hanks was a member of the Board of Directors of URS Corporation from 2007 until his retirement in 2008. Mr. Hanks was on the Board of Directors of Washington Group International, Inc. Mr. Hanks currently serves on the Board of Directors of McDermott International, Inc., a position he has held since 2009, and The Babcock &Wilcox Company, a position he has held since July 2010.

Director Qualifications:

Mr. Hanks’ leadership of a U.S. publicly-held company with international reach has provided him with extensive experience dealing with the issues that such companies confront. His diverse professional skill set, including finance and legal competence, make him a valuable member of the Board and the Committees upon which he serves.

Kathryn Jo Lincoln

Age:	56

Term Expires/Service:	2013; Director since 1995.

Recent Business Experience:

Ms. Lincoln is Chair/Chief Investment Officer of the Lincoln Institute of Land Policy (a non-profit educational institution teaching land economics and taxation), a position she has held since 1996. Ms. Lincoln also served as President of the Lincoln Foundation, Inc. (a non-profit foundation that supported the foregoing Institute until the two entities merged in 2006) from 1999 through 2006.

Directorships:	Ms. Lincoln is an Advisory Board Member of the Johnson Bank, Arizona Region, a position she has held since 2006, before which she was a Board Member of Johnson Bank Arizona, N.A. beginning in 2001.

Director Qualifications:

Ms. Lincoln’s leadership experience with a non-profit education and research institution where she has played a crucial role in strategic planning and asset allocation, as well as her experience with the Chautauqua Institution and an international non-profit organization related to land use/policy, make Ms. Lincoln a valuable contributor to a well rounded board. In addition, as a Lincoln family member and long-standing Director of Lincoln Electric, Ms. Lincoln has a keen sense of knowledge about Lincoln Electric and its founding principles.

William E. MacDonald, III

Age:	64

Term Expires/Service:	2013; Director since 2007.

Recent Business Experience:

Mr. MacDonald is the former Vice Chairman of National City Corporation (a diversified financial holding company), a position he held from 2001 until his retirement in 2006, where he was responsible for its seven-state regional and national corporate banking businesses, the Risk Management and Credit Administration unit, Capital Markets and the Private Client Group. Mr. MacDonald joined National City in 1968 and, during his tenure, held a number of key management positions, including Senior Executive Vice President of National City Corporation and President and Chief Executive Officer of National City’s Ohio bank.

Directorships:

Mr. MacDonald has been a member of the Board of Directors of American Greetings Corporation since 2007. In addition, Mr. MacDonald served on the Board of Directors of MTC Technologies, Inc. from 2002 to 2008 and The Lamson & Sessions Co. from 2006 to 2007 when, in each case, the boards were dismantled as a result of divestitures.

Director Qualifications:

Mr. MacDonald brings experience in leading a large corporate organization with over 35,000 employees and structuring complex financing solutions for large and middle-market businesses to the Board and its Compensation and Executive Development and Finance Committees. In addition to his expertise in economic issues, Mr. MacDonald appreciates the human resources and development challenges facing a growing global company.

George H. Walls, Jr.

Age:	68

Term Expires/Service:	2013; Director since 2003.

Recent Business Experience:

General Walls is the former Chief Deputy Auditor of the State of North Carolina, a position he held from 2001 through 2004. General Walls retired from the U.S. Marine Corps in 1993 with the rank of Brigadier General, after nearly 29 years of distinguished service.

Directorships:

General Walls has served on the Board of Directors of The PNC Financial Services Group, Inc. since 2006. In addition, he was a member of the Board of Directors of Thomas Industries, Inc. from 2003 to 2005 when the board was dismantled as a result of a divestiture.

Director Qualifications:

General Walls brings to the Board substantial financial acumen and experience supervising the audits of various government entities, which serves him well as a member of the Audit Committee of the Board. General Walls also has significant experience in the leadership, management and ethics of large, complex organizations, aiding him in his services on the Nominating and Corporate Governance Committee of the Board. General Walls understands the welding industry and at one point in time had oversight responsibility for the Marine Corps welding school and development program.

DIRECTOR COMMITTEES AND MEETINGS

We have a separately-designated standing Audit Committee established in accordance with SEC rules. We also have standing Compensation and Executive Development, Nominating and Corporate Governance and Finance Committees. Information on each Committee is set forth below.

Audit Committee

Members:

Robert J. Knoll (Chair), Stephen G. Hanks, Kathryn Jo Lincoln, Christoper L. Mapes (from February 10, 2010), Hellene S. Runtagh and George H. Walls, Jr., each of whom meets the independence standards set forth in the NASDAQ listing standards, and each of whom the Board of Directors has determined to have the financial competency required by the listing standards. In addition, because of Mr. Knoll’s professional training and past employment experience as described above under the caption “Director Biographies,” the Board of Directors has determined that he is a financially sophisticated Audit Committee Member under the NASDAQ listing standards and that he qualifies as an “audit committee financial expert” in accordance with SEC rules. Shareholders should understand that Mr. Knoll’s designation as an “audit committee financial expert” is an SEC disclosure requirement and that it does not impose upon him any duties, obligations or liabilities that are greater than those generally imposed on him as a member of the Audit Committee and the Board.

Number of 2010 Meetings:	Five

Principal Responsibilities:	• appoints and determines whether to retain or terminate the independent auditors

• approves all audit engagement fees, terms and services

• approves any non-audit engagements

• reviews and discusses the independent auditors’ quality control

• reviews and discusses the independence of the auditors, the audit plan, the conduct of the audit and the results of the audit

• reviews and discusses with management Lincoln’s financial statements and disclosures, its interim financial reports and its earnings press releases

• reviews with Lincoln’s General Counsel legal matters that might have a significant impact on our financial statements

• oversees compliance with our Code of Corporate Conduct and Ethics, including annual reports from compliance officers

• reviews with management the appointment, replacement, reassignment or dismissal of the Vice President, Internal Audit, the internal audit charter, internal audit plans and reports

• reviews with management the adequacy of internal control over financial reporting

A copy of this Committee’s Charter (i) may be found on our website at www.lincolnelectric.com and (ii) will be made available upon request to our Corporate Secretary.

Compensation and Executive Development Committee

Members:

Hellene S. Runtagh (Chair), Harold L. Adams, Stephen G. Hanks, G. Russell Lincoln and William E. MacDonald, III, each of whom meets the independence standards set forth in the NASDAQ listing standards and each of whom is deemed to be (1) an outside Director within the meaning of Section 162(m) of the U.S. Internal Revenue Code, and (2) a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934.

Number of 2010 Meetings:	Five

Principal Responsibilities:	• reviews and establishes total compensation of our Chief Executive Officer and other executive officers

• annually assesses the performance of our Chief Executive Officer and other executive officers

• monitors our key management resources, structure, succession planning, development and selection processes and the performance of key executives

• reviews and recommends to the Board, in conjunction with the Nominating and Corporate Governance Committee, the appointment and removal of our elected officers

• administers our employee stock and incentive plans and reviews and makes recommendations to the Board concerning all employee benefit plans

• reviews and recommends to the Board new or amended executive compensation plans

The Committee does not generally delegate any of its authority to other persons, although it has the power to delegate authority. Two exceptions to the foregoing are that the authority to delegate is not permitted with respect to awards under our 2006 Equity and Performance Incentive Plan to any executive officers or any person subject to Code Section 162(m) and any delegation under our 2007 Management Incentive Compensation Plan (2007 MICP), a plan which relates to awards subject to Code Section 162(m), is subject to Section 162(m) limitations on delegation. See the Compensation Discussion and Analysis section below for more information on the Committee’s role with respect to executive compensation.

A copy of this Committee’s Charter (i) may be found on our website at www.lincolnelectric.com and (ii) will be made available upon request to our Corporate Secretary.

Nominating and Corporate Governance Committee

Members:	Harold L. Adams (Chair), David H. Gunning, Kathryn Jo Lincoln and George H. Walls, Jr., each of whom meets the independence standards set forth in the NASDAQ listing standards.

Number of 2010 Meetings:	Five

Principal Responsibilities:	• reviews external developments in corporate governance matters, and develops and recommends to the Board corporate governance principles for Lincoln

• identifies and evaluates Board member candidates

• reviews Director compensation, benefits and expense reimbursement programs

• reviews periodically the quality, sufficiency and currency of information furnished to the Board by Lincoln management

• reviews and recommends, in conjunction with the Compensation and Executive Development Committee, the appointment and removal of our elected officers

In evaluating Director candidates, including persons nominated by shareholders, the Committee expects that any candidate for election as a Director of Lincoln must have these minimum qualifications:

• demonstrated character, integrity and judgment

• high-level managerial experience or experience dealing with complex problems

• ability to work effectively with others

• sufficient time to devote to the affairs of Lincoln and these specific qualifications

• specialized experience and background that will add to the depth and breadth of the Board

• independence as defined by the NASDAQ listing standards

• financial literacy

In evaluating candidates to recommend to the Board of Directors, in addition to the minimum qualifications discussed above and as stated in our Guidelines on Significant Corporate Governance Issues, the Committee considers whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin.

The Committee’s process for identifying and evaluating nominees for Director includes annually preparing and discussing prospective Director specifications, which serve as the baseline to evaluate candidates. From time-to-time, we have retained an outside firm to help identify candidates, but no firm was retained on that basis in 2010, and no firm is currently being retained.

Shareholders may nominate one or more persons for election as Director of Lincoln. The process for doing so is set forth above under the caption “May I submit a nomination for Director?”

See the narrative following the Director compensation table below for specific information on the Committee’s involvement in determining Director compensation.

A copy of this Committee’s Charter (i) may be found on our website at www.lincolnelectric.com and (ii) will be made available upon request to our Corporate Secretary.

Finance Committee

Members:	David H. Gunning (Chair), Robert J. Knoll, G. Russell Lincoln, William E. MacDonald, III and Christopher L. Mapes (from February 10, 2010).

Number of 2010 Meetings:	Five

Principal Responsibilities:	Considers and makes recommendations, as necessary, on matters related to the financial affairs and policies of Lincoln, including

• financial performance, including comparing our financial performance to budgets and goals

• capital structure issues, including dividend and share repurchasing policies

• financial operations

• capital expenditures

• strategic planning and financial policy matters, including merger and acquisition activity

• pension plan funding and plan investment management performance

A copy of this Committee’s Charter (i) may be found on our website at www.lincolnelectric.com and (ii) will be made available upon request to our Corporate Secretary.

Board Meetings

Your Board held five meetings in 2010. Each of the Directors attended at least 75% of the total number of full Board meetings, as well as meetings of committees on which he or she served, during 2010.

CORPORATE GOVERNANCE

Director Independence

Each of the non-employee Director nominees and continuing non-employee Directors meets the independence standards set forth in the NASDAQ listing standards, which are reflected in our Director Independence Standards (discussed below). The NASDAQ independence standards include a series of objective tests, such as that the Director is not an employee of Lincoln and has not engaged in various types of business dealings with Lincoln, to determine whether there are any relationships which would interfere with the exercise of independent judgment in carrying out the responsibilities of the Director. To be considered independent, the Board must affirmatively determine that the director has no material relationship with Lincoln. During 2010, the Board adopted Director Independence Standards, which outline the independence standards set forth in the NASDAQ listing standards and outline specific relationships that are deemed to be categorically immaterial for purposes of director independence. The Director Independence Standards are available on our website at www.lincolnelectric.com.

During 2010, the independent Directors met in Executive Session, separate from the sole management Director, in conjunction with each of the five meetings of the Board. The Lead Director, discussed below, was the presiding Director of these sessions.

Lead Director

The Lead Director is appointed each year by the independent Directors at the organizational meeting of the Board following the Annual Meeting. The Lead Director serves as a liaison between the Chairman of the Board and the independent Directors, and presides over Executive Sessions attended only by independent Directors. The Lead Director consults with the Chairman on the format and adequacy of information the Directors receive and the effectiveness of the Board meeting process and has independent authority to review and approve Board meeting agendas and schedules, as well as the authority to request from our officers any company information deemed desirable by the independent Directors. The Lead Director may also speak on behalf of Lincoln from time to time as the Board may decide.

In April 2010, Harold L. Adams was re-appointed as the Lead Director for 2010-2011, a position he has held since the position was created in December 2004. Mr. Adams has been a Director of Lincoln since 2002.

Board Leadership

Currently, our Chief Executive Officer also serves as the Chairman of the Board. The Board has no policy with respect to the separation of these offices. The Board of Directors believes that this matter is part of the succession planning process and that it is in our best interests for the Board of Directors to consider it each time that it elects the Chief Executive Officer. The Board of Directors recognizes that there may be circumstances in the future that would lead it to separate these offices, but it believes that there is no reason to do so at this time.

The Board believes having one individual serve as both Chief Executive Officer and Chairman of the Board is beneficial to us, as well as consistent with recent developments in corporate governance matters when coupled with a Lead Director. As both a Director and an officer, Mr. Stropki fulfills a valuable leadership role that the Board believes is beneficial. In the Board’s opinion, Mr. Stropki’s dual role enhances his ability to provide insight and direction on important strategic initiatives impacting us and our shareholders to both management and the independent Directors.

The Board also believes that Mr. Stropki’s dual role is consistent with good governance practices. The Board, through its Nominating and Corporate Governance Committee, regularly considers developments in key areas of corporate governance, including director independence. Particularly notable to this Committee have been statements by some governance commentators (such as the Conference Board and National Association of Corporate Directors) who have found no reason for a split between the positions of Chief Executive Officer and

Chairman when a counterbalance, such as a Lead Director, is present. As noted above, the Board officially designates a Lead Director. Our Lead Director performs several important functions, including the coordination of the activities of the independent directors, providing input on agendas for Board and committee meetings and facilitating communications between the Chairman and the other members of the Board. The Lead Director works with the Chairman and Chief Executive Officer and other Board members to provide strong, independent oversight of our management and affairs.

Risk Oversight and Assessment

In the ordinary course of business, we face various strategic, operating, compliance and financial risks. Our risk management processes seek to identify and address significant risks. The Board oversees this enterprise-wide approach, and the Lead Director promotes the Board’s engagement in enterprise risk management. Additionally, the Audit Committee reviews major financial risk exposure and the steps management has taken to monitor and control risk. Board oversight includes both leadership initiatives and structured follow up and review. Several years ago, management identified various risk areas for further scrutiny and the Board took the initiative, in consultation with management, to refine the list. Management prepared risk response plans for the identified risks and agreed upon process and result metrics to monitor ongoing risk mitigation. In 2010, the Board substantially completed its review of the identified risks and discussed with management the importance of integrating these risks into the ongoing strategic planning process.

Compensation-Related Risks

We regularly assess risks related to our compensation and benefit programs, including our executive programs, and our Compensation and Executive Development Committee is actively involved in those assessments. In addition, management requested that its consultants, Towers Watson & Co., provide a risk assessment of our executive programs. As a result of all these efforts, we do not believe the risks arising from our executive compensation policies and practices are reasonably likely to have a material adverse effect on Lincoln.

Although we have a long history of pay-for-performance and incentive-based compensation, the programs contain many mitigating factors to ensure that our employees are not encouraged to take unnecessary risks. These factors include:

•	A mixture of programs that provide focus on both short- and long-term goals and that provide a mixture of cash and equity compensation;

•

Incentives focused primarily on the use of reportable and broad-based financial metrics (such as EBIT, net income growth and ROIC), including a mixture of consolidated and business-specific goals, with no one factor receiving an excessive weighting;

•	Caps on the maximum payout for cash incentives (currently 160% for the annual bonus and 200% for the cash long-term incentive program);

•	Stock ownership requirements for executives that encourage a longer-term view of performance;

•

Well-defined roles for oversight, review and approval of executive compensation, including the Compensation and Executive Development and Finance Committees of the Board and a broad-based group of functions within the organization (including Human Resources, Finance, Audit and Legal); and

•	A clawback policy that applies to all incentive compensation for officers from 2011 forward.

Guidelines on Significant Corporate Governance Issues

The Board has adopted Guidelines on Significant Corporate Governance Issues to assure good business practices, transparency in financial reporting and the highest level of professional and personal conduct. These guidelines address current developments in the area of corporate governance, including developments in federal securities law, developments related to the Sarbanes-Oxley Act of 2002 and changes in the NASDAQ listing standards. The Governance Guidelines also provide for the annual appointment of our Lead Director and contain our majority voting policy with respect to uncontested elections of Directors as discussed below. In addition, the Governance Guidelines specify through an express confidentiality provision that, unless otherwise authorized by the Board, Directors are not to discuss confidential corporate business with third parties, and instead are to refer all such matters to the appropriate company management.

Majority Voting Policy

Consistent with the current trend of companies adopting majority voting standards in connection with uncontested elections of Directors, our Governance Guidelines include a majority voting policy. The Board has the exclusive power and authority to administer the policy, as well as to repeal the policy, in whole or in part, or to adopt a new policy as it deems appropriate.

Under the policy, in uncontested elections of Directors, any Director who fails to receive a majority of the votes cast in his or her favor would be required to submit his or her resignation to the Board promptly after the certification of the election results. The Nominating and Corporate Governance Committee would then consider each resignation and recommend to the Board whether to accept or reject it. The Committee, in making its determination, may consider any factors or other information that it deems appropriate, including, the reasons (if any) given by shareholders as to why they withheld their votes, the qualifications of the tendering Director and his or her contributions to the Board and Lincoln, and the results of the most recent evaluation of the tendering Director’s performance by the Committee and other members of the Board. Any Director who tenders his or her resignation under the policy shall not participate in the Committee’s recommendation or Board action regarding whether to accept or reject the tendered resignation. If a Director’s tendered resignation is rejected by the Board, the Director will continue to serve for the remainder of his or her term and until a successor is duly elected. If a Director’s tendered resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

You can access our Guidelines on Significant Corporate Governance Issues on our website at www.lincolnelectric.com.

Code of Corporate Conduct and Ethics

The Board also has adopted a Code of Corporate Conduct and Ethics to govern our Directors, officers and employees, including the principal executive officers and senior financial officers. We have satisfied, and in the future intend to satisfy, the disclosure requirements of Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, any provision of our Code of Corporate Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and relates to any element of the code of ethics definition as set forth in Item 406(b) of Regulation S-K of the Securities Exchange Act of 1934 by posting such information on our website. You can access the Code of Corporate Conduct and Ethics, and any such amendments or waivers thereto (to date, there have been no such amendments or waivers), on our website at www.lincolnelectric.com.

DIRECTOR COMPENSATION

The following table details the cash retainers and fees, as well as stock-based compensation in the form of shares of restricted stock, received by our non-employee Directors or expensed by us during 2010.

Director	Fees Earned or Paid in Cash		Stock Awards[1]	All Other Compensation	Total
Harold L. Adams	$89,500		$89,949	$ —	$179,449
David H. Gunning	74,500		89,949	—	164,449
Stephen G. Hanks	69,500		89,949	—	159,449
Robert J. Knoll	79,500		89,949	—	169,449
G. Russell Lincoln	69,500		89,949	—	159,449
Kathryn Jo Lincoln	69,500		89,949	—	159,449
William E. MacDonald, III	69,500		89,949	—	159,449
Christopher L. Mapes	65,172		124,920	—	190,092
Hellene S. Runtagh	79,500		89,949	—	169,449
George H. Walls, Jr.	69,500	[2]	89,949	410[2]	159,859

[1]

On December 2, 2010, 1,421 shares of restricted stock were granted to each non-employee Director under our 2006 Stock Plan for Non-Employee Directors. Mr. Mapes also received 726 shares of restricted stock upon his election to the Board on February 10, 2010. The Stock Awards column represents the grant date fair value under Accounting Standards Codification (ASC) Topic No. 718 based on a closing price of $63.30 on December 2, 2010 and, with respect to Mr. Mapes, also includes the grant date fair value of 726 shares based on a closing price of $48.17 on February 10, 2010. See the discussion below entitled “2006 Stock Plan for Non-Employee Directors” for additional information regarding the plan. Assumptions used in the calculation of these amounts are included in footnote (7) to our audited financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2011.

As of December 31, 2010, the aggregate number of shares of restricted stock held by each non-employee Director was 3,506 shares, except for Mr. Mapes, who held 2,147 shares.

As of December 31, 2010, the aggregate number of unexercised stock options held by each current non-employee Director was as follows: Mr. Adams, 15,500; Mr. Gunning, 5,500; Mr. Hanks, 6,000; Mr. Knoll, 0; Mr. Lincoln, 11,500; Ms. Lincoln, 3,500; Ms. Runtagh, 9,500; and General Walls, 6,500. All of the outstanding stock options were exercisable as of December 31, 2010. No additional stock options have been granted to the non-employee Directors since 2006. Therefore, Messrs. McDonald and Mapes never received stock option awards.

[2]	All of General Walls’ board fees were deferred under our Non-Employee Directors’ Deferred Compensation Plan, which is detailed in the narrative below.

The amount shown in the “All Other Compensation” column represents the difference between $2,666, the actual earnings credited to General Walls’ deferred compensation account under our Non-Employee Directors’ Deferred Compensation Plan, which is based on the rate of return for Moody’s Corporate Bond Average Index in accordance with the plan, and $2,256, the hypothetical market-rate return specified by SEC rules for proxy statement disclosure purposes, which is based on 120% of the applicable federal long-term rate, compounded monthly for 2010.

General

Based upon the recommendations of the Nominating and Corporate Governance Committee, the Board determines our non-employee Director compensation. The Committee periodically reviews the status of Board compensation in relation to other comparable companies, trends in Board compensation and other factors it deems appropriate. The objectives of our non-employee director compensation programs are to attract highly-

qualified and diverse individuals to serve on our Board and align their interests with those of our shareholders. An employee of Lincoln who also serves as a Director does not receive any additional compensation for serving as a Director, or as a member or chair of a Board committee. Mr. Stropki is our sole employee director and, accordingly, does not receive compensation for his services as a Director.

The Committee also administers our Director equity incentive plans, including approval of grants of stock options, restricted stock and other equity or equity-based awards, and makes recommendations to the Board with respect to equity-based plans for Directors. The Committee does not generally delegate any of its authority to other persons, although it has the power to do so.

Director Compensation Package for 2010

The below summarizes the Director compensation package for 2010, which was the same as 2009:

1.

During 2009, the Directors elected to take a 5% reduction in their annual retainer in support of cost-saving measures. Commencing in January 2010, the Director retainer was reinstated to the full amount.

2.	Meeting fees are paid based on each meeting attended

3.	As explained below, as a result of changes to our Directors’ compensation program, the value of the annual restricted stock award was increased to $90,000. This change took effect December 2, 2010.

Stock-based compensation is provided under the 2006 Stock Plan for Non-Employee Directors, which provides for various types of stock awards, including restricted stock and stock options. For a discussion of equity awards for Directors, see “2006 Stock Plan for Non-Employee Directors” below.

Change in Non-Employee Director Compensation for 2011

During the last quarter of 2010, the Nominating and Corporate Governance Committee reviewed the non-employee Director compensation program with the assistance and advice of Hay Group, Inc., an independent compensation consultant that provides no services to Lincoln or its management. A review of the Director compensation program had not been conducted in several years. Based on the market data and analyses performed by Hay Group (including peer group data), it was determined that the compensation for our non-employee Directors was below market. Based on this information, the Committee recommended and the full Board approved an increase in the Board retainer and equity compensation awards. Separate Committee meeting fees (for a certain number of standard meetings each year) were also eliminated in order to simplify the Board compensation structure and align with current trends. The new fees are effective as of January 1, 2011 (except for the increase in the annual equity award, which was effective as of December 2, 2010). The details of the new non-employee director compensation program are provided below.

1.

Meeting fees were eliminated, except that if there are more than 8 full Board or Committee meetings in any given year, Directors will receive $1,500 for each full Board meeting in excess of 8 meetings and Committee members will receive $1,000 for each Committee meeting in excess of 8 meetings.

2.

The restricted stock agreements for 2010 contain pro-rata vesting of the award upon retirement, as opposed to full vesting as was the case for prior awards of restricted stock. Accordingly, if a Director retires before the restricted stock award vests in full (3 years from the date of the grant), the Director will receive unrestricted shares equal to a portion of the original award calculated based on the Director’s length of service during the 3-year term.

3.

The initial award will be pro-rated based on the Director’s length of service during the twelve-month period preceding the next regularly-scheduled annual equity grant (which normally occurs in the fourth quarter each year).

Other Arrangements

We reimburse Directors for reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings, or when traveling in connection with the performance of their services for Lincoln. With respect to the use of private aircraft, we will reimburse the Director for the cost of a first-class ticket (which amount is increased proportionately should other Directors or executives travel on the same flight).

Continuing Education

Directors are reimbursed ($5,000 is used as a guideline) for continuing education expenses (inclusive of travel expenses) for programs each Director may elect. More than a majority of our Directors are certified by the Corporate Directors Institute of the National Association of Corporate Directors (NACD), which offers continuing education programs for both new and experienced directors.

Stock Ownership Guidelines

In keeping with the philosophy that Directors’ interests should be aligned with creating and sustaining shareholder value and as part of its continued focus on best practices with respect to corporate governance, we introduced stock ownership guidelines for the non-employee Directors effective January 1, 2006. Guidelines were also introduced for officers, which are described below in the Compensation Discussion and Analysis section. Under these guidelines, non-employee Directors are required to accumulate over time a certain number of our common shares equal in value to at least three times the Board’s 2006 annual cash retainer of $40,000 (or $120,000). Non-employee Directors have five years to satisfy the stock ownership guidelines, which can be satisfied by holding either (1) shares aggregating the specified dollar amount, or (2) 3,025 shares, which amount is the equivalent to three times the annual retainer in effect on January 1, 2006 ($120,000) divided by the closing price of a common share on December 30, 2005 ($39.66). Restricted stock awards count towards the stock ownership guidelines; common shares underlying stock options and shares held in another person’s name (including a relative) do not. As of December 31, 2010, all of our non-employee Directors on the Board at such time had satisfied their ownership guidelines.

During 2011, the Board intends to increase its stock ownership guidelines.

2006 Stock Plan for Non-Employee Directors

The 2006 Stock Plan for Non-Employee Directors provides for the annual and initial grants of stock-based awards as outlined above. During 2010, and based on the changes in Director compensation recommended by Hay Group, non-employee Directors received an annual award of shares of restricted stock valued at approximately $90,000 (increased from $50,000). In addition, Mr. Mapes received an award of shares of restricted stock valued at approximately $35,000 upon his election to the board on February 10, 2010. As a result of the changes in Director compensation recommended by Hay Group, the initial award of restricted stock has been increased to $90,000 in the future, to be pro-rated based on the Director’s length of service during the twelve-month period preceding the next regularly-scheduled annual equity grant (which normally occurs in the fourth quarter each year).

Recipients of shares of restricted stock have all of the rights of a shareholder with respect to the restricted stock, including the right to vote such shares. Under the terms of the award, shares of restricted stock vest in full three years after the date of grant with accelerated vesting upon a change in control of Lincoln or upon the death or disability of the Director, as well as upon retirement for awards granted prior to December 2010. Starting with the December 2010 award, the restricted stock awards provide for accelerated vesting of a pro-rata portion of the award upon retirement based on the Director’s length of service during the 3-year term. During the period during which the shares remain forfeitable, dividends are paid to the Directors in cash.

No stock options have been granted under the plan since 2006 as the Committee has opted to award restricted stock instead of stock options. With respect to prior awards of stock options, an option becomes exercisable after the optionee has continuously served as a Director for one year from the date of grant, with accelerated vesting upon a change in control of Lincoln or upon the death, disability or retirement of the Director. Once the optionee has vested in his or her options, the option may be exercised in whole or in part with respect to 100% of the underlying common shares. Options granted under the plan have a 10-year term.

Non-Employee Directors’ Deferred Compensation Plan

Adopted in 1995, this plan allows the non-employee Directors to defer payment of all or a portion of their annual cash compensation. This plan allows each participating non-employee Director to:

•	elect to defer a specified dollar amount or a percentage of his or her cash compensation;

•	have the deferred amount credited to the Director’s account and deemed invested in one or more of the options available under the plan; and

•

elect to begin payment of the deferred amounts as of the earlier of termination of services as a Director, death or a date not less than one full calendar year after the year the fees are initially deferred.

The investment elections available under the plan are the same as those available to executives under our Top Hat Plan, which is discussed below in the narrative of the Nonqualified Deferred Compensation Table following the Compensation Discussion and Analysis section. One Director, General Walls, elected to defer Board fees under the plan during 2010 as detailed above in the Director Compensation Table.

Directors’ Charitable Award Program

This program was terminated in 2003, other than for Directors already vested. Upon the death of a vested non-employee Director, we will donate an aggregate of $500,000 (in 10 annual installments) to one or more charitable organizations recommended by the vested Director and approved by Lincoln. This program is funded through insurance policies on the lives of the vested Directors. No premiums were paid during 2010 as the policies were fully-funded as of the end of 2005.

All charitable deductions and the cash surrender value of the policies accrue solely to Lincoln; the vested Directors derive no financial benefit. The current non-employee Directors who are vested in the program are David H. Gunning, G. Russell Lincoln and Kathryn Jo Lincoln.

RELATED PARTY TRANSACTIONS

Any related party transactions concerning Lincoln and any of its directors or officers (or any of their immediate family members as defined as children, stepchildren, parents, stepparents, spouses, siblings, mother-in-laws, father-in-laws, son-in-laws, daughter-in-laws, brother-in-laws, sister-in-laws and any other persons sharing a household (other than a tenant or employee)), including those that are reportable under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, are to be disclosed to and approved by the Chief Compliance Officer, Director of Compliance and the Audit Committee of the Board. We define “related party transactions” generally as transactions in which the self-interest of the employee, officer or director may be at odds or conflict with the interests of Lincoln, such as doing business with entities that are or may be controlled or significantly influenced by such persons or their immediate family members. It is our policy to avoid related party transactions; related party transactions involving our officers are generally prohibited. Our related party transaction policies can be found in our Code of Corporate Conduct and Ethics, as well as the Audit Committee Charter, both of which are available on our website.

In February 2011, the Audit Committee considered and approved a related party transaction involving P&R Specialty, Inc., a supplier to Lincoln. Greg D. Blankenship, the brother of George D. Blankenship, is the sole stockholder and President of P&R Specialty, Inc. During 2010, we purchased approximately $2.2 million worth of products from P&R Specialty in ordinary course of business transactions. George D. Blankenship has no ownership interest in or any involvement with P&R Specialty. We believe that the transactions with P&R Specialty were, and are, on terms no less favorable to us than those that could have been obtained from unaffiliated parties.

AUDIT

AUDIT COMMITTEE REPORT

The Audit Committee consists solely of independent Directors within the meaning of the NASDAQ listing standards. The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the U.S., their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Committee has received the written disclosures and letter from the independent auditors pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence from management and Lincoln.

The Committee discussed with our internal and independent auditors the overall scope and plan for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended the selection of our independent auditors for the year ending December 31, 2011 and the ratification thereof by the shareholders.

By the Audit Committee:

/s/ Robert J. Knoll, Chair

Stephen G. Hanks

Kathryn Jo Lincoln

Christopher L. Mapes

Hellene S. Runtagh

George H. Walls, Jr.

RATIFICATION OF INDEPENDENT AUDITORS

(Proposal 2)

A proposal will be presented at the Annual Meeting to ratify the appointment of the firm of Ernst & Young LLP as our independent auditors to examine our books of account and other records and our internal control over financial reporting for the fiscal year ending December 31, 2011.

Fees for professional services provided by Ernst & Young LLP as our independent auditors in each of the last two fiscal years, in each of the following categories are:

	2009	2010
Audit Fees	$2,677,000	$2,613,000
Audit-Related Fees	294,000	156,000
Tax Fees	177,000	185,000
All Other Fees	-	-

	$3,148,000	$2,954,000

Audit Fees include fees associated with the annual integrated audit of the financial statements and internal control over financial reporting in 2010 and 2009, the reviews of our quarterly reports on Form 10-Q, statutory audits required for our international subsidiaries and services provided in connection with regulatory filings with the Securities and Exchange Commission. Audit-Related Fees for 2009 and 2010 primarily relate to audit services associated with an acquisition and audits of employee benefit plans. Tax Fees include tax compliance and tax advisory services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services performed by our independent auditors, including the scope of and fees for such services. Requests for audit services, as defined in the policy, must be approved prior to the performance of such services. Generally, requests for audit-related services, tax services and permitted non-audit services, each as defined in the policy, must be presented for approval prior to the performance of such services, to the extent known at that time. The Committee has resolved that three specific categories of services, namely tax advisory services, international tax compliance services and audit-related services related to employee benefit plans, are permissible without itemized pre-approval in an amount not to exceed $50,000 for each of the foregoing services. Itemized detail of all such services performed is subsequently provided to the Committee. In addition, our independent auditors are prohibited from providing certain services described in the policy as prohibited services. All of the fees included in Audit-Related Fees, Tax Fees and All Other Fees shown above were pre-approved by the Audit Committee (or included in the $50,000 limit for certain services as detailed above).

Generally, requests for independent auditor services are submitted to the Audit Committee by our Senior Vice President, Chief Financial Officer and Treasurer (or other member of our senior financial management) and our independent auditors for consideration at the Audit Committee’s regularly scheduled meetings. Requests for additional services in the categories mentioned above may be approved at subsequent Audit Committee meetings to the extent that none of such services is performed prior to its approval (unless such services are included in the categories of services that fall within the $50,000 limit as detailed above). The Chairman of the Audit Committee is also delegated the authority to approve independent auditor services requests under certain dollar thresholds provided that the pre-approval is reported at the next meeting of the Audit Committee. All requests for independent auditor services must include a description of the services to be provided and the fees for such services.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate shareholder questions. Although ratification of the appointment of the independent auditors is not required by law, the Audit Committee and the Board of Directors believe that shareholders should be given the opportunity to express their views on the subject. While not binding on the Audit Committee or the Board of Directors, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as our independent auditors would be considered by the Board of Directors in determining whether or not to continue the engagement of Ernst & Young LLP. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of independent auditors, whether or not our shareholders ratify the appointment.

Majority Vote Needed

Ratification requires the affirmative vote of the majority of the shares of Lincoln common stock present or represented and entitled to vote on the matter at the Annual Meeting. Unless otherwise directed, shares represented by proxy will be voted FOR ratification of the appointment of Ernst & Young LLP.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following describes our executive compensation programs and, specifically, how it applies to our “named executive officers:”

2010 Named Executive Officers

Name	Title
John M. Stropki	Chairman, President and Chief Executive Officer
Vincent K. Petrella	Senior Vice President, Chief Financial Officer and Treasurer
Frederick G. Stueber	Senior Vice President, General Counsel and Secretary
David M. LeBlanc	Senior Vice President; President, Lincoln Electric International
George D. Blankenship	Senior Vice President; President, Lincoln Electric North America

This discussion and analysis contains statements regarding future performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements for other contexts.

Introduction

Our approach to executive compensation is generally the same as our approach to employee-wide compensation, with a strong belief in pay-for-performance and a long-standing commitment to incentive-based compensation. For example, virtually all domestic welding business employees (including factory and non-factory employees) participate in a bonus program designed to reward both company financial performance and individual contributions. The bonus has been paid every year since the 1930’s. In 2010, this broad-based bonus pool was $60.5 million, the average bonus paid was 51% of an employee’s base pay and the average total cash compensation received (base and bonus) was $69,795. This was a 37% increase from the bonus multiplier in 2009, after a 31% increase in the financial metric used for that program.

To maintain our performance-driven culture, we:

•	Expect our executives to deliver above-market financial results (and assess those results on a current and historical basis);

•	Provide systems that tie executive compensation to superior financial performance (and regularly verify that this pay-for-performance approach is operating as intended);

•	Take action when needed to address specific business challenges (as we did in 2009 and 2010); and

•	Maintain good governance practices in the design and operation of our executive compensation programs, including consideration of the risks associated with those practices.

Above-Market Financial Results

We have a long track record of delivering increased value to our shareholders and we have historically delivered above-market performance, across various financial metrics over many cycles. While 2009 was a challenging year due to the global recession, Lincoln has rebounded in 2010 across most of the financial components we monitor for purposes of executive compensation.

In assessing our financial results for compensation purposes, we compare our results to a peer group of companies (described below), to the S&P 400 MidCap Index (in which we participate), to a subset that includes the manufacturing companies in the S&P 400 MidCap Index (to obtain a more targeted understanding of performance) and, for certain metrics, to the S&P Composite 500 Stock Index (to obtain a broader understanding of performance). Within these groups, we consider various types of widely-reported financial metrics, each of which is related to our executive compensation programs in some way. These include earnings before interest and taxes (EBIT) growth, adjusted net income growth, return on invested capital (ROIC), and 1-year, 3-year and 5-year total shareholder return (TSR). Some of these financial metrics directly impact our executive compensation programs, while others are the closest approximation to the metrics that we use in our programs. We believe that the recent intense period of global economic pressure impacted different companies in our comparator groups at different points in the cycle (with variability between 2008 and 2010). Therefore, we have relied both on current and historical financial comparisons to assess our financial results and to determine pay-for-performance during 2010 (as explained below).

The following tables illustrate Lincoln’s financial results for the most recent reporting periods and for the four prior reporting periods. It then compares those results to our peer group, S&P 400 Midcap companies, S&P 400 Midcap manufacturing companies and, for TSR, S&P 500 companies. The percentile rankings show the position of Lincoln’s financial results compared to the particular group, with a 50th percentile ranking indicating median (or market) performance. Percentiles below 50 indicate below-market performance, while percentiles above 50 indicate above-market performance. Information is based on the most recently available public information (as accumulated by an independent third party), as of January 2011 when the analysis was performed.

September	September	September	September	September	September	September
Trailing 12 months (for Lincoln ending):	September 2006	September 2007	September 2008	September 2009	September 2010	Calendar 2010
Lincoln’s Adjusted EBIT Growth	62%	22%	24%	(59)%	30%	59%
Percentile Rank to the:						Not Available
Peer Group	98th	74th	70th	17th	48th	-
S&P Midcap 400	85th	64th	71st	16th	70th	-
S&P Midcap 400 Manufacturing	86th	59th	61st	20th	66th	-

Trailing 12 months (for Lincoln ending):	September 2006	September 2007	September 2008	September 2009	September 2010	Calendar 2010
Lincoln’s Net Income Growth	41%	34%	18%	(82%)	159%	168%
Percentile Rank to the:						Not Available
Peer Group	77th	84th	56th	4th	94th	-
S&P Midcap 400	71st	76th	67th	26th	93rd	-
S&P Midcap 400 Manufacturing	73rd	69th	57th	24th	93rd	-

Most recently reported calendar year	2006	2007	2008	2009	2010
Lincoln’s ROIC	18%	17%	20%	4%	11%
Percentile Rank to the:					Not Available
Peer Group	74th	66th	68th	15th	-
S&P Midcap 400	87th	85th	92nd	42nd	-
S&P Midcap 400 Manufacturing	84th	83rd	91st	32nd	-

Most recently reported fiscal year end	2006	2007	2008	2009	2010	Trailing 12- months
Lincoln’s 1-Year TSR	55%	19%	(27)%	8%	25%	41%
Percentile Rank to the:
Peer Group	94th	56th	78th	2nd	9th	21st
S&P Midcap 400	90th	61st	36th	63rd	46th	68th
S&P Midcap 400 Manufacturing	89th	59th	42nd	55th	41st	52nd
S&P 500	92nd	57th	45th	51st	52nd	75th

Most recently reported fiscal year end	2004-2006	2005-2007	2006-2008	2007-2009	2008-2010	Trailing 36- months
Lincoln’s 3-Year TSR[1]	37%	29%	10%	(2)%	(1)%	5%
Percentile Rank to the:
Peer Group	100th	80th	96th	37th	10th	16th
S&P Midcap 400	82nd	81st	69th	60th	50th	50th
S&P Midcap 400 Manufacturing	83rd	77th	62nd	49th	36th	36th
S&P 500	86th	82nd	76th	53rd	52nd	56th

Most recently reported fiscal year end	2002-2006	2003-2007	2004-2008	2005-2009	2006-2010	Trailing 60- months
Lincoln’s 5-Year TSR[1]	23%	28%	18%	11%	13%	10%
Percentile Rank to the:
Peer Group	78th	70th	95th	86th	56th	43rd
S&P Midcap 400	74th	80th	71st	81st	81st	74th
S&P Midcap 400 Manufacturing	73rd	76th	66th	72nd	67th	57th
S&P 500	79th	78th	81st	81st	82nd	76th

[1]	Compounded annual growth rate.

Pay for Performance

In designing our executive compensation programs, a core philosophy is that our executives should be rewarded when they deliver long-term financial results for the benefit of our shareholders. Therefore, we provide systems that tie executive compensation to superior financial performance. Historically, while we have delivered above-market financial performance (as described above), our executive compensation has generally been below the competitive market (as described below) – this means we have delivered far superior financial results than we have paid out in executive compensation. This was not the case in 2009 (the most recently available comparison period), where our levels of executive compensation came more in line with the financial results delivered. However, we believe that this greater alignment in 2009 continues to support our pay-for-performance philosophy – as our executive compensation was not above the level of financial performance delivered.

To assess pay-for-performance, we evaluate the relationship between “total direct realizable pay” for the named executive officers and our financial performance. This allows us to understand the degree of alignment between total compensation delivered for the prior three fiscal years and our financial performance, both relative to peers. Because we believe the global recession impacted different companies in our peer group at different points in the cycle, we have relied both on current and historical comparisons to assess pay-for-performance for 2010. This analysis is performed by management’s compensation consultant, Towers Watson & Co., with review and comment provided to the Compensation and Executive Development Committee (the “Committee”) by its independent consultant, Hay Group, Inc.

“Financial performance” is a composite of reported EBIT growth, adjusted net income growth and TSR (the “composite”). To better understand a key financial metric, however, we also consider “financial performance” by exclusively looking at total shareholder return. “Total direct realizable pay” is the sum of the following components (using comparable components from the peer group):

•	Base pay for the applicable three-year period;

•	Actual annual bonus paid during the three-year period;

•	The value of any in-the-money stock options granted over the relevant three-year period (for Lincoln, this is based on the closing price of Lincoln common stock as of the most recent fiscal year end);

•	The value of restricted shares granted over the three-year period (for Lincoln, this is based on the closing price of Lincoln common stock as of the most recent fiscal year end); and

•

The value of long-term performance units/shares over the relevant three-year period (for Lincoln, this includes payments under our cash long-term incentive program during the three-year cycle and pro-rata amounts, at target, for awards that are mid-cycle).

The analysis, as shown in the charts below, reveals that we achieved a composite financial return of only the 19th percentile for 2007 to 2009, but we achieved a composite financial return at the 83rd percentile for 2006 to 2008. It also shows that total shareholder return was at the 37th percentile for the 2007 to 2009 period and it was at the 93rd percentile for 2006 to 2008. Total direct realizable pay for our named executive officers was well below market during both periods: at the 33rd percentile for the period from 2007 to 2009 and at the 25th percentile for the period from 2006 to 2008. We believe these charts demonstrate a more than appropriate relationship between our compensation programs and company financial performance, with a much greater emphasis placed on the delivery of strong financial results over the delivery of executive compensation.

Lincoln Electric Pay for Performance Composite Financial Comparison	Lincoln Electric Pay for Performance 3-Year TSR Comparison

Composite Financial Performance (Percentile to Peer Group)	3-Year Total Shareholder Return (Percentile to Peer Group)

Information is based on the most recently available data as of November, 2010 when the analysis was performed.

2009 and 2010 Executive Compensation Actions

Although 2009 was a challenging year, our management reacted quickly and implemented several cost-cutting and other initiatives to protect the company and enable it to continue to deliver value to our shareholders. We implemented these cost-cutting measures without sacrificing our continued investment in acquisitions, innovation and building our global footprint. In addition, the design and operation of our executive compensation programs resulted in substantially reduced payments during 2009, which was appropriate given our lower financial results. Key actions taken or results obtained include:

•	A 10% salary reduction for executives, including the named executive officers;

•	Annual bonuses for executives that were, on average, 37% below target amounts;

•

No cash long-term incentive payments (for the 2007 to 2009 cycle) to executives and no accelerated vesting of restricted stock granted at the end of 2006 (which was precipitated on achievement of financial targets under the 2007 to 2009 cash LTIP);

•	A 5% retainer reduction for our Board of Directors;

•	A 5% salary reduction for our salaried employees;

•	Cancellation of merit raises;

•	Elimination of most external hiring; and

•	Suspension of our 401(k) match.

During 2010, we started to see the benefit of these actions as we achieved improved results compared to 2009. This allowed us to restore certain programs, without sacrificing strong financial results. However, given that our 2010 financial results were still below the superior financial performance experienced in the years leading up to the economic downturn, not all programs were restored to their same levels. This allowed us to remain flexible in light of continued uncertainty in the global economy and was consistent with our pay-for-performance approach to executive compensation. Key 2010 actions and results include:

•	Lifting of executive (including the named executive officers) base pay reductions from 2009 – although base pay for executives remained fairly flat for 2010, with limited increases;

•

Annual bonuses for executives that were, on average, 19% above target amounts – however, this increase in annual bonus was offset by the lack of cash LTIP payments and underwater stock options described below;

•

No cash LTIP payments (for the 2008 to 2010 cycle) to executives and no accelerated vesting of restricted stock granted at the end of 2007 (which was precipitated on achievement of financial targets under the 2006 to 2010 cash LTIP);

•	Stock options, granted at the end of 2007, that were underwater (with a grant price of $68.51 that was above the fair market value of Lincoln common stock at the end of 2010);

•	Accelerated vesting of a special, one-time award of restricted stock granted to executives at the end of 2009, due to achievement of 2010 adjusted net income that was greater than 10% above budget;

•

Modification of Mr. Stropki’s restricted stock awards for years 2007, 2008 and 2009 to extend the retirement trigger (which provides for accelerated vesting) from age 60 to 62 (as consideration for this change, the Committee awarded Mr. Stropki approximately $200,000 worth of restricted stock, the details of which are discussed below);

•	Lifting of the Board of Directors’ retainer reduction from 2009;

•	Lifting of the salaried employees’ base pay reduction from 2009 – although base pay for salaried employees remained fairly flat, with limited increases; and

•	Reinstatement of our 401(k) match.

Good Governance Practices

In addition to our emphasis on above-market financial performance and pay-for-performance, we design our executive compensation programs to be current with best practices and good corporate governance. We also consider the risks associated with any particular program, design or compensation decision. We believe these assessments result in sustained, long-term shareholder value. Some of those governance practices are described in the Compensation-Related Risks section above. Other such practices include:

•	Annual reviews of market competitiveness and the relationship of compensation to financial performance;

•	Independent compensation consultants and legal advisors, retained directly by the Committee, to provide input and recommendations on our executive compensation programs;

•	No multi-year guarantees for compensation increases, including base pay, and no guaranteed bonuses;

•

Beginning with 2011 awards (granted at the end of 2010), the elimination of full vesting of equity awards upon retirement (vesting was changed to pro-rata) – this change also applied to Board equity awards;

•	No repricing or replacement of underwater stock options without prior shareholder approval;

•	No dividend or dividend equivalents paid while executive restricted stock is unvested;

•	No equity awards and other long-term incentive compensation included in the pension calculation of our SERP;

•

No new grants of prior (or additional) years of service under our SERP (Mr. Stueber is the only current executive who has received a grant of prior service, which was awarded to him over sixteen years ago);

•

Change in control arrangements that do not provide for tax gross-ups, that no longer provide for additional retirement service in the SERP, that are limited to three times base and bonus (for the CEO, with other executives receiving payments of only two or one times base and bonus) and that mainly provide for payments only upon a double (not single) trigger;

•

No tax gross-up payments or tax reimbursements on compensation and benefits, other than tax equalization benefits that are available to all employees who are on international assignment (and which are a standard component of a U.S. company’s expatriate program);

•

Modest perquisites, consisting of financial planning (for which imputed income is charged), an annual physical examination and reimbursement of club dues (for which, if not used exclusively for business purposes, imputed income is charged);

•	A broad clawback policy that applies to all officer incentives, beginning with 2011 awards (awarded at the end of 2010);

•	Stock ownership requirements for officers at three, one and one-half times base pay, with a commitment that those guidelines will be raised effective 2012; and

•	The prohibition on hedging activities, such as cashless collars, forward sales, equity swaps and other similar arrangements.

Our Compensation Philosophy

Core Principles

Our executive compensation programs consist of four main components: base compensation, annual bonus, long-term incentives and benefits/perquisites, all of which are discussed in more detail below. Base pay is targeted at the 45th percentile of the competitive market (slightly below market), while target total cash compensation (which includes an annual bonus that incorporates aggressive financial targets) is set at the 65th percentile of the market (above market). Long-term incentive compensation is set at the 50th percentile (at market), and is divided equally among three programs: stock options, restricted stock and a cash long-term incentive program. Although not targeted to a specific competitive level, we believe our benefits, taken as a whole, are at the market median and our executive perquisites are below the market median.

We place the greatest emphasis on programs that reward financial and individual performance while striking a balance between different programs that reward both short-term and long-term financial performance. We believe that this structure is the most effective way to attract, motivate and retain exceptional employees. We use a variety of financial metrics in the operation of our programs (namely earnings before interest, taxes and bonus (EBITB), adjusted net income growth, average operating working capital to sales (AOWC/Sales), return on invested capital (ROIC) and share price appreciation) and we use a mixture of consolidated and business-specific financial goals, with no one factor receiving an excessive weighting.

We use base pay and benefits to deliver a level of predictable compensation since our compensation programs are heavily weighted toward variable compensation. Therefore, fixed components, such as base compensation, are generally set below the competitive market for each position, while incentive-based compensation, such as annual bonuses, are set above the competitive market and require above market financial performance. However, because annual bonuses reward short-term operating performance and are paid in cash, our long-term incentive compensation programs are weighted more heavily toward rewards for share price appreciation. In addition, individual performance plays a key role in determining the amount of compensation delivered to an individual in many of our programs, with our philosophy being that the best performers should receive the greatest rewards.

The following is a summary of our executive compensation and how each component fits within our core principles.

The Roles of the Committee, External Advisors and Management

The Committee, which consists solely of non-employee Directors, has primary responsibility for reviewing, establishing and monitoring all elements of our executive compensation programs. The Committee is advised by independent executive compensation consultants and legal counsel. Management provides recommendations and analysis to the Committee, and is supported in those efforts by its own executive compensation consultant.

The Committee

To set the levels of compensation for executive management, the Committee conducts an annual review of competitive market compensation, executive compensation trends, business needs,

individual performance and our financial performance to peers. Based on these factors and, with input from its executive compensation consultant, the Hay Group, the Committee approves the design of our executive compensation programs.

The Committee regularly involves the full Board in its responsibilities. It establishes and then conducts a full Board review, in executive session, of the annual performance for the Chief Executive Officer and relies on their input when establishing annual compensation amounts for the CEO. In addition, the Committee, with Board involvement, establishes procedures and conducts succession planning for the Chief Executive Officer and other executive management positions.

CEO and Management

Our management (particularly the Chief Executive Officer, the Chief Financial Officer and the Senior Vice President, Human Resources and Compliance) provides recommendations to the Committee relative to the philosophies underlying our compensation programs, components of these programs and levels of compensation. Specifically, the Chief Executive Officer recommends the compensation for the other executive management positions and provides the Committee with assessments of their individual performance, both of which are subject to Committee review. Relative to compensation setting, the Committee reviews the Chief Executive Officer’s recommendations and discusses them with their executive compensation consultant to ensure the compensation recommendations are in line with the executive compensation program’s stated philosophies and are reasonable when compared to our competitive market. Relative to individual performance assessments, which are based on achievement of various financial and leadership objectives set by the Chief Executive Officer, the Committee reviews specific performance components and makes suggestions for modifications where warranted.

External Advisors

The Committee receives assistance and advice from its independent executive compensation consultants at the Hay Group. The Hay Group was retained by the Committee at the end of 2009 to serve as its sole compensation consultant. The Hay Group advises on matters including competitive compensation analysis, executive compensation trends and plan design, peer group company configuration, competitive financial performance and financial target setting. The Committee, however, is not bound by the input, advice or recommendations of its consultant. While some of the analysis and data collection may be prepared initially by management (or its consultant), all work is reviewed by the Hay Group, who discuss their findings directly with the Committee.

The Hay Group reports directly to the Chairperson of the Committee and meets with the Committee in executive session without the participation of management. During 2010, the Nominating and Corporate Governance Committee of the Board also utilized the services of the Hay Group to review and recommend changes to director compensation.

In addition, during 2010, the Committee retained the services of independent legal counsel to provide input on various matters, including the adoption of our Recovery of Funds Policy (clawback policy) and the amendments to Mr. Stropki’s restricted stock agreements. The Committee will continue to utilize independent legal counsel as it deems necessary going forward.

Towers Watson & Co. provides executive compensation and other services directly to management. For executive compensation, Towers Watson performs the data analysis on competitive compensation, competitive financial performance and financial target setting. That analysis is provided to the Committee’s consultant to allow them to comment upon the findings and any recommendations being made by management. Towers Watson does not provide services related to director compensation.

Our Methodologies

Selection of Compensation Elements

As part of its annual review, the Committee evaluates whether changes in the philosophy or structure are warranted in light of emerging trends, business needs and/or financial performance. The Committee then uses competitive market data, performance assessments and management recommendations to set the pay components along the targets described above (e.g., 45th percentile for base pay). Actual pay for the executive management will generally fall within a range of these targets (plus or minus 20%). Absent significant increases due to promotion, increases for break-through individual performance or significant changes in the competitive market data, pay increases are generally in line with national trends.

Market Comparison Data

We collect competitive market compensation data from multiple, nationally-published surveys, from proxy data for a peer group of companies and from proxy data for companies in the S&P Midcap 400 Index. All competitive market compensation data is statistically determined (through regression analysis) to approximate our revenue size. Survey data is also aged to approximate more current data. Beginning with 2011 executive compensation (set at the end of 2010), we have blended the survey and proxy data for the named executive officers to obtain a more uniform view of competitive compensation.

Peer Group

We use a peer group of companies that consists of 30 publicly-traded industrial corporations that are headquartered in the United States, that serve a number of different market segments and that have significant foreign operations. These are companies for which Lincoln competes for talent and for shareholder investment. In addition, we only select companies with solid historical financial results and we remove companies from the peer group when their financial performance falls below an acceptable level.

During 2010, our peer group was comprised of the following companies, five of which (Carlisle Companies, Clarcor, Dresser-Rand Group, IDEX and Toro) were added during 2010 after a review performed by the Hay Group:

AGCO Corp	Deere & Co	IDEX Corp.	Parker-Hannifin Corp
Ametek Inc	Donaldson Co	Illinois Tool Works	Regal Beloit Corporation
Carlisle Companies Inc.	Dover Corp	ITT Corp	Rockwell Automation
Caterpillar Inc	Dresser-Rand Group Inc.	Kennametal Inc	Roper Industries
CLARCOR Inc	Eaton Corp	Nordson Corporation	SPX Corp
Cooper Industries	Emerson Electric	Paccar Inc	Thomas & Betts
Crane Company	Flowserve Corporation	Pall Corp	The Toro Company
Cummins Inc	Graco Inc

Compensation Structure

Business Needs.    The Committee’s compensation consultants assist in presenting information about emerging trends in executive compensation, along with Committee members’ own reading and study. These trends are considered in light of our compensation philosophies and looking at various business needs. Business needs evaluated can include: talent attraction or retention strategies, growth expectations, strategic programs, cost-containment initiatives, management development needs and our company culture. No single factor guides whether changes will be made. Instead, the Committee uses a holistic approach, considering various factors.

Individual Performance.    Individual past performance is a significant factor in determining annual changes (up or down) to pay components. In addition, the annual bonus includes an individual performance component in determining the percentage of target to be paid (described below). Individual performance is measured against how well an executive achieves objectives established for him or her at the beginning of the year.

Historically, performance ratings for the annual bonus have ranged from .80 to 1.15, with ratings capped at 1.15. Beginning in 2009, the Committee approved modifications to the bonus matrix to provide for a broader range of performance ratings, up to a maximum of 130 and using a different scale. It maintained the top payout percentage (that had applied to the old 1.15 rating) – thus, the change did not result in higher bonus amounts. For 2009 and 2010 (using the new scale), the performance ratings have ranged from 80 to 128.

Pay-for-Performance Review.    In determining whether changes will be made to the existing philosophy or structure and before setting compensation levels for the upcoming year, the Committee conducts its annual assessment of Lincoln’s financial performance and its review of pay-for-performance (both of which are described above). These reviews are used to evaluate whether executive pay levels are properly aligned with our financial performance.

In setting 2010 compensation (which was done in the fourth quarter of 2009), the Committee reviewed the composite financial performance for Lincoln (which included EBIT growth, adjusted net income growth and 3-year TSR) versus those same metrics for the peer group companies, and it compared the level of total direct realizable pay for our named executive officers versus similar individuals in the peer group companies. The period used for this analysis was 2006 to 2008, the most recently full fiscal years available. The Committee also reviewed reported EBIT growth, adjusted net income growth, ROIC and 1-year and 3-year TSR for Lincoln, the peer group and companies in the S&P Midcap 400 Index. These metrics are similar to the financial components used by the Committee in determining our incentive compensation, but they are not all identical. Given the unavailability of certain metrics that we use in our programs, we have selected publicly-available financial metrics that are a close approximation to the ones we use.

Overall, the Committee noted that in both longer historical periods and the most recently completed fiscal year, pay levels were generally lower than the financial performance delivered. Taken as a whole, the Committee used this information to conclude that, no significant changes were needed to our overall executive compensation philosophies for 2010, other than the one-time, special award of restricted stock (described below).

Timing of Compensation Determinations and Payouts

Base pay levels, annual bonus targets and long-term incentive awards (which include all stock options, restricted stock and a cash long-term incentive plan target) are set at the end of the prior year at a regularly-scheduled Committee meeting. Payout amounts for the annual bonus and the cash long-term incentive plan are determined after year-end, at the first regularly-scheduled Committee meeting of the following year, once final financial results are available.

Elements of Executive Compensation

Each compensation component for our named executive officers is described below, with specific actions noted that were taken during 2010. For 2010 compensation amounts, please refer to the Summary Compensation Table and other accompanying tables below.

Base Pay

Base compensation is provided to our
executives to compensate them for their
time and proficiency in their positions, as
well as the value of their job relative to
other positions at Lincoln. Base salaries
are set based on the executive’s
experience, expertise, level of
responsibility, leadership qualities,
individual accomplishments and other
factors. That being said, we aim to set

base salaries at approximately the 45th percentile of the market (slightly below market) in keeping with our philosophy that greater emphasis should be placed on variable compensation.

2010 Base Pay

Base salaries have remained relatively flat since 2008, other than with respect to Messrs. LeBlanc and Blankenship, who received modest base salary increases as part of promotions. All of the executive management (including the named executive officers) received 10% reductions to their base pay during 2009, as part of our cost-saving measures during the economic recession.

In late 2009, in light of the continued economic uncertainty, the Committee did not increase the base pay for any named executive officer for 2010, other than a modest 3% increase for Mr. LeBlanc to reflect his continued expanding international role. As a result, for 2010, base salaries for the named executive officers were all below the 45th percentile of the market. Base salaries were reinstated to their prior levels during the first quarter of 2010 (but still remained below the 45th percentile target, on average).

2011 Base Pay

In late 2010, in light of improving financial conditions and the need to address market competitiveness, the Committee did increase the base pay for each named executive officer for 2011. The average increase was 6% and resulted in base pay, on average, that was still slightly below the 45th percentile.

Annual Bonus (MIP) and Total
Cash Compensation

The Management Incentive Plan
(MIP) provides named executive
officers with an opportunity to
receive an annual cash bonus. We
believe that, given base pay is
below market, annual cash bonus
opportunities should be above
average to balance some of the
risk associated with greater
variable compensation. Therefore,
we target total cash compensation
(base and bonus target) at the 65th

percentile of the market. We believe, however, that payments of above-average bonuses should only be made where the individual’s performance, that of the entire company and that of his or her particular business unit warrant it. As a result, financial goals are also set above market. For 2010, 37 individuals participated in the MIP worldwide. No new individuals were added to the MIP for 2011.

MIP Matrix

The percentage of target bonus actually paid is based upon a matrix that takes into account financial performance and an executive’s individual performance. If either of these factors is not met, the percentage of target bonus paid is reduced, with the potential that no bonus will be paid. If either of these factors exceeds expectations, the percentage paid can be above the target amount, but only up to a maximum of 160% of target. For 2010, the MIP matrix was as follows:

2010 MIP Matrix Financial Performance

Individual Performance Rating	50%	60%	70%	80%	90%	100%	110%	120%	130%	140%	150%
	Percentage Payout
130	0	60%	80%	100%	115%	120%	125%	135%	140%	150%	160%
120	0	45%	70%	90%	110%	115%	120%	130%	135%	145%	150%
110	0	30%	55%	80%	105%	110%	115%	125%	130%	135%	140%
100	0	15%	40%	65%	95%	100%	110%	120%	125%	130%	135%
95	0	0	25%	45%	75%	90%	100%	110%	115%	120%	125%
90	0	0	0	25%	40%	70%	85%	90%	100%	105%	110%
85	0	0	0	0	25%	40%	65%	70%	80%	90%	95%
80	0	0	0	0	0	25%	40%	50%	60%	70%	80%
75	0	0	0	0	0	0	25%	30%	40%	50%	60%
70	0	0	0	0	0	0	5%	10%	25%	30%	40%
65	0	0	0	0	0	0	0	0	0	0	0

The 2011 MIP matrix will be the same as above.

Occasionally, the Committee approves MIP payments outside of the strict application of this matrix, either through positive or negative discretion. No such adjustments were made for 2010.

MIP Financial Metrics

A portion of the MIP financial component is based upon achievement of company consolidated financial results and another portion may be attributable to regional/business unit financial results, depending upon the individual’s span of responsibility. The following is a summary of the financial components used for 2010 for the named executive officers:

2010 MIP – Financial Metrics Used
	Consolidated Results	Business Unit Results
John M. Stropki - Corporate role	100%	-
Vincent K. Petrella - Corporate role	100%	-
Frederick G. Stueber - Corporate role	100%	-
David M. LeBlanc - Business unit leader	50%	50% International
George D. Blankenship - Business unit leader	50%	50% North America

By varying the financial metrics used based upon areas of responsibility, it is possible that certain participants will receive a higher percentage of target bonus while others will receive a lower percentage of target where the business unit performance for one participant is better than the business unit performance for the other. This is a key component of our pay-for-performance and incentive-based philosophies. For 2010, consolidated and most business units’ results were above budgets. 2010 MIP payouts ranged from 47% to 133% of bonus targets, with an average payout of 119% of the target amounts.

EBITB.    For 2010, one MIP financial metric used was achievement of earnings before interest, taxes and the broad-based bonus referred to above (EBITB) as compared to budget. This metric accounted for 80% of the MIP financial component. For 2011, this metric will account for 75% of the MIP financial component as additional weighting is shifted to the average operating working capital to sales component discussed below. EBITB to budget has been used as the financial metric for the MIP since its inception in 1997 because it is an important indicator of profitability. Budgets for the consolidated company and the various business units are set aggressively (based on the local and global economic climate), at the beginning of the year, are reviewed by the Finance Committee of the Board and are approved by the full Board. The following is a summary of historical results:

	Consolidated Results	Consolidated Results
Historical EBITB to Budget[1]

	Consolidated Results	Business Unit Results
Average	99%	94%
Highest Level	141%[2]	162%[2]
Lowest Level	67%	4%

1 Since the inception of the MIP in 1997.

2 Capped, at the time, at 120%.

When performance goals are set, we believe that there is an equal probability of achieving EBITB to budget in any year, although the cyclical nature of our business may increase the probability in some years and decrease it in others. In calculating EBITB for 2010, adjustments were made for rationalization charges, certain asset impairment charges, the gains and losses on certain transactions including the disposals of certain assets and the results of businesses acquired during the year. For 2010, the consolidated EBITB budget was set at $207.9 million and actual performance, as adjusted, measured at budgeted exchange rates, was $268.6 million.

AOWC/Sales. Since 2007, a second MIP financial metric, namely the achievement of budget for average operating working capital (AOWC) as compared to sales, has been used as a reflection of our commitment to improving cash flow. This metric accounted for 20% of the MIP financial component in 2010 and, for 2011, will account for 25%. The following is a summary of historical results:

Historical AOWC/Sales to Budget[1]

	Consolidated Results	Business Unit Results
Average	98%	88%
Highest Level	102%	112%
Lowest Level	88%	54%

1 For the 4-year period ending 2010.

Like EBITB, we believe that there is an equal probability of achieving AOWC/Sales in any given year, although the cyclical nature of our business may increase the probability in some years and decrease it in others. For 2010, the consolidated AOWC/Sales budget was set at 29% and actual performance, excluding businesses acquired during the year, was 28%.

2010 MIP and Total Cash Compensation

The 2010 MIP bonus targets for the named executive officers were established according to the principles discussed above. For 2010, only the bonus target for Mr. LeBlanc increased (by 7%) to reflect his continued expanded international responsibilities. MIP targets for the other named executive officers remained at 2009 levels. The 2010 MIP targets for the named executive officers placed their total cash compensation (base and bonus targets), on average, at the broad-based survey group 65th percentile.

For 2009, actual MIP awards for the named executive officers were, on average, 27% below target levels and 25% below the amounts paid in 2008, due to our overall lower financial performance during the economic downturn. The bonuses paid to the named executive officers for 2010 (as reported in the Summary Compensation Table) were above the amounts paid to them for 2009 and above their 2010 target amounts. These payments reflected the improved overall financial performance of Lincoln for 2010 as compared to 2009. On average, 2010 bonuses for the named executive officers were 93% higher than 2009 bonuses and 31% above their 2010 target amounts. These bonus payments resulted in total cash compensation (base and actual bonus) for the group that was, on average, above the 65th percentile of the survey group.

In approving the 2010 MIP payments, the Committee assessed Lincoln’s EBIT growth for the most recent trailing twelve-month period and the four prior periods (EBIT growth being the closest publicly-available financial comparison for our EBITB to budget metric). The Committee also evaluated Lincoln’s ROIC for the most recent fiscal year (2010) and the four prior fiscal years (ROIC being the closest publicly-available financial comparison for our AOWC/Sales metric), all as reported above. The Committee noted that Lincoln’s financial performance compared to its peer group and companies in the S&P Midcap 400 Index was mixed during these periods, with some components and periods being substantially above those groups (above the 75th percentile) and other components and other periods (namely 2009 and parts of 2010) being considerably below those groups (below the 25th percentile). However, the Committee noted that, on balance, Lincoln’s long-term financial performance was substantially better than its comparator groups and, therefore, warranted the improvement in 2010 MIP payouts over 2009.

2011 MIP and Total Cash Compensation

MIP targets for the named executive officers for 2011, established at the end of 2010, are set forth in the Grants of Plan-Based Awards Table below. The 2011 bonus targets reflect a modest increase from the 2010 amounts (on average, 5%), with one named executive officer receiving no increase for 2011. The Committee established these bonus targets, in consultation with Hay Group, based on the Lincoln’s compensation philosophies and competitive data. The 2011 MIP targets resulted in total compensation (base and target bonus) for the group that was, on average, at the survey group 65th percentile.

Long-Term Incentives

We believe that long-term incentive opportunities should be provided to focus rewards on factors that deliver long-term sustainability for Lincoln and should be established at the median (or 50th percentile) of the market. We have targeted the median of the market, in keeping with our pay-for-performance philosophy, because we believe that superior long-term financial growth itself should be the main driver of above-market long-term incentive compensation. We also believe that different financial metrics help drive long-term performance. Therefore, we have established a structure for long-term incentives that combines several different long-term metrics, with the greatest emphasis placed on share appreciation and non-cash awards.

Our long-term incentive program is made up of three components: stock options, restricted stock and a cash long-term incentive program. The value of each is weighted equally. This provides an even balance with respect to the different attributes and timing associated with each type of award. Annual awards of all three components are made on a selective basis to those individuals who have been
designated as officers. The stock option and
restricted stock awards for 2010 and 2011
were made under the 2006 Equity and
Performance Incentive Plan. For 2010
awards (made at the end of 2009), 18
individuals were eligible to receive all three
components and, for 2011 awards (made at
the end of 2010), 16 individuals were eligible
to receive all three components, including,
for both years, all of the named executive
officers.

Equity Incentives Stock Options. Recognizing that equity awards are a valuable compensation tool, we extend stock options to senior managers and also make available certain one-time option grants to significant contributors, regardless of their position within Lincoln. During 2010, the Committee resolved to set aside a small pool of stock options that may be awarded each quarter, at regularly-scheduled meetings, to non-executive employees who demonstrate break-through performance. Approximately 68% of the stock options covered by the 2010 award were made to employees other than our named executive officers, with a total of 391 employees receiving options worldwide. Approximately 70% of the stock options covered by the 2011 award were made to employees other than our named executive officers, with a total of 360 employees receiving options. Options for the named executive officers vest over a three-year period.

Restricted Stock.    All MIP participants (including the named executive officers) receive annual restricted stock awards. Accordingly, 37 employees received grants for 2010 and 33 employees received grants for 2011. Restricted stock vests after five years of service. However, vesting may be accelerated (to three years) if the cash LTIP for the applicable period pays out at or above target (if the payout percentage is 100% or higher). The vesting schedule for restricted stock, as well as other components of the program, is explained in more detail below in the footnotes to the Grants of Plan-Based Awards table.

Valuation of Equity Awards.    Stock option and restricted stock awards are based on assumed values. These assumed values consider an historical average of the stock price and are calculated approximately one month before the actual award. This allows us to recommend specific share awards at the time of grant, which is required under the terms of our 2006 Equity and Performance Incentive Plan. These valuations are different from the values shown in the

Summary Compensation Table, which are calculated based on a grant date fair value (not an historical average). To reduce the likelihood of discrepancies, during 2010, the Committee modified its approach for determining the historical average for the 2011 awards (shown as 2010 compensation in the Summary Compensation Table). The Committee now uses a Black-Scholes and per-share calculation performed not more than one week prior to the grant date and based on no more than a 30-day average share price. These modifications to the valuation methodology resulted in a closer correlation in the assumed values of the equity awards and the accounting values disclosed on the Summary Compensation Table for 2010.

Normal Cycle and Out-of-Cycle Equity Awards.    The Committee has sole discretion in awarding stock options and restricted stock and does not delegate its authority to management, nor does management select or influence the award dates. The date used for awards is the date of a regularly-scheduled Committee meeting which is fixed well in advance and generally occurs at the same time each year.

Occasionally, the Committee may approve limited, out-of-cycle special awards for specific business purposes or in connection with employee promotions or the hiring of new employees. During 2010, Mr. Stropki received an out-of-cycle award as consideration for the modifications made to his 2007 to 2009 restricted stock agreements. That award is described in more detail below. There are no other currently outstanding special one-time grants of equity compensation for the named executive officers other than a special award of 30,000 stock options granted to Mr. Stropki in 2004 upon his appointment as Chief Executive Officer and special grants made to Messrs. LeBlanc and Blankenship during 2009 in connection with their promotions.

Cash Incentives

A cash long-term incentive plan, or cash LTIP, was introduced in 1997 for officers. The plan is designed to offer reward opportunities leveraged to the long-term performance of Lincoln and to provide line-of-sight for plan participants by tying rewards to operating performance. Target amounts are set each year at the beginning of a three-year performance cycle. Because awards are made each year and because each award relates to a three-year performance cycle, three different programs will be running at any point in time. The percentage of the target amount actually paid at the end of the applicable three-year cycle will be based upon achievement of three-year Company performance against pre-established performance thresholds. Each plan has six to seven performance thresholds with percentage payouts attributable to those thresholds ranging from 0% to 200% of target. The Committee retains discretion to modify payments to any participant, to modify targets and/or to modify the performance thresholds (up or down).

Performance Measures.    Since its inception, the cash LTIP has used a performance measure of growth in adjusted net income over the three-year cycle. Beginning in 2009, the Committee added a second metric of return on invested capital (ROIC) and gave these two financial metrics a 50/50 weighting. As a result, the most recently completed cycle (2008 to 2010) will be the last plan with only one financial metric.

From time to time, the Committee has considered and approved certain limited adjustments to reported net income (both positive and negative) in determining achievement of the performance measure against the thresholds. Each adjustment is reviewed in detail before it is made. The types of adjustments the Committee has considered include: rationalization charges, certain asset impairment charges and the gains and losses on certain transactions including the disposals of certain assets. To the extent an adjustment relates to restructuring or rationalization charges that are intended to improve organizational efficiency, a corresponding charge (equal to the adjustment) is amortized against future years adjusted net income until that adjustment is fully offset against the intended savings.

Performance Thresholds.    In setting the performance thresholds for a new three-year period, the factors that the Committee may consider include, but are not limited to, internal, external and macro-economic factors. Performance thresholds are set aggressively (based on the economic climate). Accordingly, for both 2009 and 2010, no payments were made because the minimum performance thresholds were not met and payments have only been made in six out of the eleven completed three-year cylces. The following is a summary of all prior eleven full cycles and the most recently completed cycle (2008 to 2010):

	2008 Cash LTIP (2008 to 2010 Cycle)		Summary for All Prior 3-Year Cycles		Ranges for All Prior 3-Year Cycles
	Growth in Net Income over 3-Year Cycle	% of Target Paid after 3-Year Cycle	Average Growth in Net Income over 3-Year Cycle	Average % of Target Paid after 3-Year Cycle	Range of Growth in Net Income Thresholds for the Prior Cycles
Minimum	Less than 10%	0%	Less than 6%	0%	Less than 0%	to	Less than 15%
	10%	25%	8%	40%	0%	to	15%
	15%	50%	12%	66%	3%	to	21%
Target	30%	100%	18%	100%	6%	to	30%
	40%	150%	22%	123%	9%	to	45%
Maximum	50%	200%	32%	152%	15%	to	60%

Payment History	Actual 2008-2010 cash LITP payment made=0%		Average % of Target paid in all prior cycles=68.1%		Range of prior cash LTIP payments made=0% to 140% of Target

Comparing the historical performance thresholds to past net income performance, we believe that there is a 50% to 55% probability of achieving the adjusted net income growth thresholds for a 100% payout when initially determining the target growth for any cycle.

Beginning with the 2009 to 2011 plan cycle, ROIC is used but will be measured based on Lincoln’s performance compared to its peer group. In other words, this metric will be based on a relative value (to the peer group), instead of an absolute target (as is the case with the growth in adjusted net income).

Timing for Setting Performance Measure and Performance Thresholds.    Although cash LTIP target amounts are set at the end of the prior year, the performance measure and the performance thresholds are generally set at the beginning of the first fiscal year. This timing allows the Committee to see our final financial results for the prior year and allows for more current macro-economic projections to be used.

2010 Long-Term Incentives

In evaluating 2010 long-term incentive compensation (at the end of 2009), the Committee reviewed 2008 and 2009 pay levels versus the competitive targets. Overall, the Committee concluded that long-term incentives for the named executive officers were generally in line with our 50th percentile target when comparing them to survey data, but were substantially below that threshold when comparing them to proxy data. However, given the uncertain economic times, the Committee determined that the value of 2010 long-term incentives for the named executive officers would not increase above 2009 levels, other than the special, one-time award of restricted stock described below.

Restricted Stock.    In addition to the regular 2010 award of restricted stock, in September 2010, as consideration for Mr. Stropki’s agreement to modify his restricted stock agreements for 2007, 2008 and 2009, we awarded him restricted stock with an assumed value of approximately $200,000. The amendments increased the retirement age under those agreements from 60 to 62, which delayed the time at which Mr. Stropki would be able to receive full vesting of those awards if he were to retire from the company. The terms of Mr. Stropki’s restricted stock award are discussed below under the Grants of Plan-Based Awards table. Mr. Stropki’s special restricted stock award is subject to our Recovery of Funds Policy, which is also discussed in detail below.

The 2008 restricted stock awards, granted at the end of 2007, would have been entitled to accelerated vesting for 2010, if the financial performance targets for the 2008 to 2010 cash LTIP had been met. Since the financial targets were not met, those awards did not receive accelerated vesting and they will vest normally after five years. This was also the case for the 2007 restricted stock award (which would have vested for 2009 if the 2007 to 2009 cash LTIP financial targets had been met).

One-Time Special Restricted Stock Award.    Recognizing that 2009 financial performance anomalies were expected to impact long-term incentives for the next few years and considering various methods to incent and retain key management during challenging economic times, in late 2009, the Committee approved a special, one-time award of restricted stock for executive management (including the named executive officers). The terms of this award were similar to the regular restricted stock awards, but with the potential for accelerated vesting after only one year. The special restricted stock award would vest if the adjusted net income budget for 2010 was exceeded by 10% or more, which was achieved. Therefore, the stock vested on February 23, 2011.

Cash LTIP.    No payouts were made for the 2008 to 2010 cash LTIP, based on the fact that adjusted net income growth over the three-year period was below the 10% minimum performance level required under the plan. No cash LTIP payments were made in the prior year either, as the 2007 to 2009 cash LTIP financial performance minimums were not met.

2011 Long-Term Incentives

In setting 2011 compensation, at the end of 2010, the Committee reviewed 2009 and 2010 pay levels versus the competitive targets. Overall, the Committee concluded that long-term incentives for the named executive officers were generally below our 50th percentile target when compared to both survey and proxy data. Therefore, each named executive officer received a slight increase in the value of their 2011 stock option, restricted stock and cash LTIP target awards (amounts for each are reported in the Summary Compensation Table and Grants of Plan-Based Awards Table). All of these awards are subject to our Recovery of Funds Policy, which is discussed below. The total value of the three awards placed the named executive officers’ long-term incentive compensation, on average, at the survey, peer group and S&P Midcap 400 50th percentile. Named executive officers received, on average, a 5% increase in the assumed value of their 2011 long-term incentive awards over 2010 levels. Notwithstanding the financial improvement experienced in most of Lincoln’s business units for 2010, the increases were modest based on the Committee’s understanding of trends in long-term incentive compensation.

Other Arrangements, Policies or Practices

Overview of Benefits

We intend to provide a competitive group of benefits for all of our employees targeted at the 50th percentile of the market. Some aspects of our benefit programs are considered non-traditional due to their relationship with our pay-for-performance and incentive-based philosophies. For example, the premiums for Lincoln-provided medical coverage are 100% paid by employees, including the named executive officers, on a pre-tax basis. Premiums for dental coverage, which is a voluntary benefit, are also 100% paid by employees. Life insurance coverage paid fully by Lincoln is set at $10,000 per employee, including the named executive officers, although employees may purchase additional insurance at their own cost. The named executive officers participate in this same cost-sharing approach.

We attempt to balance our various non-traditional programs (such as those with a significant portion of the cost borne by the employee), with more traditional programs. As a result, we place the greatest emphasis with our benefit programs on the delivery of retirement benefits to our employees. This allows us to reward long-term service with Lincoln which, we believe, is not addressed in our other compensation and benefit programs. The value of our retirement benefits are intended to deliver a retirement benefits package that is, when viewed in isolation, above the market median. Because some of our other benefits might be viewed as less than competitive and because our retirement benefits are above the competitive market, we believe that our overall benefit structure is at the 50th percentile of the market.

We also provide accidental death and dismemberment benefits to officers, due to the significant amount of travel required in their jobs. Under this program, the premiums of which are paid by Lincoln, a participant’s beneficiary would receive a payment of five times annual total cash compensation up to a maximum of $3,000,000 for executive officers and $2,000,000 for other officers upon an officer’s accidental death. The policy also provides dismemberment benefits of up to 100% of the death benefit in the event an officer is permanently and totally disabled as a result of an accident, and it provides for medical evacuation coverage as a result of an accident.

Retirement Programs

Retirement benefits are provided to our named executive officers through the following programs:

•

The Lincoln Electric Company Retirement Annuity Program, or RAP, has been in effect since 1936 and applies to all eligible domestic welding business employees. Effective January 1, 2006, new employees are no longer eligible to participate in the RAP but became eligible for FSP Plus benefits described below. The retirement benefits under the RAP for the named executive officers are estimated in the Pension Benefits Table below.

•

The Supplemental Executive Retirement Plan, or SERP, has been in effect since 1994. The purpose of the SERP is, in part, to make up for limitations imposed by the U.S. Internal Revenue Code on payments under tax-qualified retirement plans, and, primarily, to provide an aggregate competitive retirement benefit for SERP participants in line with our overall 50th percentile objective. Participation in the SERP is limited to individuals approved by the Committee. As of December 31, 2010, there were 11 active participants in the SERP, with no new participants added since 2005. Compensation covered by the SERP is the same as shown in the salary and bonus columns of the Summary Compensation Table below. Certain terms of the SERP may be modified as to individual participants, upon action by the Committee. Except with respect to the increase of Mr. Stropki’s annual SERP benefit limit (in 2004) and the award of additional prior service to Mr. Stueber (in 1995), as described below, there have been no modifications to the terms of the SERP for to the named executive officers.

•

A qualified 401(k) savings plan, formally known as The Lincoln Electric Company Employee Savings 401(k) Plan, was established in 1994 and applies to all eligible domestic welding business employees. For 2010, all of the named executive officers deferred amounts under the 401(k) plan. Historically, we have matched participant contributions (other than catch-up contributions) at 35% up to the first 6% of pay (base and bonus) contributed. Effective January 1, 2009, we suspended the 401(k) match as part of our cost-cutting initiatives. We reinstated it effective April 1, 2010, retroactive to January 1, 2010.

We also provide additional 401(k) plan contributions under a program we refer to as the Financial Security Plan (FSP) for those participants, including the named executive officers, who made an election to adopt this program in 1997 (in which case they receive an annual FSP contribution of 2% of base pay) or who made an election to adopt a revised program in 2006, which we refer to as the FSP Plus program, in which case they receive an annual FSP Plus contribution as follows:

After service of...	Lincoln will contribute...
1 year	4% of base pay
5 years	5% of base pay
10 years	6% of base pay
15 years	7% of base pay
20 years	8% of base pay
25 years	10% of base pay

In exchange for the FSP or FSP Plus benefits, participants elected to forfeit certain future benefits under the RAP.

•

A supplemental deferred compensation plan, or Top Hat Plan, is designed to allow participants to defer their current income on a pre-tax basis and to receive a tax-deferred return on those deferrals. There are no company contributions or match. Participation in the Top Hat Plan is limited to individuals approved by the Committee. As of December 31, 2010, there were 18 active participants in the Top Hat Plan.

More information on these programs can be found below in the Retirement and Other Post-Employment Benefits section.

Perquisites

We offer limited perquisites. Occasionally, we will provide perquisites to officers or MIP participants to meet specific business needs. For example, because we believe in the importance of maintaining the health of all of our employees, including the named executive officers, we pay for an annual physical for MIP participants who are age 45 or older and for certain participants below that age on an ad hoc basis. We also make available financial planning services to certain officers. However, the cost of these financial planning services is included in the income of the participants. The physical and financial planning programs are optional programs. To assist us in conducting business meetings and/or entertainment, we pay the cost of certain club dues for some officers. Although these officers may derive some personal benefit from their use, club memberships are used extensively for business purposes, all personal expenses are borne entirely by the executive and the club dues are included in the income of the participants. Initiation fees for club memberships are paid by the executive.

Change in Control Arrangements

We entered into severance agreements in 1998 with certain officers, including Messrs. Stropki and Stueber, designed generally to assure continued management in the event of a change in control of Lincoln. In July 2009, we entered into new severance agreements with our officers, including the named executive officers. With respect to Messrs. Stropki and Stueber, the new agreements supersede their old agreements. For Messrs. Stropki and Stueber, under the new agreements, the severance benefit became fixed (as opposed to calculated as the greater of one year or the remainder of the severance period of three years), additional age and service credit for the SERP for the remainder of the three-year protection period was eliminated, outplacement services were capped and excise tax gross-ups were eliminated. For Mr. Stueber, under the new agreements, the protection period following a change in control was reduced to two years.

These new severance arrangements are operative only if a change in control occurs and payments are only made if the officer’s employment is terminated (or if the officer terminates employment due to certain adverse employment changes). These change in control agreements provide our named executive officers with the potential for continued employment following a change in control, which help retain these executives and provide for management continuity in the event of an actual or threatened change in control of Lincoln and also help ensure that our executives’ interests remain aligned with shareholders’ interests during a time when their continued employment may be in jeopardy. For a more detailed discussion of these change in control agreements, see Termination and Change in Control Arrangements below. Outside of these change in control agreements, we do not maintain written employment or other severance agreements.

Recovery of Funds Policy

During 2010, we adopted a Recovery of Funds Policy (clawback policy) consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank). Our policy is more extensive than what Dodd-Frank requires and is applicable to all of our officers (currently, 16 individuals), including our named executive officers. The policy will apply in the event that there is an accounting restatement involving our financial statements due to material noncompliance with the financial reporting requirements under the U.S. federal securities laws. The policy applies to both current and former officers and covers incentive compensation received by the officers in the 3-year period prior to the restatement. Awards of incentive compensation would include annual bonus (MIP) payments, stock option awards, restricted stock awards and cash LTIP awards beginning in 2011, unless Dodd-Frank regulations (which are forthcoming) provide otherwise. Under the policy, in the event of an accounting restatement of our financial statements, the Committee would review all incentive compensation received during the 3-year covered period and would seek recovery of the amount of incentive compensation paid in excess of what would have been paid if the accounts had been properly stated. We believe that this policy is in the best interests of Lincoln and its shareholders.

Anti-Hedging Policy

Consistent with our philosophy to encourage long-term investment in our common stock, our directors and executive officers are prohibited from engaging in any speculative or hedging transactions involving our common stock, including buying or selling puts or calls, short sales or margin purchases.

Share Ownership

As with the Directors, in keeping with our philosophy that officers should maintain an equity interest in Lincoln and based on our view that such ownership is a component of good corporate governance, we adopted stock ownership guidelines for officers effective January 1, 2006. Under the guidelines, officers of Lincoln are required to own and hold a certain number of our common shares, currently at the levels set forth in the table below:

Executive Group	Ownership Guideline
CEO	3 times base salary
Management Committee Members[1]	1 times base salary
Other Officers	0.5 times base salary

1 Includes Messrs. Petrella, Stueber, LeBlanc and Blankenship, as well as one other officer of Lincoln.

Officers have five years to satisfy the stock ownership guidelines, which can be satisfied either by holding (1) shares aggregating the dollar amount specified above (valued at the then current stock price), or (2) that number of shares needed to satisfy the ownership guidelines tied to the base salaries in effect on January 1, 2006 divided by the closing price of a common share on December 30, 2005 ($39.66). Restricted stock awards will count towards the stock ownership guidelines; common shares underlying stock options and shares held in another person’s name (including a relative) will not. As of December 31, 2010, all of our officers met the stock ownership requirements. The Committee reserves the right to modify these guidelines in the future.

Since the five-year period for our stock ownership guidelines has run, the Committee intends to increase these guidelines in 2011.

Deductibility of Compensation

Our general philosophy is to qualify future compensation for tax deductibility under Section 162(m) of the U.S. Internal Revenue Code, wherever appropriate, recognizing that, under certain circumstances, the limitations may be exceeded. Qualification is sought to the extent practicable and only to the extent that it is consistent with our overall compensation objectives.

Our 2007 Management Incentive Compensation Plan (or 2007 MICP), allows the following components of executive compensation to be excluded in determining deductibility under Section 162(m): annual bonus (MIP) and Cash LTIP. Exclusion of those amounts under Section 162(m) means that they are fully deductible, regardless of amount, assuming they are otherwise considered reasonable compensation and are within the limits of the plan. Payments of base pay and restricted stock (as currently structured) would not be excludable and, thus, the payment of those amounts in excess of $1 million in a calendar year would, generally, be non-deductible.

In addition, our current equity compensation plan for employees, the 2006 Equity and Performance Incentive Plan, as amended (EPI Plan), contains performance measures that were approved by our shareholders in 2006, which provides us with flexibility to grant performance-based equity awards under the plan that are fully deductible under Section 162(m). In order to maintain qualification under Section 162(m), we must seek shareholder approval of the performance measures under the plan every five years. We are seeking re-approval of the performance measures under the EPI Plan this year under Proposal 5. We will seek shareholder re-approval of the 2007 MICP at next year’s Annual Meeting.

All of the compensation paid to the named executive officers during 2010 was tax deductible by Lincoln for federal income tax purposes.

2010 SUMMARY COMPENSATION TABLE

The narrative, table and footnotes below describe the total compensation paid to our Chief Executive Officer and Chief Financial Officer, as well as the three next highest paid executive officers – the “named executive officers.” The components of compensation reported in this table are described below. For information on the role of each component within the total compensation package, see the summary below and refer to the descriptions under the Compensation Discussion and Analysis section above.

Summary of 2010 Compensation Elements

The base and annual bonus target amounts shown below were set for 2010 at the end of 2009. The actual bonus paid was based on 2010 financial and personal performance and was determined in February 2011 (after full year financial results were available). Stock options and restricted stock awards reported below were made in the fourth quarter of 2010 and are evaluated as 2011 awards, since they relate to performance in 2011 and beyond. Any cash LTIP payments reported below would have been set at the end of 2007, would have related to 2008 to 2010 financial performance and would have been approved in February 2011 (after full year financial results were available). Please note that no cash LTIP payments were made for 2010 (or 2009). Given the different timing for setting and measuring our compensation components, the competitive market data, compensation trends, business needs, individual performance, individual role and Lincoln financial performance to peers evaluated by the Committee to set the long-term incentive amounts reported in the footnotes to the Summary Compensation Table and the Grants of Plan-Based Awards Table will be different from those same components used to evaluate and set the base and bonus amounts reported in the Summary Compensation Table.

2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)[2]	Option Awards ($)[3]	Non-Equity Incentive Plan Compensation ($)[4]		Change in Pension and Nonqualified Deferred Compensation Earnings ($)[6]		All Other Compensation ($)		Total ($)
John M. Stropki	2010	$783,333	$956,889	$814,220	$1,493,968	[1]	$890,627	[6]	$28,171	[7]	$4,967,208
Chairman, President and Chief Executive Officer	2009	736,667	1,434,766	797,581	858,144		760,993		16,633		4,604,784
	2008	800,000	771,234	405,569	1,925,112		862,896		24,092		4,788,903
Vincent K. Petrella	2010	367,188	196,658	213,920	496,211		274,055		30,787	[7]	1,578,819
Senior Vice President, Chief Financial Officer and Treasurer	2009	345,313	394,271	219,468	285,026		151,924		23,347		1,419,349
	2008	375,000	211,935	111,767	593,985		211,000		25,895		1,529,582
Frederick G. Stueber	2010	357,396	155,949	169,254	413,509	[5]	756,586	[6]	20,588	[7]	1,873,282
Senior Vice President, General Counsel and Secretary	2009	336,104	316,260	175,542	221,464		400,470		13,454		1,463,294
	2008	365,000	169,724	89,453	508,779		659,581		20,095		1,812,632
David M. LeBlanc	2010	308,438	142,170	154,431	384,899		100,444		406,596	[7]	1,496,978
Senior Vice President; President, Lincoln Electric International	2009	269,938	310,687	174,640	138,000		62,200		531,184		1,486,649
	2008	285,000	129,272	68,122	294,747		48,000		261,229		1,086,370
George D. Blankenship	2010	293,750	126,513	137,606	326,597		263,445		30,808	[7]	1,178,719
Senior Vice President; President, Lincoln Electric North America	2009	265,333	277,360	156,497	214,527		108,477		23,320		1,045,514

[1]

Of the amounts shown that relate to our MIP, $50,000 was deferred for 2010 in March 2011 under our Top Hat Plan. See the narrative following the Nonqualified Deferred Compensation Table below for additional information on this plan.

[2]

On December 1, 2010, the named executive officers received awards of restricted stock. See the Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End Tables below for additional information on these awards. The amount shown for Mr. Stropki also includes a special grant of 3,636 shares of restricted stock granted in September 2010 in consideration for amendments to his restricted stock agreements for 2007, 2008 and 2009 described below.

The amounts reported reflect the grant date fair value under FASB ASC Topic 718 for the restricted stock awards. Assumptions used in the calculation of these amounts are included in footnote (7) to our audited financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2011. These amounts differ slightly from the assumed value used by the Committee at the time of the award as discussed in the Compensation Discussion and Analysis section above.

[3]

On December 1, 2010, the named executive officers received grants of stock options. See the Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End Tables below for additional information on these grants.

The amounts reported reflect the grant date fair value under FASB ASC Topic 718 for the stock option grants. Assumptions used in the calculation of these amounts are included in footnote (7) to our audited financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2011. These amounts differ slightly from the assumed value used by the Committee at the time of the award as discussed in the Compensation Discussion and Analysis section above.

[4]

The amounts shown for 2010 represent payments under our MIP. No payments were made for 2010 under the cash LTIP. For a description of our MIP and cash LTIP, see the Compensation Discussion and Analysis section above.

[5]	Of the amount shown that relates to our MIP, $50,000 was deferred for 2010 in March 2011 under our Top Hat Plan.

[6]

The amounts shown for 2010 represent the increase in actuarial value of our two defined benefit plans, the RAP and the SERP, as compared to 2009, and the difference in earnings under the Moody’s Corporate Bond Index fund in our Top Hat Plan for 2010 and a hypothetical rate, as follows:

2010 Increase in Pension Value
Name	RAP	SERP	Difference in 2010 Earnings Credited in the Top Hat	Moody’s Corporate Bond Index Earnings	Hypothetical Market Rate[1]
John M. Stropki	$230,845	$620,200	$39,582	$258,248	$218,666
Vincent K. Petrella	121,141	152,914	-	-	-
Frederick G. Stueber	166,230	587,530	2,826	18,409	15,583
David M. LeBlanc	100,444	-	-	-	-
George D. Blankenship	96,419	167,026	-	-	-

[1]	This rate is specified by the SEC rules for proxy disclosure purposes and is based on 120% of the applicable federal long-term rate, compounded monthly for 2010

[7]	The amounts shown for 2010 are comprised of the following:

2010 All Other Compensation
			Perquisites Less Than $25,000				Standard Expatriate Benefits
Name	Company 401(k) & FSP Contributions	Life and AD&D Premiums	Financial Physical	Planning Examination	Club Dues	Standard Expatriate Benefits	Cost of Living Adjustment	Housing Rent and Utilities[2]	Dependent Schooling	Tax Payments[3]
John M. Stropki	$5,145	$3,038	X	X	X		-	-	-	-
Vincent K. Petrella	10,045	3,038	X		X		-	-	-	-
Frederick G. Stueber	10,045	3,038	X				-	-	-	-
David M. LeBlanc[1]	10,045	3,038	X			Foreign Service Premium Automobile Lease Home Leave Airfare	$31,113	$48,032	$77,324	$164,525
George D. Blankenship	27,770	3,038					-	-	-	-

[1]

The expatriate benefits shown relate to Mr. LeBlanc’s current international assignment and are provided to all U.S. employees who take an international assignment. Amounts are converted to U.S. dollars on a monthly basis based on a month-end conversion price, in local currency, as reported by Bloomberg. The conversion price for Euros from January through June 2010 (the period in which Mr. LeBlanc resided in Europe) ranged between € 1.2248 to € 1.3899 to $1.00, and for July through December 2010 (the period in which Mr. LeBlanc resided in Asia) the RMB between ¥ 0.14768 to ¥ 0.1501 to $1.00.

[2]	The amount shown is net of the hypothetical cost of U.S. housing deducted from Mr. LeBlanc’s compensation.

[3]	The amount shown includes the cost of foreign and U.S. taxes, tax services and a U.S. FICA/Medicare gross up (of $6,503) less the hypothetical cost of U.S. taxes (paid by Mr. LeBlanc).

The narrative below describes the material terms of each named executive officer’s employment agreement or arrangement with us to the extent it is not otherwise discussed above in the Compensation Discussion and Analysis section and/or in the Summary Compensation Table.

Additional Employment Terms for the Chief Executive Officer

In September 2010, in consideration of CEO retention concerns and for tax efficiency for Lincoln, Mr. Stropki agreed to modify his restricted stock agreements for the years 2007, 2008 and 2009 to increase the age of retirement for accelerated vesting of the awards, which vest in full on retirement, from age 60 to age 62. In exchange for Mr. Stropki’s agreement of these modifications, we awarded Mr. Stropki 3,636 shares of restricted stock, valued at approximately $200,000. The terms of the September restricted stock award are discussed below under the Grants of Plan-Based Awards Table.

Mr. Stropki was elected President and Chief Executive Officer of Lincoln effective June 3, 2004. In connection with his election, Mr. Stropki and Lincoln entered into a letter agreement modifying the terms of his retirement benefits. Under the terms of the letter agreement, Mr. Stropki will continue to participate in the SERP under the same terms and conditions that existed prior to his appointment as Chief Executive Officer, except that his annual benefit limit under the SERP was increased from the standard $300,000 to $500,000. For a general discussion of the SERP, see the Compensation Discussion and Analysis above and the Pension Benefits Table below.

For 2010, Mr. Stropki’s salary and bonus accounted for 46% of his total compensation, based on the value of his 2010 base salary and 2010 actual MIP (or bonus) paid in February 2011.

Additional Employment Terms for the Other Named Executive Officers

Mr. Stueber entered into an employment agreement in February 1995, which was modified in May 1998. The agreement contains many terms no longer in effect. The agreement grants credited service for purposes of the SERP of 22 years as of his date of hire, assuming a normal retirement age of 60 and service of 45 years at age 65.

Mr. LeBlanc is an U.S. employee, working overseas. As such, he receives certain expatriate benefits under our overseas assignment policy. However, the benefits provided to Mr. LeBlanc are on the same terms as those provided to all other U.S. expatriates. In addition, the Committee increased the target award for Mr. LeBlanc under our cash long-term incentive plan as part of his promotion in 2009. The increase applies only to the 2009 to 2011 performance cycle.

Like Mr. LeBlanc, the Committee increased the target award for Mr. Blankenship under our cash long-term incentive plan as part of his promotion in 2009. The increase applies only to the 2009 to 2011 performance cycle.

For 2010, Mr. Petrella’s salary and bonus accounted for 55% of his total compensation, Mr. Stueber’s salary and bonus accounted for 41% of his total compensation, Mr. LeBlanc’s salary and bonus accounted for 46% of his total compensation and Mr. Blankenship’s salary and bonus accounted for 53% of his total compensation. The above percentages were based, in each case, on the value of the executive’s 2010 base salary and 2010 actual MIP (or bonus) paid in February 2011.

2010 GRANTS OF PLAN-BASED AWARDS

The following table provides information relating to plan-based awards granted in 2010 to our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					All Other Stock Awards; Number of Shares of Stock or Units (#)[3]	All Other Option Awards: Number of Securities Underlying Options (#)[4]	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[5]
		Threshold ($)	Target ($)		Maximum ($)
John M.	09/21/10						3,636			$207,834
Stropki	12/01/10	$0	$1,177,000	[1]	$1,883,200	[1]
	12/01/10	0	730,000	[2]	1,460,000	[2]
	12/01/10						11,960			749,055
	12/01/10							40,650	$62.63	814,220
Vincent K.	12/01/10	0	385,000	[1]	616,000	[1]
Petrella	12/01/10	0	192,000	[2]	384,000	[2]
	12/01/10						3,140			196,658
	12/01/10							10,680	62.63	213,920
Frederick G.	12/01/10	0	310,000	[1]	496,000	[1]
Stueber	12/01/10	0	152,000	[2]	304,000	[2]
	12/01/10						2,490			155,949
	12/01/10							8,450	62.63	169,254
David M.	12/01/10	0	330,000	[1]	528,000	[1]
LeBlanc	12/01/10	0	139,000	[2]	278,000	[2]
	12/01/10						2,270			142,170
	12/01/10							7,710	62.63	154,431
George D.	12/01/10	0	270,000	[1]	432,000	[1]
Blankenship	12/01/10	0	124,000	[2]	248,000	[2]
	12/01/10						2,020			126,513
	12/01/10							6,870	62.63	137,606

[1]

The performance-based amounts shown represent the range of cash payouts for 2011 (set in 2010) under our MIP. Under the MIP, payments are based on the achievement of company financial performance and the executive’s individual performance. Target awards are set by the Compensation and Executive Development Committee of the Board in the fourth quarter of the year preceding the bonus year. Actual payment amounts are determined by the Committee in the first quarter of the year following the bonus year. For additional information regarding the MIP, see the Compensation Discussion and Analysis section above.

[2]

The performance-based amounts shown represent the range of cash payouts for the 2011 to 2013 cycle (set in 2010) under our cash LTIP plan. Under the plan, payments are based on achievement of company financial goals over a three-year cycle. Target awards are set by the Committee in the fourth quarter of the year preceding the three-year cycle. Actual payment amounts are determined by the Committee in the first quarter of the year following the three-year cycle.

[3]

The amounts shown in this column represent restricted stock awards made under our 2006 Equity and Performance Incentive Plan on December 1, 2010, as well as September 21, 2010 for Mr. Stropki as consideration for amendments to his restricted stock agreements for 2007, 2008 and 2009. With respect to the awards made on December 1, 2010, the restricted stock vests upon the earlier of (1) the recipient remaining in continuous employment for five years (to December 1, 2015), or (2) a determination by the Committee that the financial targets for our cash long-term incentive plan (discussed above) are met (i.e., 3 years) (2011-2013 cycle), with accelerated vesting upon a change in control in the event the employee is terminated or in the event any successor to Lincoln does not honor the terms of the award or in the event of death or disability. Upon retirement, a pro-rata portion of the award will vest. This represents a change from the terms of our prior outstanding restricted stock awards (2006 to 2009) where the entire award vests upon retirement. With respect to Mr. Stropki’s award on September 21, 2010, the award vests after five years (there is no accelerated vesting for achievement of performance objectives) and provides for accelerated vesting upon a change in control in the event Mr. Stropki is terminated or in the event any successor to Lincoln does not honor the terms of the award, or in the event of death, disability or retirement at age 62 or later.

Any cash dividends on the restricted stock are sequestered by us until the shares are nonforfeitable, at which time such dividends are paid in common shares. The dividend rate for dividends paid on the restricted stock to the named executive officers is the same as for all other shareholders (in other words, it is not preferential).

[4]

The amounts shown in this column represent stock option grants made under our 2006 Equity and Performance Incentive Plan on December 1, 2010. The stock options were granted at the closing price of our common shares on the date of the grant. All stock options are non-qualified for tax purposes. We value stock options using the Black-Scholes valuation method. The stock options vest over a three-year period (in equal annual increments), with accelerated vesting upon death or disability or a change in control in the event the employee is terminated or if the plan is not assumed upon a change in control. For the 2011 awards, we eliminated the provision for accelerated vesting of the full award upon retirement (accelerated vesting on retirement remains applicable for stock options granted prior to December 1, 2010). Three-year vesting applies to stock option awards given to senior managers and officers. Options awarded to non-management employees vest after two years, with accelerated vesting upon death or disability. All options have 10-year terms.

[5]

The amounts shown represent the full value of the restricted stock awards and the stock option grants calculated in accordance with FASB ASC Topic 718 as of the date of the grant. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of our common shares relative to the exercise price per share of the stock option at the time of exercise. The actual amount realized upon vesting of restricted stock will depend upon the market price of our common shares at the time of vesting. There is no assurance that the hypothetical full values of the awards reflected in this table will actually be realized.

HOLDINGS OF EQUITY-RELATED INTERESTS

The following provides information relating to exercisable and unexercisable stock options and restricted stock at December 31, 2010 for our named executive officers.

Outstanding Equity Awards at December 31, 2010

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]
John M. Stropki	48,400		$23.46	11-20-12
	50,000		23.90	10-08-13
	30,000		31.90	06-03-14
	90,000		35.43	11-30-14
	49,600		39.93	11-30-15
	29,800		60.51	11-29-16	7,650	$499,316
	40,090		68.51	11-28-17	7,860	513,022
	27,573	13,787	43.97	12-03-18	17,540	1,144,836
	16,523	33,047	52.71	12-01-19	27,220	1,776,649
					3,636	237,322
		40,650	62.63	12-01-20	11,960	780,629
Vincent K. Petrella	10,000		23.90	10-08-13
	25,000		35.43	11-30-14
	14,400		39.93	11-30-15
	8,650		60.51	11-29-16	2,220	144,899
	12,150		68.51	11-28-17	2,380	155,343
	7,580	3,790	43.97	12-03-18	4,820	314,601
	4,546	9,094	52.71	12-01-19	7,480	488,220
		10,680	62.63	12-01-20	3,140	204,948
Frederick G. Stueber	17,000		35.43	11-30-14
	13,000		39.93	11-30-15
	8,110		60.51	11-29-16	2,080	135,762
	10,330		68.51	11-28-17	2,020	131,845
	6,066	3034	43.97	12-03-18	3,860	251,942
	3,636	7,274	52.71	12-01-19	6,000	391,620
		8,450	62.63	12-01-20	2,490	162,522
David M. LeBlanc	7,200		39.93	11-30-15
	4,430		60.51	11-29-16	1,140	74,408
	6,320		68.51	11-28-17	1,240	80,935
	4,620	2,310	43.97	12-03-18	2,940	191,894
	440	880	42.38	07-31-19	565	36,878
	3,296	6,594	52.71	12-01-19	5,440	355,069
		7,710	62.63	12-01-20	2,270	148,163
George D. Blankenship	15,000		35.43	11-30-14
	7,400		39.93	11-30-15
	4,430		60.51	11-29-16	1,140	74,408
	5,710		68.51	11-28-17	1,120	73,102
	4,133	2,067	43.97	12-03-18	2,630	171,660
	400	800	42.38	07-31-19	500	32,635
	2,950	5,900	52.71	12-01-19	4,860	317,212
		6,870	62.63	12-01-20	2,020	131,845

[1]	Stock options vest in three equal annual installments, commencing on the first anniversary of the date of the grant.

[2]

The amounts shown in this column represent restricted stock awards made pursuant to our 2006 Equity and Performance Incentive Plan. For more information on our restricted stock awards, see the discussion provided in the Grants of Plan-Based Award Table.

[3]	Based on the closing price of our common stock on December 31, 2010 of $65.27.

2010 Option Exercises and Stock Vested

The following table provides information for stock options that were exercised by the named executive officers during 2010. No restricted stock vested during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
John M. Stropki	27,500	$1,113,561[1]	-	-
Vincent K. Petrella	-	-	-	-
Frederick G. Stueber	-	-	-	-
David M. LeBlanc	-	-	-	-
George D. Blankenship	-	-	-	-

[1]	Based on actual market prices per share (which ranged between $62.00 and $62.22 per share) less the exercise price of $21.61 per share.

    RETIREMENT AND OTHER POST-EMPLOYMENT BENEFITS

2010 Pension Benefits

Retirement Annuity Program (RAP)

Under the RAP, each eligible employee accumulates 2.5% of each year’s base compensation (limited to $16,500 for 2010 per Internal Revenue Code limits) in the form of an annuity payable at normal retirement age (age 60 or five years of employment, if later). Participants may also retire early and receive a benefit as early as age 55, but that benefit is reduced to reflect the early payments. For example, a participant commencing his or her RAP benefit at age 55 will receive a benefit equal to 63.82% of his or her normal retirement benefit. In addition to the 2.5% accumulation each year, we have granted, on a number of occasions, additional prospective past service benefits to all participants. The program also provides accumulated benefits to eligible spouses of deceased employees or former employees. Benefits under the program are in addition to those payable under Social Security. The RAP was modified in 1997 and again in 2006 to provide one-time elections to all employees at those times. During 2010, the RAP was further amended to incorporate certain technical amendments.

•

The 2006 election provided a one-time choice for existing employees (hired before January 1, 2006), between maintaining the current program or opting into an alternative program in which the prospective annual earned annuity in the RAP is reduced to 1.25% of each year’s base compensation and the employee is entitled to an enhanced Lincoln contribution in the qualified 401(k) plan, based on service. The enhanced defined contribution program is known as the FSP Plus program. All eligible employees hired after January 1, 2006 participate in the FSP Plus program (and do not participate in any RAP benefits).

•

The 1997 election provided a one-time choice to existing employees (hired before November 1, 1997), between maintaining a feature in the RAP known as the Age 60 Feature (or Ramp) or eliminating that feature prospectively in lieu of receipt of employer-provided benefits in our 401(k) plan (referred to as FSP benefits). Under the Ramp feature, if a participant, including a named executive officer, works past normal retirement age (60), he or she may be eligible for certain enhanced benefits to be paid in one of two ways at his/her election: (1) retirement benefits would commence at age 60 while the participant continued to work, or (2) retirement benefits would be delayed until actual retirement with the participant receiving higher payments. Under the Ramp, a participant must start his or her retirement benefits at age 65, even if he/she continues to work for us. Mr. Stropki, who turned 60 during 2010, is not currently receiving any retirement benefits under the Ramp.

Supplemental Executive Retirement Plan (SERP)

In 2005, we added a two-tier benefit structure applicable to new participants in the SERP in light of emerging trends in executive compensation. Under the two-tier benefit structure, future participants, if any, designated as “Management Committee and Regional President Participants” are entitled to a retirement benefit as follows:

to a maximum of 60%
Management Committee/ Regional Presidents	=	[	(1.333%	x	years of service	x	final average pay	)	-	applicable offsets	]	x	participation factor

All future participants designated as “Other Participants” are entitled to a retirement benefit as follows:

to a maximum of 50%
Other Participants	=	[	(1.111%	x	years of service	x	final average pay	)	-	applicable offsets	]	x	participation factor

Generally, benefits under the SERP for current participants, including each named executive officer, are determined as follows:

to a maximum of 65%
Current Participants	=	[	(1.445%	x	years of service	x	final average pay	)	-	applicable offsets	]	x	participation factor

For purposes of the SERP:

•

Years of service includes all service with Lincoln (and, for Mr. Stueber, includes service with previous employers) but excludes service after age 65. Credited service for SERP purposes, as of December 31, 2010, is provided below. Mr. Stueber was awarded prior years of service under the SERP for service with his previous employer. In 2001, however, we eliminated the practice of granting extra years of credited service under the SERP and we do not intend to grant extra years service credit in the future.

•	Final average pay is the average base and bonus compensation for the three highest years in the seven-year period preceding retirement.

•

Benefits payable under the SERP are reduced by applicable offsets that include: the maximum Social Security benefit payable in the year of retirement, the single life benefit payable under the RAP, the lifetime benefit equivalence of any account balance attributable to employer matching contributions, Employee Stock Ownership Plan contributions and/or FSP contributions under the 401(k) plan, and other employer-paid qualified plan benefits paid by previous employers (but only if prior years of service are awarded). Benefits under the SERP are also reduced if the covered employee has participated in the SERP for fewer than eight years at the time of retirement.

•

Unless a different factor is set by the Committee, participants are credited with only 20% of the net amount of the benefit otherwise payable under the SERP when they first become participants, and in each of the next eight years, an additional 10% of the net amount of the benefit will become payable upon retirement. As of December 31, 2010, all of the named executive officers had 100% participation factors. Unless modified (as was the case for Mr. Stropki as noted above), the maximum net benefit payable under the SERP is $300,000 per year.

•

SERP benefits vest at the plan’s normal retirement age of 60. Other than Mr. Stropki, none of the named executive officers is currently vested in the SERP. Benefits may become vested as early as age 55, but only if such vesting is approved by the Committee. If benefits are paid before age 60, they are reduced for early commencement. The SERP also provides accumulated benefits to eligible spouses of deceased employees or former employees.

•

Effective December 31, 2008, the SERP was amended and restated to bring the plan into compliance with Section 409A of the U.S. Internal Revenue Code, as well as to further specify the form of payment for any separation of service from Lincoln (even if before age 55), provided that the participant is vested under the SERP, where previously the SERP only accommodated distributions on or after age 55 and upon death.

The following provides information relating to potential payments and benefits under our RAP and SERP for the named executive officers.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)		Payments During the Last Fiscal Year ($)
John M. Stropki	RAP	38[1]	$1,329,147	[3]	-
	SERP	38[2]	$6,569,150	[4]	-
Vincent K. Petrella	RAP	15[1]	$506,768	[3]	-
	SERP	15[2]	$378,211	[4]	-
Frederick G. Stueber	RAP	15[1]	$816,705	[3]	-
	SERP	37[2]	$3,092,789	[4]	-
David M. LeBlanc	RAP	16[1]	$388,644	[3]	-
	SERP	16[2]	$0	[4]	-
George D. Blankenship	RAP	25[1]	$472,295	[3]	-
	SERP	25[2]	$289,403	[4]	-

[1]

Under the RAP, credited years of service are the same as actual years of service, both of which are calculated from the date of hire with Lincoln. Accordingly, there is no benefit increase for credited years of service under the plan. All of the named executive officers, other than Mr. Stropki, are currently under normal retirement age.

[2]

Under the SERP, credited years of service versus actual years of service are the same for Messrs. Stropki, Petrella, LeBlanc and Blankenship, all of which are calculated from their dates of hire with Lincoln. Credited years of service versus actual years of service vary for Mr. Stueber as follows: (actual: 15) (credited: 37). When he joined Lincoln over 15 years ago, Mr. Stueber was granted additional years of service under the SERP for service with his prior employer. As a result, benefits earned at his prior employer, if any, will serve as an offset against his SERP benefits. There are no prior employer offsets for Mr. Stueber. The aggregate benefit increase under the SERP for enhanced credited years of service for Mr. Stueber is $2,543,954.

[3]

This represents the actuarial present value of accrued benefits in the RAP for the named executive officers at December 31, 2010. However, this is an estimated full value number that is discounted to a current date. In addition, because the RAP does not provide for lump-sum payments, the amounts listed will not be paid in the form expressed here. The above actuarial present values were determined using a 5.27% discount rate, RP-2000 Mortality (projected 10 years using Scale AA), age 60 commencement and no decrements for death or termination prior to age 60.

All of the named executive officers are currently vested in their RAP benefits because they each have at least five years of service with Lincoln.

Name	When Eligible for a Full, Unreduced Benefit under the RAP	Accrued Annual Benefit Payable under the RAP at Age 60 (as of December 31, 2010)
John M. Stropki	November 2010	$104,710
Vincent K. Petrella	2020	65,468
Frederick G. Stueber	2013	73,646
David M. LeBlanc	2024	62,723
George D. Blankenship	2022	66,183

Vested participants who are below normal retirement age (60) may receive an earlier reduced benefit after he or she reaches age 55

[4]

This represents the actuarial present value of accrued benefits in the SERP for the named executive officers at December 31, 2010. However, this is an estimated full value number that is discounted to a current date. The above actuarial present values were determined using a 5.27% discount rate, IRS Notice 2008-85, assumed commencement of SERP benefits at age 60 and no decrements for death or termination prior to age 60.

Name	When Eligible for a Full, Unreduced Benefit under the SERP	Accrued Annual Benefit Payable under the SERP at Age 60 (as of December 31, 2010)
John M. Stropki	November 2010	$500,000
Vincent K. Petrella	2020	47,215
Frederick G. Stueber	2013	269,503
David M. LeBlanc	2024	-
George D. Blankenship	2022	39,189

The SERP benefit for Mr. Stropki is scheduled to be paid in a lump sum after his actual retirement, based on elections required under the U.S. Internal Revenue Code Section 409A.

Benefits may become vested earlier, but this earlier vesting would require approval of the Committee. In addition, benefits paid early would be reduced to account for the early payment.

Mr. LeBlanc’s accrued benefit is $0 per year, due to the fact that the pan offsets currently exceed his SERP benefit.

2010 Nonqualified Deferred Compensation

2005 Deferred Compensation Plan (Top Hat Plan)

Our plan is designed to be a “top-hat” plan that complies with Section 409A of the Internal Revenue Code. Accordingly, the plan was amended and restated as of December 31, 2008 to bring it into compliance with Section 409A of the Internal Revenue Code. Participation is limited to management and highly compensated employees, approved by the Committee, who have elected to make the maximum elective contributions permitted under the terms of our 401(k) plan for the applicable deferral period/year ($16,500 for 2010). Participants may elect to defer portions of their regular salary, annual bonus, and/or cash LTIP award provided that the deferral amount under the plan and the 401(k) plan together cannot exceed 80% of base salary, bonus and/or cash LTIP. Deferrals are credited to participant accounts based on their elections and accounts are credited with earnings based on the investment elections made by the participant. There are currently 23 investment options, 22 of which mirror the third-party managed investment funds available under our 401(k) plan and one, Moody’s Corporate Bond Average Index, that preserves an investment option previously available under our old deferred compensation plan. All of the third-party managed investment options track precisely with the returns reported by the investment managers for the funds to which they are associated. The Moody’s Corporate Bond Average Index is derived from pricing data for approximately 100 corporate bonds in the U.S. market, each with current outstandings of over $100 million.

Non-qualified deferred compensation plan distributions are permitted only in the event of separation from service, disability, death, a change in control of the employer or an unforeseeable emergency. Distributions also can be made at a specified time or under a fixed schedule, as stated in the plan at the time of the deferral. Amounts deferred under the plan are distributed when a participant terminates employment with us or elects to receive an in-service distribution, which is available to assist participants in meeting shorter-term financial needs. In-service distributions are payable in a lump-sum payment on a date that is at least one calendar year after the date of the applicable deferral period/plan year. Distributions following death or retirement may be made by payment in five, ten or fifteen annual installments or by payment of a single lump-sum, except that accounts valued at less than $35,000 are distributed in a single lump-sum payment. The retirement distribution is available for participants starting at age 60 (or age 55 if the participant has 25 years of service). The plan administrator, in its sole discretion, may also allow for financial hardship distributions in certain circumstances. Loans are not permitted under the plan.

The following table provides deferred compensation information for 2010 for the named executive officers.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
John M. Stropki	$300,350[1]	-	$258,248[2]	-	$4,891,593[3]
Vincent K. Petrella	-	-	-	-	-
Frederick G. Stueber	50,000[4]	-	18,409[5]	-	353,138[6]
David M. LeBlanc	-	-	-	-	-
George D. Blankenship	-	-	-	-	-

[1]

Represents contributions made during 2010 from the 2009 MIP (bonus) amount, which bonus was paid in February 2010 and reflected as part of “Non-Equity Incentive Plan Compensation” in last year’s proxy statement.

[2]

Of the amount reported, $39,582 is included as compensation for 2010 in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above and is described in its footnotes.

[3]

The portions of the amount reported that relate to deferral contributions in prior years have all been reported in the Summary Compensation Table in those previous years to the extent Mr. Stropki was a named executive officer for those years.

[4]

The amount reported represents contributions made during 2010 from the 2009 MIP (bonus) amount, which bonus was paid in February 2010 and reflected as part of “Non-Equity Incentive Plan Compensation” in last year’s proxy statement.

[5]

Of the amount reported, $2,826 is included as compensation for 2010 in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above and is described in its footnotes.

[6]

The portions of the amount reported that relate to deferral contributions in prior years have all been reported in the Summary Compensation Table in those previous years to the extent Mr. Stueber was a named executive officer for those years.

TERMINATION AND CHANGE IN CONTROL ARRANGEMENTS

The Termination and Change in Control Table below reflects the estimated additional amounts of compensation each named executive officer would receive in the event of a termination of employment. Termination events include: a voluntary termination by the executive; normal retirement of the executive (defined as termination at age 60 or later); an involuntary, not-for-cause termination by Lincoln; a for-cause termination by Lincoln; a termination upon a change in control; and a termination due to death or disability. In addition, estimated additional compensation amounts are shown in the event of a change in control without termination of employment. The amounts shown assume that each event occurred on December 31, 2010, the last business day of the calendar year.

Termination of Employment

No written agreements exist that provide additional payments to a named executive officer in the event he voluntarily terminates his employment with Lincoln or Lincoln terminates his employment (whether for cause or not). We do not have employment agreements or severance agreements, except for our change in control agreements described below. Pursuant to our standard employment policies, however, upon termination of employment, a named executive officer would be entitled to receive the following:

•	Earned but unpaid base pay, up to the date of termination;

•	Earned and unused vacation, up to the date of termination;

•	Vested amounts held in his account under our 401(k) plan;

•	Amounts held in his account under our Top Hat Plan (based on the executive’s election);

•	Deferred vested benefits under our RAP (pension plan) – payments for which could begin at normal retirement age (60) or as early as age 55 (but at a reduced amount); and

•	Continuing medical and/or dental coverage under COBRA, for which the executive would pay 102% of the applicable premium.

In addition, the named executive officer generally would be entitled to exercise any vested stock options for a period of three months after termination (after which time the options would expire). However, vested options would be cancelled if the executive’s employment were terminated for cause or if the executive engaged in competitive conduct within six months of his termination. Annual bonuses, cash long-term incentives, unvested stock options and restricted stock would be forfeited.

Normal Retirement

In addition to the entitlements described above, upon termination after normal retirement age (age 60), a named executive officer would be entitled to receive the following:

•	A pro-rata portion of the annual bonus (MIP), based on his period of employment during the calendar year, subject to achievement of the applicable personal and financial goals;

•

Pro-rata portions of each cash long-term incentive plan (cash LTIP), based on his periods of employment during each of the open three-year cycles and upon completion of each cycle, subject to achievement of the applicable financial goals;

•

Vesting of any unvested stock options and restricted stock awards for awards made prior to December 1, 2010; for awards made on or after December 1, 2010, the named executive officer would be entitled to pro-rata vesting of any unvested stock options or restricted stock awards;

•	Normal vesting of benefits under the SERP (nonqualified pension plan);

•	Continuing medical and/or dental coverage as a retiree, with 100% of the premium paid by the executive; and

•	Financial planning services for the year of retirement and for one calendar year thereafter.

For awards made prior to December 1, 2010, the named executive officer would be entitled to exercise his stock options for a period of three years after retirement (after which time the options would expire). For awards made on or after December 1, 2010, the named executive officer would be entitled to exercise his vested stock options for the remaining period of the original 10-year term.

Change in Control

During 2009, we entered into new severance agreements with our named executive officers. Two named executive officers, Messrs. Stropki and Stueber, had prior existing change in control agreements, which were superseded by the new agreements. The new agreements modified their benefits as follows: the protection period following a change in control was reduced to two years from three years for Mr. Stueber, the severance benefit was fixed (as opposed to calculated as the greater of one year or the remainder of the severance period of three years), additional age and service credit for the SERP and the remainder of the three-year protection period was eliminated, outplacement services were capped and excise tax gross-ups were eliminated.

Pursuant to these agreements, in the event of a “change in control” and if the named executive officer’s employment with Lincoln is terminated without “cause” (as defined in the severance agreement) or the named executive officer terminates employment with Lincoln for “good reason” (as defined in the severance agreement) during the two-year period following the change in control, Lincoln will make severance payments and provide certain benefits as follows:

•

For the Chief Executive Officer, a lump-sum payment equal to three (3) times the sum of (i) base pay as described in the severance agreement, and (ii) bonus as described in the severance agreement. For the other named executive officers, the lump-sum payment is equal to two (2) times base pay and bonus as described above.

•	Upon a change in control (single trigger), a pro-rata bonus (MIP) payment equal to the greater of the actual or target amount.

•

Upon a change in control (single trigger), a pro-rata portion of cash long-term incentive (Cash LTIP) awards granted prior to the change in control, in amounts equal to the greater of target or actual performance.

•	Continuation of medical insurance and life insurance for a period of three (3) years following the named executive officer’s termination date.

•	Immediate vesting under the SERP. There is no age or service credit under the severance agreements.

•	Outplacement services for a period of two (2) years capped at $100,000 for Mr. Stropki and $50,000 for the other named executive officers.

•

Under the severance agreements, there is no payment, net of taxes, to compensate for the excise tax imposed on these and other payments if they are determined to be excess parachute payments under the U.S. Internal Revenue Code (i.e., excise tax gross-up). Instead, the named executive officers have their severance payments reduced to the 280G (excess parachute payment) safe harbor limit.

Notwithstanding the foregoing, if the underlying transaction that triggered the change in control is abandoned, the Board may nullify the effect of the change in control and reinstate the agreements without prejudice to any action that may have been taken prior to the nullification.

During the period ending on the later of (1) one year following the termination date or (2) the end of the severance period (as described below), if the executive has received or is receiving severance compensation, the executive may not engage in a business enterprise in substantial and direct competition with Lincoln or one of our subsidiaries without our consent, which consent shall not be unreasonably withheld. The severance period commences on the date of the first occurrence of a change in control and ends on the earliest of (a) the third anniversary of the change in control, (b) the executive’s death, or (c) the executive’s sixty-fifth birthday.

In addition to these severance agreements, our outstanding stock option and restricted stock agreements provide for automatic vesting upon a change in control of Lincoln. However, beginning with 2007 awards (made in the fourth quarter of 2006), accelerated vesting for stock option awards and restricted stock grants upon a change in control also require a termination of employment in connection with the change in control. In addition, amounts held in executives’ accounts under our Top Hat Plan will be paid out automatically upon a change in control (regardless of whether employment is terminated).

The following events would constitute a change in control:

•	any individual, entity or group is or becomes the beneficial owner of 30% or more of the combined voting power of the then-outstanding voting stock of Lincoln;

•	a majority of the Board of Directors ceases to be comprised of incumbent directors;

•

certain reorganizations, mergers or consolidations, or the sale or other disposition of all or substantially all of the assets of Lincoln or the acquisition of the stock or assets of another corporation, or other transactions are consummated; or

•	there is a complete liquidation or dissolution of Lincoln.

Death or Disability

In addition to the entitlements described above under the heading of “Termination of Employment,” upon death or termination due to disability, a named executive officer (or his beneficiary) would be entitled to receive the following:

•	A pro-rata portion of the annual bonus (MIP), based on the executive’s period of employment during the calendar year subject to achievement of the applicable personal and financial goals;

•

Pro-rata portions of each cash long-term incentive plan (Cash LTIP), based on the executive’s periods of employment during each of the open three-year cycles and upon completion of each cycle, subject to achievement of the applicable financial goals;

•	Vesting of any unvested stock options and restricted stock awards;

•	Vesting of accrued benefits under the SERP (nonqualified pension plan) if the Committee so provides; and

•	Continuing medical and/or dental coverage as a retiree, with 100% of the premium paid by the executive (or his surviving dependents).

The named executive officer (or his estate) would be entitled to exercise his stock options for a period of three years after termination (after which time the options would expire).

Termination and Change in Control Table

The following table sets forth estimates of the potential incremental payments to each of our named executive officers upon the specified termination events and upon a change in control without termination of employment, assuming that each such event took place on the last business day of 2010. The table does not quantify benefits under plans that are generally available to salaried employees and do not discriminate in favor of named executive officers, including the Retirement Annuity Program, the 401(k) plan, the health care plan and the life insurance plan. For 2010, there are no Management Incentive Plan (MIP) payments in excess of the actual MIP payments as disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. In addition, the table does not include the value of outstanding equity awards that have previously vested, such as stock options, which awards are set forth above in the Outstanding Equity Awards at December 31, 2010 Table and also does not include the SERP value, which is included in the Pension Benefits Table above. For descriptions of the compensation plans and agreements that provide for the payments set forth in the following table, including our change in control agreements, see the “Elements of Executive Compensation” discussion contained in the Compensation Discussion and Analysis section above.

	John M. Stropki	Vincent K. Petrella	Frederick G. Stueber	David M. LeBlanc	George D. Blankenship
Involuntary Termination/Termination Without Cause before Normal Retirement	$0	$0	$0	$0	$0

Normal Retirement (Age 60):	$1,910,634	Not Eligible	Not Eligible	Not Eligible	Not Eligible

Long-Term Incentive Plan (Cash LTIP)	688,000	0	0	0	0
Stock Options – Accelerated Vesting	710,486	0	0	0	0
Restricted Stock – Accelerated Vesting	512,148	0	0	0	0

Termination Following Change in Control:	$12,152,940	$2,764,230	$2,559,459	$2,577,526	$2,332,893

Severance	5,928,168	1,531,237	1,364,973	1,260,000	1,141,124
2010 Management Incentive Plan (MIP)	0	0	0	0	0
Long-Term Incentive Plan (Cash LTIP)	1,238,000	353,334	290,334	207,667	186,333
Stock Options—Accelerated Vesting	816,038	223,134	178,271	172,513	154,573
Restricted Stock—Accelerated Vesting	4,951,774	1,308,011	1,073,692	887,346	800,863
Outplacement Estimate	100,000	50,000	50,000	50,000	50,000
Reduction to Eliminate Excise Tax	(881,040)	(701,486)	(397,811)	0	0

Change in Control (No Termination):	$1,238,000	$353,334	$290,334	$207,667	$186,333

2010 Management Incentive Plan (MIP)	0	0	0	0	0
Long-Term Incentive Plan (Cash LTIP)	1,238,000	353,334	290,334	207,667	186,333

Death or Disability:	$6,455,812	$1,717,812	$1,400,630	$1,180,859	$1,063,436

Long-Term Incentive Plan (Cash LTIP)	688,000	186,667	148,667	121,000	108,000
Stock Options—Accelerated Vesting	816,038	223,134	178,271	172,513	154,573
Restricted Stock—Accelerated Vesting	4,951,774	1,308,011	1,073,692	887,346	800,863

COMPENSATION COMMITTEE REPORT

The Compensation and Executive Development Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with Lincoln’s management and, based on this review and discussion, recommends that it be included in Lincoln’s Annual Report on Form 10-K for the year ended December 31, 2010 and this proxy statement.

By the Compensation and Executive Development Committee:

/s/ Hellene S. Runtagh, Chair
Harold L. Adams
Stephen G. Hanks
G. Russell Lincoln
William E. MacDonald, III

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal 3)

The Board of Directors is providing shareholders with the opportunity to cast an advisory vote on Lincoln’s compensation for its named executive officers at the 2011 Annual Meeting. We are providing this vote due to new requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank), as well as newly adopted SEC rules. This vote is not intended to address specific elements of compensation. Rather, the vote relates to overall compensation of our named executive officers, as described in this proxy statement in accordance with SEC rules and regulations.

Our compensation philosophy is to pay for performance, a philosophy that has been rooted in Lincoln’s history and tradition for over 115 years. Our compensation program consists of elements designed to complement one another and focus on both short-term and long-term performance. The Compensation and Executive Development Committee regularly reviews peer group data and best practices and trends related to executive compensation to ensure that our programs are properly aligned with our business strategy and philosophy, as well as promote shareholder value. The Committee receives advice from independent consultants. In addition to the information provided earlier in the Compensation Discussion and Analysis above, we believe shareholders should consider the following in determining whether to approve this proposal:

Our Culture and Performance

To maintain a performance-driven culture, we:

•	Expect our executives to deliver above-market financial results;

•	Provide systems that tie executive compensation to superior financial performance;

•	Take action when needed to address specific business challenges; and

•	Maintain good governance practices in the design and operation of our executive compensation programs.

We have a long track record of delivering increased value to our shareholders and we have historically delivered above-market performance, across various financial metrics. While 2009 was a challenging year due to the global recession, Lincoln has rebounded in 2010 across most of the financial components we monitor for purposes of executive compensation.

Pay for Performance

We provide systems that tie executive compensation to superior financial performance. Historically, while we have delivered above-market financial performance, our executive compensation has generally been below the competitive market – this means we have delivered far superior financial results than we have paid out in executive compensation. This was not the case in 2009 (the most recently available comparison period), where our levels of executive compensation came more in line with the financial results delivered. However, we believe that this alignment in 2009 continues to support our pay-for-performance philosophy – as our executive compensation was not substantially above the level of financial performance delivered.

We have a balanced pay mix between short and long-term incentives, with a focus on long-term performance.

•

Base Salaries.    Base salaries for our named executive officers, which are set at the 45th percentile of benchmark data (below market), have remained relatively flat since 2008, other than with respect to two modest increases related to promotions. During 2009, base salaries for all top management were reduced by 10% during the economic downturn. Base salary levels were reinstated during 2010. For 2011, base salaries for our named executive officers increased modestly to reflect movement to competitive market levels.

•

Annual Bonus (MIP) Awards are Aligned with our Performance and Contain a Balanced Mix of Metrics.    The total cash compensation for our named executive officers, which includes base pay and an annual bonus (MIP), is targeted at the 65th percentile of benchmark data (slightly above market) but requires achievement of superior financial results (well above market). The MIP is based on a balance of metrics – both financial and personal – with the financial components based on EBITB and AOWC/Sales and with a mix of corporate and business unit performance. For 2009, MIP awards for the named executive officers were below target levels, due to our lower financial performance, while awards for 2010 were above target amounts, reflecting the solid financial performance demonstrated during 2010. For 2011, MIP targets for the named executive officers increased modestly to reflect movement to competitive market levels. There are no guaranteed bonuses.

•

Long-Term Incentives are Aligned with the Interests of our Shareholders.    We believe that incentives should be based on factors that deliver long-term sustainability for Lincoln. Therefore, the named executive officers receive three types of long-term incentives, but we place the greatest emphasis on those that reward share appreciation. The three components are: stock options, restricted stock and a three-year cash LTIP. Total awards are targeted at the 50th percentile of benchmark data (at market).

The named executive officers did not receive cash LTIP payments in 2009 or 2010 because the three-year performance objectives were not met. In addition, they did not achieve accelerated vesting of the restricted stock awards made for those periods (which required achievement of the cash LTIP financial targets) but they did receive accelerated vesting of a 2010 special, one-time award of restricted stock based on 2010 net income that was greater than 10% above budget. 2011 long-term incentive targets for the named executive officers increased modestly to reflect movement to competitive levels.

Good Governance Practices

In addition to our emphasis on above-market financial performance and pay-for-performance, we design our programs to be current with best practices and good corporate governance. We also consider the risks associated with any particular program, design or compensation decision. We believe these assessments result in sustained, long-term shareholder value. Some of the governance practices include:

•

Officers are Subject to Stock Ownership Guidelines.    Our officers, including the named executive officers, are subject to stock ownership guidelines of three times base salary for the CEO and one times base salary for the other named executive officers. During 2011, we intend to increase these guidelines, as Lincoln is committed to ensuring equity ownership by management.

•	Reduced Equity Retirement Benefits. Beginning with 2011 awards, we eliminated full vesting of equity awards upon retirement (vesting was changed to pro-rata).

•

Committee Receives Regular Updates.    We regularly update the Compensation and Executive Development Committee on current best practices, trends and legislative changes and the Committee conducts annual reviews of market competitiveness and the relationship of our compensation to financial performance.

•	Committee Retains Independent Advisors. The Committee retains independent compensation consultants and legal advisors to provide input and recommendations on our executive compensation program.

•

We Adopted a Broad Clawback Policy.    We have a clawback policy that applies to our incentive compensation, beginning with the 2011 awards. Our policy goes beyond the requirements of Dodd-Frank and applies to all of our officers.

•

We Adopted Modified Change in Control Agreements.    We adopted change in control agreements during 2009 that eliminated tax gross-ups, conditioned cash severance on a change in control and termination of employment (double-trigger) and capped payments at three times base and bonus for the CEO (with other named executive officers capped at two times base/bonus).

•

Eliminated Tax Gross-Ups.    We eliminated tax gross-ups with the modifications to the change in control agreements. We do not provide tax gross-ups to our executive officers, other than tax equalizations benefits available to all employees on international assignment.

•	No Multi-Year Guarantees on Compensation. We do not provide for multi-year guarantees for base pay or other compensation.

•

No Dividends on Unvested Restricted Stock.    We do not pay dividends to executives on unvested restricted stock. We sequester dividends on restricted stock until the stock vests (when dividends are paid out in additional common shares).

•

We will not Grant Extra Years Service Credit under the SERP.    We do not provide additional years service credit under our SERP (other than with respect to Mr. Stueber who was awarded this service back in 1995).

•

Performance-Based Equity Awards do not Count for SERP (Pension) Calculation.    We do not include performance-based equity awards or other long-term incentive compensation in the pension calculation for our SERP.

•	No Hedging. Officers are not permitted to use Lincoln stock in hedging activities, such as cashless collars, forward sales, equity swaps and other similar arrangements.

•

Limited Perquisites.    We offer limited perquisites that consist of financial planning services (for which imputed income is charged), an annual physical examination and reimbursement of club dues for two named executive officers (for which imputed income is charged).

As illustrated above, the Committee has and will continue to take action to structure our executive compensation program in a manner that is performance-based, current with best practices and good corporate governance and aimed at sustaining long-term shareholder value. The Board believes that the executive compensation disclosed in the Compensation Discussion & Analysis section, tabular disclosures (including Summary Compensation Table) and other narrative disclosures in this proxy statement aligns with our peer group pay practices and compensation philosophy.

Upon the recommendation of the Board of Directors, and for the reasons stated above, we ask shareholders to consider the following resolution:

RESOLVED, that the compensation awarded to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K as described in the Compensation Discussion and Analysis and the tabular disclosure (together with the accompanying narrative disclosure) in this proxy statement as required by the rules of the Securities and Exchange Commission is hereby approved.

Your Vote Matters to Us

As an advisory vote, this proposal is not binding on us. However, the Compensation and Executive Development Committee of the Board of Directors, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Majority Vote Needed

A favorable vote of a majority of the shares of Lincoln common stock present or represented by proxy and entitled to vote on the matter is necessary for approval of the proposal. Abstentions will have the same effect as a vote “against” the proposal and broker non-votes will not be counted for determining whether the proposal is approved.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

ADVISORY VOTE ON THE FREQUENCY OF AN EXECUTIVE COMPENSATION VOTE

(Proposal 4)

In addition to the advisory approval of compensation to our named executive officers, we are seeking a non-binding determination from our shareholders as to the frequency with which they would like to have an opportunity to provide an advisory approval of the compensation of our named executive officers. As with Proposal 3, this vote is required under Dodd-Frank, as well as newly adopted SEC rules. We are providing shareholders the option of selecting a frequency of one, two or three years, or abstaining.

We Believe the Advisory Vote Should be Held Every Year

We believe that the advisory vote on the compensation of our named executive officers should be held every year so that shareholders may express their views on a regular basis and provide more direct input and feedback on our compensation philosophy and programs. An annual vote will allow us to gain “real-time” feedback (and provide better clarity) as we review, modify and implement our programs.

You have the opportunity to vote for the frequency of the advisory vote on executive compensation that you believe is appropriate – one year, two years or three years – or you may abstain. The proxy card provides for these four choices – note that you are not voting to approve or disapprove our recommendation that the vote be held every year. Accordingly, we ask for your vote on the following resolution:

RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on compensation of Lincoln’s named executive officers as set forth in Lincoln’s proxy statement should be held every one, two or three years, as determined by the plurality of votes cast by the shareholders at the 2011 Annual Meeting of Shareholders.

Your Vote Matters to Us

As an advisory vote, the outcome of the vote on this proposal is not binding on us. However, the Board of Directors values the opinions expressed by shareholders, and will consider the outcome of the vote when determining the frequency of the shareholder advisory vote on executive compensation.

Plurality Vote Needed

The choice among the three options that receives the highest number of votes cast (a plurality) will be deemed to be the shareholders’ preferred frequency with which Lincoln is to hold a shareholder vote to approve the compensation of its named executive officers. Abstentions and broker non-votes will have no effect on the result of this proposal.

YOUR BOARD OF DIRECTORS RECOMMENDS A SELECTION OF “ONE YEAR” ON THE PROPOSAL RECOMMENDING THE FREQUENCY OF SHAREHOLDER VOTES ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

RE-APPROVAL OF PERFORMANCE MEASURES UNDER OUR

2006 EQUITY AND PERFORMANCE INCENTIVE PLAN

(Proposal 5)

General

In 2006, our shareholders approved our 2006 Equity and Performance Incentive Plan to, among other things, approve the material terms for performance-based awards for purposes of Section 162(m) of the U.S. Internal Revenue Code. Under Section 162(m), companies generally may not deduct, for federal income tax purposes, compensation paid to their Chief Executive Officer or the three other highest paid officers (other than the Chief Financial Officer) to the extent that any of these individuals receive compensation in excess of $1 million in any single year. However, if the compensation qualifies as “performance-based,” as defined under Section 162(m), a company may deduct for federal income tax purposes the compensation paid even if such compensation exceeds $1million in a single year. Under Section 162(m), we must seek shareholder approval of our performance measures under the plan every five years to preserve our ability to receive full tax deductibility for certain performance-based awards.

In 2006 and 2008, we made technical amendments to the plan, which are described below. The amendments did not otherwise change the terms of the plan as approved by the shareholders in 2006, including eligibility of participants under the plan, the performance measures under the plan and the specific limits on equity awards under the plan.

We are seeking shareholder approval of the performance measures under our 2006 Equity and Performance Incentive Plan, as amended (EPI Plan), solely to continue to have the flexibility to grant performance-based awards under the plan that would be fully deductible for federal income tax purposes. If the shareholders re-approve the performance measures under our EPI Plan, the Section 162(m) shareholder approval requirements will be met for awards made through the 2016 Annual Meeting of Shareholders (ie, another five years). If the shareholders do not approve the proposal, we generally will be able to make awards under the EPI Plan, but we may be limited in our ability to make certain performance-based awards for purposes of Section 162(m). Therefore, we may increase the costs of running our business. Currently, we are not utilizing the EPI Plan for purposes of granting performance-based awards that utilize the specific performance measures outlined in the plan, but we would like to maintain flexibility to do so in the future.

The material terms of the EPI Plan’s performance measures are described below. The following summary is qualified in its entirety by the full text of the plan, which is attached to this proxy statement as Annex A.

Shares Available

Subject to certain adjustments provided in the EPI Plan, a total of 3,000,000 shares of Lincoln common stock may be issued or transferred. These shares may be of original issuance or treasury shares or a combination of both.

Special Limits

The EPI Plan provides for the following specific limits:

•	The aggregate number of shares actually issued or transferred by Lincoln upon the exercise of incentive stock options may not exceed 2,000,000 shares.

•

The aggregate number of shares issued with respect to restricted shares (and released from substantial risk of forfeiture), restricted stock units, performance shares or performance units may not exceed 1,000,000 shares.

•

No individual participant will be granted stock options or SARs, in the aggregate, for more than 500,000 shares of Lincoln common stock during any calendar year. Discounts are not given on stock options or SARs from the fair market value on the date of grant.

•

No individual participant will be granted restricted shares or restricted stock units that specify Management Objectives or performance shares, in the aggregate, for more than 250,000 shares during any calendar year.

•	In no event will any individual participant in any calendar year receive an award of performance units having an aggregate maximum value as of their respective dates of grant in excess of $1,500,000.

Eligibility

Officers (including officers who are members of the Board), other employees and consultants of Lincoln or any of its subsidiaries are eligible to receive awards under the EPI Plan. Outside the United States, any person who provides services to Lincoln or a subsidiary that are equivalent to those typically provided by an employee is also eligible.

Performance Measures

The EPI Plan requires that the Board establish performance measures (which are referred to as “Management Objectives” in the plan) for purposes of performance shares and performance units. When so determined by the Board, stock options, SARs, restricted shares, restricted stock units or dividend credits may also specify performance measures. Performance measures may be described in terms of either company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, division, department, region or function within Lincoln or a subsidiary in which the participant is employed. Performance measures may also be made relative to the performance of other companies.

Under the EPI Plan, if the Compensation and Executive Development Committee intends to qualify an award as “performance-based” compensation under Section 162(m), it will base performance objectives on achievement of a targeted level of performance with respect to any one or more of the following performance measures:

•

Profits (e.g., operating income, EBIT, EBIT before bonus, EBT, net income, earnings per share, residual or economic earnings — these profitability metrics could be measured before special items and/or subject to GAAP definition);

•	Cash Flow (e.g., EBITDA, operating cash flow, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

•	Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity);

•	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

•	Profit Margins (e.g., profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);

•	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

•

Sales Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits);

•

Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures; or

•	Any of the above criteria as compared to the performance of a published or a special index deemed applicable by the Board, including, but not limited to, the Standard & Poor’s 500 Stock Index.

If the Board determines that a change in the business, operations, corporate structure or capital structure of Lincoln, or the manner in which it conducts its business, or other events or circumstances render the performance measures unsuitable, the Board may in its discretion modify such measures or the minimum level or levels of achievement, in whole or in part, as the Board deems appropriate and equitable, except in the case of a qualified performance-based award to a “covered employee” (ie, the Chief Executive Officer and the other three highest paid officers other than the Chief Financial Officer) where such action would result in the loss of the otherwise available exemption under Section 162(m). In such case, the Board may not make any modification of the performance measures or minimum level or levels of achievement with respect to such “covered employee.”

We are seeking re-approval of the above performance measures under the EPI Plan. As noted above, we generally seek to preserve our ability to claim tax deductions for compensation paid to executives. Although we have not made performance-based awards under the EPI Plan that utilize the above performance measures to date, we would like to maintain the ability to do so in the future and ensure full tax deductibility.

The re-approval of the performance measures under the EPI Plan will not impact our 2007 Management Incentive Compensation Plan (2007 MICP), which was approved by the shareholders at our 2007 Annual Meeting, and covers both our annual bonus (MIP) and long-term Cash LTIP awards. The performance measures under the 2007 MICP will be up for re-approval by the shareholders at next year’s Annual Meeting.

Amendments

The Board may amend the EPI Plan from time to time without further approval by the shareholders. However, if an amendment (1) would materially increase the benefits accruing to participants under the EPI Plan; (2) would materially increase the number of securities which may be issued under the EPI Plan; (3) would materially modify the requirements for participation in the EPI Plan; or (4) must otherwise be approved by the shareholders in order to comply with applicable law or the rules and regulations of The NASDAQ stock market, the amendment will be subject to shareholder approval and will not be effective unless and until such approval is obtained. The Board will not, without further approval of the shareholders, authorize the amendment to any outstanding stock option to reduce the option price or cancel and replace it with an award having a lower option price.

Since its inception, the EPI Plan has been amended twice to incorporate technical amendments that did not alter the material terms of the plan and did not require shareholder approval under applicable laws or regulations. These amendments include ensuring the plan remained in compliance with Section 409A of the U.S. Internal Revenue Code, modifying the “Market Value Per Share” definition to reflect the market value on the date a particular determination is being made (as opposed to the date immediately preceding any such determination date) and modifications to provide for automatic adjustments in the number of shares covered by outstanding awards under the plan without the necessity of Board action in the event of a stock split, stock dividend or other change in the capital structure of Lincoln.

Term of EPI Plan

No grant will be made under the EPI Plan more than ten years after the date on which the EPI Plan was first approved by shareholders (April 28, 2006), but all grants made on or prior to such date will continue in effect afterwards subject to their terms and those of the EPI Plan.

New Plan Benefits

It is not possible to determine specific amounts and types of awards that may be awarded in the future under the EPI Plan because the grants of awards under the plan are discretionary, subject to the limits described above. Information regarding the restricted shares and stock options granted under the EPI Plan to named executive officers in 2010 are set forth in the Summary Compensation Table and the 2010 Grants of Plan-Based Awards Table. In addition, in 2010, (1) 28,116 restricted shares and 83,180 stock options were granted to all of our executive officers as a group, with a total of (2) 41,496 restricted shares and 245,505 stock options granted to all of our employees (including our executive officers) as a group.

Future Awards

Nothing in this proposal precludes Lincoln or the Compensation and Executive Development Committee from making any payment or granting any awards under the EPI Plan or otherwise that do not qualify for tax deductibility under Section 162(m).

Majority Vote Needed

Approval of the performance measures under the EPI Plan requires the affirmative vote of a majority of shares represented in person or by proxy and entitled to vote on this item. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote “against”. Broker non-votes will not be considered entitled to vote on this item, and therefore will not be counted in determining the results. Unless otherwise directed, shares represented by proxy will be voted FOR approval of this Proposal.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RE-APPROVAL OF THE PERFORMANCE MEASURES UNDER OUR 2006 EQUITY AND PERFORMANCE INCENTIVE PLAN

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding outstanding options and shares reserved for issuance under our equity compensation plans as of December 31, 2010:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans:
Approved by security holders	2,151,777	$48.79	1,835,822
Not approved by security holders	–	–	–

Total	2,151,777	48.79	1,835,822

MANAGEMENT OWNERSHIP OF SHARES

The following table sets forth certain information regarding ownership of shares of common stock of Lincoln as of December 31, 2010 by each of the Directors, Director nominees and each of our executive officers named in the Summary Compensation Table above, as well as all Directors, Director nominees and executive officers as a group. Except as otherwise indicated, voting and investment power with respect to shares reported in this table are not shared with others.

BENEFICIAL OWNERSHIP TABLE
Directors and Director Nominees	Number of Shares of Lincoln Common Stock Beneficially Owned [1]	Percent of Class
Harold L. Adams	22,556 [2]	*
David H. Gunning	14,041 [3]	*
Stephen G. Hanks	11,056 [4]	*
Robert J. Knoll	8,056 [5]	*
G. Russell Lincoln	241,433 [6]	*
Kathryn Jo Lincoln	533,611 [7]	1.27%
William E. MacDonald, III	6,276 [8]	*
Christopher L. Mapes	3,147 [9]	*
Hellene S. Runtagh	16,556 [10]	*
George H. Walls, Jr.	16,556 [11]	*

Named Executive Officers
John M. Stropki, Jr.	501,786 [12]	1.18%
Vincent K. Petrella	108,517 [13]	*
Frederick G. Stueber	80,612 [14]	*
David M. LeBlanc	42,664 [15]	*
George D. Blankenship	57,174 [16]	*

All Directors, Director Nominees and Executive Officers as a group (17 persons)	1,741,568 [17]	4.07%

*	Indicates less than 1%

[1]

Reported in compliance with the beneficial ownership rules of the Securities and Exchange Commission, under which a person is deemed to be the beneficial owner of a security, for these purposes, if he or she has or shares voting power or investment power over the security or has the right to acquire the security within 60 days of December 31, 2010.

[2]	Includes 3,506 restricted shares and 15,500 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2010.

[3]	Includes 3,506 restricted shares and 5,500 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2010.

[4]	Includes 3,506 restricted shares and 6,000 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2010.

[5]	Includes 3,506 restricted shares.

[6]

Of the shares reported, Mr. Lincoln held of record 174,903 shares, 3,506 shares of which are restricted shares. An additional 514 shares were held of record by his spouse. The remaining shares were held of record as follows: 6,159 shares by a trust for the benefit of his son, as to which Mr. Lincoln is a trustee; 17,577 shares by the Laura R. Heath Family Trust for which Mr. Lincoln serves as trustee; 30,780 shares by The G.R.

Lincoln Family Foundation for which Mr. Lincoln serves as a trustee; and 11,500 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2010. Mr. Lincoln disclaims beneficial ownership of the shares held by his spouse, the trusts and the Foundation.

[7]

Of the shares reported, 23,333 shares were held of record by a trust established by Ms. Lincoln, under which she has sole investment and voting power and which shares have been pledged in connection with a margin loan, 3,506 shares are restricted shares and 100 shares are held by her son (as to which Ms. Lincoln disclaims beneficial ownership). The remaining shares were held of record as follows: 501,622 shares were held of record by the Lincoln Institute of Land Policy, of which Ms. Lincoln is the Chair, as to which shares Ms. Lincoln disclaims beneficial ownership; and 3,500 shares may be acquired upon the exercise of stock options within 60 days of December 31, 2010.

[8]	Includes 3,506 restricted shares.

[9]	Includes 2,147 restricted shares.

[10]	Includes 3,506 restricted shares and 9,500 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2010.

[11]	Includes 3,506 restricted shares and 6,500 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2010.

[12]

Of the shares reported, Mr. Stropki held of record 119,800 shares, 75,866 shares of which are restricted shares and 108 shares of which were held of record by a trust established by Mr. Stropki and his spouse, over which they share investment and voting power. Mr. Stropki has the right to acquire 381,986 shares upon the exercise of stock options within 60 days of December 31, 2010.

[13]

Of the shares reported, Mr. Petrella held of record 26,191 shares, 3,703 shares of which are held jointly by Mr. Petrella and his spouse and over which they share voting and investment power, and 20,040 shares of which are restricted shares. Mr. Petrella has the right to acquire 82,326 shares upon the exercise of stock options within 60 days of December 31, 2010.

[14]

Of the shares reported, Mr. Stueber held of record 22,470 shares, 16,450 shares of which are restricted shares and 20 shares of which are held by his son (as to which Mr. Stueber disclaims beneficial ownership). Mr. Stueber has the right to acquire 58,142 shares upon the exercise of stock options within 60 days of December 31, 2010.

[15]

Of the shares reported, Mr. LeBlanc held of record 16,358 shares, 13,595 shares of which are restricted shares. Mr. LeBlanc has the right to acquire 26,306 shares upon the exercise of stock options within 60 days of December 31, 2010.

[16]

Of the shares reported, Mr. Blankenship held of record 17,151 shares, 1,070 of which are held jointly by Mr. Blankenship and his spouse and over which they share voting power, and 12,270 shares which are restricted shares. Mr. Blankenship has the right to acquire 40,023 shares upon the exercise of stock options within 60 days of December 31, 2010.

[17]	Includes 699,045 shares which all executive officers and Directors, as a group, have or had the right to acquire upon the exercise of stock options within 60 days of December 31, 2010.

In addition to the above management holdings, as of December 31, 2010, The Lincoln Electric Company Employee Savings Plan (401(k) plan) held 1,096,565 shares of Lincoln common stock, or approximately 2.60% of the shares of Lincoln common stock outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers and beneficial owners of 10% or more of the outstanding shares of common stock of Lincoln to file reports of beneficial ownership and changes in beneficial ownership with respect to the securities of Lincoln with the Securities and Exchange Commission and to furnish copies of those reports to us. Based solely on a review of the Forms 3, 4 and 5 and amendments thereto furnished to us with respect to the fiscal year ended December 31, 2010, we believe that for the year 2010 all filing requirements were met on a timely basis.

OTHER OWNERSHIP OF SHARES

Set forth below is information about the number of shares held by any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to us to be an owner of more than 5% of the shares of our common stock as of December 31, 2010.

Name and Address of Beneficial Owner	No. of Shares and Nature of Beneficial Ownership	Percent of Class
Royce & Associates, LLC	4,145,065	9.81%
745 Fifth Avenue
New York, New York 10151

According to its Schedule 13G, most recently amended on January 14, 2011, Royce & Associates, LLC has sole voting and dispositive power over 4,145,065 shares. In its Schedule 13G/A filing, Royce states that the shares of Lincoln common stock reported in the filing were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2010, none of the Compensation and Executive Development Committee members were employees of Lincoln or any of its subsidiaries, and there were no reportable business relationships between Lincoln and the Compensation and Executive Development Committee members. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation and Executive Development Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

OTHER MATTERS

The Board of Directors knows of no other matters that are likely to be brought before the Annual Meeting, but if any such matters properly come before the Annual Meeting, the persons named in the enclosed Proxy, or their substitutes, will vote the Proxy in accordance with their best judgment.

LINCOLN ELECTRIC HOLDINGS, INC.

Frederick G. Stueber

Senior Vice President,

General Counsel and Secretary

By Order of the Board of Directors

Cleveland, Ohio

March 18, 2011

ANNEX A

LINCOLN ELECTRIC HOLDINGS, INC.

2006 Equity and Performance Incentive Plan

(Restated as of March 3, 2011)

1. Purpose. The purpose of this 2006 Equity and Performance Incentive Plan is to attract and retain officers, other employees and consultants of Lincoln Electric Holdings, Inc. and its Subsidiaries and to provide to such persons incentives and rewards for performance.

2. Definitions. As used in this Plan,

(a) “Appreciation Right” means a right granted pursuant to Section 5 of this Plan, and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.

(b) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(c) “Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 9 of this Plan, such committee (or subcommittee).

(d) “Change of Control” of the Company shall have the meaning determined by the Board from time to time and set forth in the applicable Evidence of Award.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f) “Common Shares” means shares of common stock, without par value, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 10 of this Plan.

(g) “Company” means Lincoln Electric Holdings, Inc., an Ohio corporation, and its successors.

(h) “Covered Employee” means a Participant who is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(i) “Date of Grant” means the date specified by the Board on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, or a grant or sale of Restricted Shares or Restricted Stock Units, will become effective (which date will not be earlier than the date on which the Board takes action with respect thereto).

(j) “Detrimental Activity” shall have the meaning determined by the Board from time to time and set forth in the applicable Evidence of Award.

(k) “Director” means a member of the Board of Directors of the Company.

(l) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Board that sets forth the terms and conditions of Option Rights, Appreciation Rights, Performance Shares or Performance Units granted, or a grant or sale of Restricted Shares or Restricted Stock Units. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and need not be signed by a representative of the Company or a Participant.

(m) “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.

(n) “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

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(o) “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Board, Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units or dividend credits pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. The Management Objectives may be made relative to the performance of other companies. The Management Objectives applicable to any award to a Covered Employee applicable to a Qualified Performance-Based Award shall be based on specified levels of or growth in one or more of the following criteria:

(i) Profits (e.g., operating income, EBIT, EBIT before bonus, EBT, net income, earnings per share, residual or economic earnings — these profitability metrics could be measured before special items and/or subject to GAAP definition);

(ii) Cash Flow (e.g., EBITDA, operating cash flow, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

(iii) Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity);

(iv) Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

(v) Profit Margins (e.g., profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);

(vi) Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

(vii) Sales Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits);

(viii) Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures; and

(ix) Any of the above criteria as compared to the performance of a published or a special index deemed applicable by the Board, including, without limitation, the Standard & Poor’s 500 Stock Index.

If the Board determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Board may in its discretion modify such Management Objectives or the related minimum level of achievement, in whole or in part, as the Board deems appropriate and equitable, except in the case of a Qualified Performance-Based Award to a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Board will not make any modification of the Management Objectives or the minimum level of achievement with respect to such Covered Employee.

(p) “Market Value Per Share” means, as of any particular date, the per share closing price of a Common Share on the NASDAQ Global Market on the day such determination is being made (as reported in The Wall

ANNEX A

Street Journal) or, if there was no closing price reported on such day, on the most recently preceding day on which such a closing price was reported; or if the Common Shares are not listed or admitted to trading on the NASDAQ Global Market on the day as of which the determination is being made, the amount determined by the Board to be the fair market value of a Common Share on such day, unless otherwise determined by the Board.

(q) “Option Price” means the purchase price payable on exercise of an Option Right.

(r) “Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 of this Plan.

(s) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(t) “Participant” means a person who is selected by the Board to receive benefits under this Plan and who is at the time an officer, other employee or consultant of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant. The term “Participant” shall also include any person who provides services to the Company or a Subsidiary that are equivalent to those typically provided by an employee.

(u) “Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

(v) “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(w) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Board.

(x) “Plan” means the Lincoln Electric Holdings, Inc. 2006 Equity and Performance Incentive Plan, as may be amended from time to time.

(y) “Qualified Performance-Based Award” means any award or portion of an award of Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance Shares or Performance Units that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(z) “Restricted Shares” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfer has expired.

(aa) “Restricted Stock Unit” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares or cash at the end of a specified period.

(bb) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(cc) “Spread” means the excess of the Market Value Per Share on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(dd) “Subsidiary” means a corporation, company or other entity (i) at least 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership,

ANNEX A

joint venture or unincorporated association), but at least 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, at least 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

(ee) “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.

3. Shares Subject to this Plan.

(a) Maximum Shares Available Under Plan.

(i) Subject to adjustment as provided in Section 10 of this Plan, the number of Common Shares that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) as Restricted Shares and released from substantial risks of forfeiture thereof, (C) in payment of Restricted Stock Units, (D) in payment of Performance Shares or Performance Units that have been earned, or (E) in payment of dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate 3,000,000 Common Shares, plus any Common Shares relating to awards that expire or are forfeited or are cancelled under this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii) Common Shares covered by an award granted under this Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant. Without limiting the generality of the foregoing, upon payment in cash of the benefit provided by any award granted under this Plan, any Common Shares that were covered by that award will be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein: (A) Common Shares tendered in payment of the Option Price of an Option Right shall not be added to the aggregate plan limit described above; (B) Common Shares withheld by the Company to satisfy the tax withholding obligation shall not be added to the aggregate plan limit described above; (C) Common Shares that are repurchased by the Company with Option Right proceeds shall not be added to the aggregate plan limit described above; and (D) all Common Shares covered by an Appreciation Right, to the extent that it is exercised and settled in Common Shares, whether or not all Common Shares covered by the award are actually issued to the Participant upon exercise of the right, shall be considered issued or transferred pursuant to this Plan.

(b) Life-of-Plan Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment pursuant to Section 10 of this Plan:

(i) The aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed 2,000,000.

(ii) The aggregate number of Common Shares issued or transferred as (or in payment of, as the case may be) Restricted Shares, Restricted Stock Units, Performance Shares or Performance Units shall not exceed 1,000,000.

(c) Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment pursuant to Section 10 of this Plan:

(i) No Participant shall be granted Option Rights or Appreciation Rights, in the aggregate, for more than 500,000 Common Shares during any calendar year.

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(ii) No Participant shall be granted Restricted Shares or Restricted Stock Units that specify Management Objectives or Performance Shares, in the aggregate, for more than 250,000 Common Shares during any calendar year.

(iii) Notwithstanding any other provision of this Plan to the contrary, in no event shall any Participant in any calendar year receive an award of Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $1,500,000.

(d) Exclusion from Certain Restrictions. Notwithstanding anything in this Plan to the contrary, up to 5% of the maximum number of Common Shares provided for in Section 3(a)(i) above may be used for awards granted under Sections 4 through 8 of this Plan that do not comply with the three-year requirements set forth in Sections 6(c) and 7(d) of this Plan and the one-year requirements of Sections 6(e), 7(b) and 8(b) of this Plan.

(e) Exclusion from Certain Limits. If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on Market Value Per Share, such Common Shares will not count against the share limitations in this Section 3.

4. Option Rights. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase Common Shares. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

(a) Each grant will specify the number of shares of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per share, which may not be less than the Market Value Per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) by a combination of such methods of payment, or (iv) by such other methods as may be approved by the Board.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable. A grant of Option Rights may provide for the earlier exercise of such Option Rights in the event of retirement, death or disability of the Participant or a Change of Control.

(g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights. Such grant of Option Rights will specify that, before the exercise or early exercise of such Option Rights, the Board must determine that the Management Objectives have been satisfied.

(h) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not

ANNEX A

intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i) The Board may at the Date of Grant of any Option Rights (other than Incentive Stock Options), provide for the payment of dividend equivalents to the Optionee on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

(j) The exercise of an Option Right will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(k) No Option Right will be exercisable more than 10 years from the Date of Grant.

(l) The Board reserves the discretion at or after the Date of Grant to provide for (i) the payment of a cash bonus at the time of exercise; (ii) the availability of a loan at exercise; and (iii) the right to tender in satisfaction of the Option Price nonforfeitable, unrestricted Common Shares, which are already owned by the Optionee and have a value at the time of exercise that is equal to the Option Price.

(m) The Board may substitute, without receiving Participant permission, Appreciation Rights payable only in Common Shares (or Appreciation Rights payable in cash, Common Shares, or in any combination thereof as elected by the Board) for outstanding Options; provided, however, that the terms of the substituted Appreciation Rights are substantially the same as the terms for the Options and the difference between the Market Value Per Share of the underlying Common Shares and the Base Price of the Appreciation Rights is equivalent to the difference between the Market Value Per Share of the underlying Common Shares and the Option Price of the Options. If, in the opinion of the Company’s auditors, this provision creates adverse accounting consequences for the Company, it shall be considered null and void.

(n) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award shall be subject to this Plan and shall contain such terms and provisions, consistent with this Plan, as the Board may approve.

5. Appreciation Rights.

(a) The Board may also authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Board, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Board, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i) Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(ii) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board at the Date of Grant.

(iii) Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

ANNEX A

(iv) Any grant may specify that such Appreciation Right may be exercised only in the event of, or earlier in the event of, retirement, death or disability of the Participant or a Change of Control.

(v) Any grant may provide for the payment to the Participant of dividend equivalents thereon in cash or Common Shares on a current, deferred or contingent basis.

(vi) Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights. Such grant of Appreciation Rights will specify that, before the exercise or early exercise of such Appreciation Rights, the Board must determine that the Management Objectives have been satisfied.

(vii) Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Board may approve.

(c) Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation.

(d) Regarding Free-Standing Appreciation Rights only:

(i) Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which may not be less than the Market Value Per Share on the Date of Grant;

(ii) Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii) No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6. Restricted Shares. The Board may also authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value Per Share at the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Shares covered by such grant or sale that vests upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period of not less than three years to be determined by the Board at the Date of Grant and may provide for the earlier lapse of such substantial risk of forfeiture as provided in Section 6(e) below or in the event of retirement, death or disability of the Participant or a Change of Control.

(d) Each such grant or sale will provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Board at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

ANNEX A

(e) Any grant of Restricted Shares may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Shares; provided, however, that restrictions relating to Restricted Shares that vest upon the achievement of Management Objectives may not terminate sooner than one year from the Date of Grant. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives. Such grant of Restricted Shares will specify that, before the termination or early termination of the restrictions applicable to such Restricted Shares, the Board must determine that the Management Objectives have been satisfied.

(f) Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional shares of Restricted Shares, which may be subject to the same restrictions as the underlying award.

(g) Each grant or sale of Restricted Shares will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Board may approve. Unless otherwise directed by the Board, all certificates representing shares of Restricted Shares will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Restricted Shares.

7. Restricted Stock Units. The Board may also authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Board may specify.

(b) If a grant of Restricted Stock Units specifies that the Restriction Period will terminate upon the achievement of Management Objectives, such Restriction Period may not terminate sooner than one year from the Date of Grant. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted Stock Units on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives. Such grant of Restricted Stock Units will specify that, before the termination or early termination of the Restriction Period applicable to such Restricted Stock Units, the Board must determine that the Management Objectives have been satisfied.

(c) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value Per Share at the Date of Grant.

(d) If the Restriction Period lapses only by the passage of time, each such grant or sale will be subject to a Restriction Period of not less than three years, as determined by the Board at the Date of Grant, and may provide for the earlier lapse or other modification of such Restriction Period in the event of retirement, death or disability of the Participant or a Change of Control.

(e) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Restricted Stock Units and will have no right to vote them,

ANNEX A

but the Board may at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current, deferred or contingent basis, either in cash or in additional Common Shares.

(f) Each grant or sale will specify the time and manner of payment of Restricted Stock Units that have been earned. Any grant or sale may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(g) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Board may approve.

8. Performance Shares and Performance Units. The Board may also authorize the granting of Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives during the Performance Period. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b) The Performance Period with respect to each Performance Share or Performance Unit will be such period of time (not less than one year), commencing with the Date of Grant as will be determined by the Board at the time of grant which may be subject to earlier lapse or other modification in the event of retirement, death or disability of the Participant or a Change of Control.

(c) Any grant of Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives level a minimum of achievement and will set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives. The grant of Performance Shares or Performance Units will specify that, before the Performance Shares or Performance Units will be earned and paid, the Board must determine that the Management Objectives have been satisfied.

(d) Each grant will specify the time and manner of payment of Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(e) Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Board at the Date of Grant. Any grant of Performance Units may specify that the amount payable or the number of Common Shares issued with respect thereto may not exceed maximums specified by the Board at the Date of Grant.

(f) The Board may at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof on either a current, deferred or contingent basis, either in cash or in additional Common Shares.

(g) Each grant of Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Board may approve.

ANNEX A

9. Administration of this Plan.

(a) This Plan will be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to the Compensation and Executive Development Committee or any other committee of the Board (or a subcommittee thereof), as constituted from time to time. To the extent of any such delegation, references in this Plan to the Board will be deemed to be references to such committee or subcommittee. A majority of the committee (or subcommittee) will constitute a quorum, and the action of the members of the committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the committee (or subcommittee).

(b) The interpretation and construction by the Board of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance Shares or Performance Units and any determination by the Board pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Board will be liable for any such action or determination made in good faith.

(c) To the extent permitted by Ohio law, the Board may, from time to time, delegate to one or more officers of the Company the authority of the Board to grant and determine the terms and conditions of awards granted under this Plan. In no event shall any such delegation of authority be permitted with respect to awards to any executive officer or any person subject to Section 162(m) of the Code.

10. Adjustments. The Board shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock Units, Performance Shares and Performance Units granted hereunder, in the Option Price and Base Price provided in outstanding Appreciation Rights, and in the kind of shares covered thereby, as is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. However, such adjustments shall be made automatically, without the necessity of Board action, on the customary arithmetical basis in the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in shares of the Company. Moreover, in the event of any such transaction or event, the Board, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Board shall also make or provide for such adjustments in the numbers and kind of shares specified in Section 3 of this Plan as is appropriate to reflect any transaction or event described in this Section 10. Any such adjustment to the number specified in Section 3(b)(i) will be made in such a manner as not to cause any option intended to qualify as an Incentive Stock Option to fail so to qualify.

11. Detrimental Activity. Any Evidence of Award may provide that if a Participant, either during employment by the Company or a Subsidiary or within a specified period after termination of such employment, shall engage in any Detrimental Activity (as defined by the Board in the Evidence of Award), and the Board shall so find, forthwith upon notice of such finding, the Participant shall:

(a) Forfeit any award granted under this Plan then held by the Participant;

(b) Return to the Company, in exchange for payment by the Company of any amount actually paid therefor by the Participant, all Common Shares that the Participant has not disposed of that were offered pursuant to this Plan within a specified period prior to the date of the commencement of such Detrimental Activity; and

ANNEX A

(c) With respect to any Common Shares so acquired that the Participant has disposed of, pay to the Company in cash the difference between:

(i) Any amount actually paid therefor by the Participant pursuant to this Plan, and

(ii) The Market Value Per Share of the Common Shares on the date of such acquisition.

To the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts that may be owing from time to time by the Company or a Subsidiary to the Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.

12. Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Board may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

13. Transferability.

(a) Except as provided in Section 13(c) below, no Option Right or Appreciation Right granted under this Plan shall be transferable by the Participant except by will or the laws of descent and distribution. Except as otherwise determined by the Board, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

(b) The Board may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

(c) The Board may determine at the Date of Grant that Option Rights (other than Incentive Stock Options) and Appreciation Rights may be transferable by a Participant, without payment of consideration therefor by the transferee, only to any one or more members of the Participant’s immediate family; provided, however, that (i) no such transfer shall be effective unless reasonable prior notice thereof is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Company or the Board and (ii) any such transferee shall be subject to the same terms and conditions hereunder as the Participant. For the purposes of this Section 13(c), the term “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control

ANNEX A

the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests.

14. Withholding Taxes. To the extent that the Company is required to withhold Federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. Participants shall also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights. In no event shall the Market Value Per Share of the Common Shares to be withheld and/or delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.

15. Compliance with Section 409A of the Code. (a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent.

(b) A termination of employment will not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any award subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code.

(c) Notwithstanding any provisions of this Plan to the contrary, if a Participant is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to policies adopted by the Company) on his date of separation from service and if any portion of an award to be received by the Participant upon his or her separation from service would be considered deferred compensation under Section 409A of the Code, amounts of deferred compensation that would otherwise be payable pursuant to this Plan during the six-month period immediately following the date of separation from service during will instead be paid or made available on the earlier of (i) the first day of the seventh month following the date of the Participant’s separation from service and (ii) the Participant’s death.

(d) Notwithstanding any provision of this Plan to the contrary, if an award granted under the Plan is deemed to be deferred compensation within the meaning of Section 409A of the Code, notwithstanding the definition of Change of Control as defined in the Plan and as set forth in the applicable Evidence of Award, to the extent such award will be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change of Control, such award will be paid, to the extent necessary to comply with the provisions of Section 409A of the Code, to the Participant on the earlier of: (i) subject to Section 15(c), the Participant’s separation from service within the meaning of Section 409A of the Code, (ii) the date the payment otherwise would have been made in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Section 409A of the Code), or (iii) a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, each within the meaning of Section 409A of the Code.

(e) Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

16. Effective Date. This Plan will be effective on April 28, 2006, upon its approval by the shareholders of the Company.

ANNEX A

17.	Amendments.

(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the NASDAQ or, if the Common Shares are not traded on The NASDAQ stock market, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

(b) The Board will not, without the further approval of the shareholders of the Company, authorize the amendment of any outstanding Option Right to reduce the Option Price. Furthermore, no Option Right will be cancelled and replaced with awards having a lower Option Price without further approval of the shareholders of the Company. This Section 17(b) is intended to prohibit the repricing of “underwater” Option Rights and will not be construed to prohibit the adjustments provided for in Section 10 of this Plan.

(c) If permitted by Section 409A of the Code, in case of termination of employment by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 13 of this Plan, the Board may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d) Subject to Section 17(b) hereof, the Board may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, but subject to Section 10 above, no such amendment shall impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

18. Termination. No grant will be made under this Plan more than 10 years after the date on which this Plan is first approved by the shareholders of the Company, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

19. Governing Law. This Plan and all grants and awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

20. Miscellaneous Provisions.

(a) The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

ANNEX A

(c) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Board, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries shall not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder, except that no awards may be granted to an employee while he or she is absent on leave.

(f) No Participant shall have any rights as a stockholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(g) The Board may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h) If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Board, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Board, it shall be stricken and the remainder of this Plan shall remain in full force and effect.

SHAREOWNER SERVICESSM P.O. BOX 64945 ST. PAUL, MN 55164-0945

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 28, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 28, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M30363-P07243	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

LINCOLN ELECTRIC HOLDINGS, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors Recommends a Vote FOR all nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, “ONE YEAR” for Proposal 4 and FOR Proposal 5. All of the proposals have been proposed by Lincoln. The shares represented by your proxy will be voted in accordance with the voting instructions you specify below.

			☐	☐	☐

1.	Election of directors: Class Whose Term Ends in 2014:

Nominees:

	01)	David H. Gunning
	02)	G. Russell Lincoln
	03)	Christopher L. Mapes
	04)	Hellene S. Runtagh

			For	Against	Abstain			1 Year	2 Years	3 Years	Abstain

2.	Ratification of Independent Auditors.		☐	☐	☐	4.	To recommend, on an advisory basis, the frequency of the shareholder vote on the compensation of our named executive officers.	☐	☐	☐	☐
									For	Against	Abstain

3.	To approve, on an advisory basis, the compensation of our named executive officers.		☐	☐	☐	5.	To re-approve the performance measures under our 2006 Equity and Performance Incentive Plan.		☐	☐	☐

Address Change? Mark box, sign, and indicate changes on the back:					☐	6.

In their discretion, the proxies named herein are also authorized to take any action upon any other business that may properly come before the Annual Meeting, or any adjournment(s) or postponement(s) of the Annual Meeting.

I plan to attend the Annual Meeting.			☐	☐		I consent to access future shareholder communications over the Internet as stated in the proxy statement.			☐	☐
			Yes	No					Yes	No

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

If you sign, date and return your proxy but do not give specific voting instructions, your votes will be cast FOR all nominees in Proposal 1, FOR Proposal 2, FOR Proposal 3, “ONE YEAR” for Proposal 4 and FOR Proposal 5.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

LINCOLN ELECTRIC HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Friday, April 29, 2011

11:30 a.m.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

M30364-P07243

LINCOLN ELECTRIC HOLDINGS, INC.	PROXY AND VOTING INSTRUCTION

THIS PROXY AND THESE VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 29, 2011.

The shareholder signing this card appoints John M. Stropki, Jr., Vincent K. Petrella and Frederick G. Stueber, together or separately, as proxies, each with the power to appoint a substitute. They are directed to vote, as indicated on the reverse side of this card, all the Lincoln Electric common shares held by the signing shareholder on the record date, at Lincoln’s Annual Meeting of Shareholders to be held at 11:30 a.m., local time, on April 29, 2011, or at any postponement(s) or adjournment(s) of the meeting, and, in their discretion, on all other business properly brought before the meeting or at any postponement(s) or adjournment(s) of the meeting.

As described more fully in the proxy statement and on the reverse side, this card also provides voting instructions to Fidelity Management Trust Company, as Trustee under The Lincoln Electric Company Employee Savings Plan (“401(k) Plan” or “Plan”). The signing Plan participant directs the Trustee to vote, as indicated on the reverse side of this card, all the Lincoln Electric common shares credited to the account of the signing Plan participant as of the record date, at the Annual Meeting of Shareholders, and in the Trustee’s discretion, on all other business properly brought before the meeting.

NOTE TO PARTICIPANTS IN THE LINCOLN ELECTRIC COMPANY EMPLOYEE SAVINGS PLAN (“401(k) PLAN” or “PLAN”). As a participant in the 401(k) Plan, you have the right to direct Fidelity Management Trust Company, as Trustee for the Plan, to vote the shares allocated to your Plan account. Participant voting directions will remain confidential. Please note that the number of shares reported on this card is an equivalent number of shares based on the units credited to your Plan account. To direct the Trustee by mail to vote the shares allocated to your Plan account, please mark the voting instruction form and sign and date it on the reverse side. A postage-paid envelope for mailing has been included with your materials. To direct the Trustee by telephone or over the Internet to vote the shares allocated to your Plan account, please follow the instructions and use the Company Number given on the reverse side. Each participant who gives the Trustee voting directions acts as a named fiduciary for the 401(k) Plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

If you do not give specific voting directions on the voting instruction form or when you vote by phone or over the Internet, the Trustee will vote the Plan shares as recommended by the Board of Directors. If you do not return the voting instruction form or do not vote by phone or over the Internet, the Trustee shall not vote the Plan shares. Plan shares representing forfeited Account values that have not been reallocated at the time of the proxy solicitation will be voted by the Trustee in proportion to the way other 401(k) Plan participants directed their Plan shares to be voted.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

See reverse for voting instructions.